UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ViacomCBS Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

Message To Our Stockholders

Dear Stockholder:	April 2, 2021

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of ViacomCBS Inc. (“we,” “us,” “our,” “ViacomCBS” or the “Company”), which is scheduled to be held by live webcast at 9:30 a.m., Eastern Daylight Time, on Tuesday, May 25, 2021. Holders of ViacomCBS Class A Common Stock are being asked to vote on the matters listed in the attached Notice of 2021 Annual Meeting of Stockholders.

The Annual Meeting webcast may be attended by company stockholders and others by visiting the following website at the designated time: www.virtualshareholdermeeting.com/VIAC2021. Access to the website will begin at 9:15 a.m., Eastern Daylight Time, on May 25th, and we encourage stockholders and other attendees to access the Annual Meeting website prior to the meeting start time.

To be admitted to the Annual Meeting webcast at the website provided above, holders of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock should enter the 16-digit control number found on their Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card, as applicable. Any others may attend the meeting as a guest by following the instructions provided on the Annual Meeting website.

As always, we encourage holders of Class A Common Stock to submit their proxy and vote their shares prior to the Annual Meeting. Class A stockholders may vote in advance of the meeting by telephone or through the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or in the 2021 Proxy Statement, or by returning a proxy card or voting instruction card if they received a printed copy of the proxy materials. Holders of Class A Common Stock may also vote during the Annual Meeting by following the instructions on the Annual Meeting website once they enter the meeting.

Holders of Class A Common Stock and Class B Common Stock may submit questions in advance of the meeting, from 9:00 a.m., Eastern Daylight Time, on May 17, 2021 until 5:00 p.m., Eastern Daylight Time, on May 21, 2021, by visiting www.proxyvote.com, entering their 16-digit control number and following the instructions. Holders of Class A Common Stock and Class B Common Stock may also submit questions during the meeting and will find instructions for doing so on the Annual Meeting website once they enter the meeting.

National Amusements, Inc., which as of March 26, 2021, beneficially owned shares of our Class A Common Stock representing approximately 77.4% of the voting power of ViacomCBS’s common stock, has advised us that it intends to vote all of its shares of our Class A Common Stock in accordance with the recommendations of the Board of Directors on Items 1, 2, 3 and 4 in the attached Notice. Therefore, the determination of Items 1, 2, 3 and 4 in accordance with the Board’s recommendations is assured.

If you have elected to receive printed copies of our proxy statements, annual reports and other materials relating to the Annual Meeting and want to elect to receive these documents electronically next year instead of by mail, please go to http://enroll.icsdelivery.com/viac and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps to lower our costs and reduce the amount of paper mailed to your home.

We appreciate your interest in and support of ViacomCBS and look forward to your participation at the Annual Meeting.

Sincerely,

Robert M. Bakish

President and Chief Executive Officer

Notice of 2021 Annual Meeting of Stockholders

To ViacomCBS Inc. Stockholders:

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of ViacomCBS Inc. (“we,” “us,” “our,” “ViacomCBS” or the “Company”) will be held by live webcast at the date, time and website noted below. The close of business on March 26, 2021 has been fixed as the record date for determining the holders of shares of ViacomCBS Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Date and time: Tuesday, May 25, 2021 at 9:30 a.m. EDT	Website: www.virtualshareholdermeeting.com/VIAC2021	Record date: March 26, 2021

The principal business of the Annual Meeting will be the consideration of the following matters:

1	The election of 13 directors;

2	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2021;

3	The approval of an amendment and restatement of the Company’s 2009 Long-Term Incentive Plan;

4	A stockholder proposal requesting that our Board of Directors take steps to enable stockholder proxy access, if properly presented at the Annual Meeting; and

5	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours by calling Investor Relations at 1-877-227-0787. In addition, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during the meeting by following the instructions on the Annual Meeting website once they enter the meeting.

By order of the Board of Directors,

Christa A. D’Alimonte

Executive Vice President, General Counsel and Secretary

April 2, 2021

VIACOMCBS INC.

VIACOMCBS INC.

ViacomCBS Inc.

2021 Proxy Statement

Proxy Statement Highlights

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.

2021 ANNUAL MEETING OF STOCKHOLDERS

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of ViacomCBS Inc. (“we,” “us,” “our,” “ViacomCBS” or the “Company”) will be held by live webcast at the date, time and website noted below.

Date and time: Tuesday, May 25, 2021 at 9:30 a.m. EDT	Website: www.virtualshareholdermeeting.com/VIAC2021	Record date: March 26, 2021

HOW TO VOTE

If you are a stockholder of record, you may vote during the Annual Meeting by following the instructions on the Annual Meeting website once you enter the meeting, or by proxy using any of the following methods:

By Internet: at www.proxyvote.com	By mail: If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the proxy card by mail.
By telephone: call toll-free 1-800-690-6903

Votes submitted by Internet or phone must be received by 11:59 p.m., Eastern Daylight Time, on May 24, 2021. Votes submitted by mail must be received prior to the Annual Meeting. Please see “Voting and Solicitation of Proxies” for detailed voting instructions.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Item	Description	Board Vote Recommendation	Page Reference (for more detail)

1	The election of 13 directors	FOR each of the director nominees	23

2	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2021	FOR	33

3	The approval of an amendment and restatement of the Company’s 2009 Long-Term Incentive Plan	FOR	72

4	A stockholder proposal requesting that our Board of Directors take steps to enable stockholder proxy access, if properly presented at the Annual Meeting	AGAINST	79

HOW TO SUBMIT QUESTIONS

Holders of Class A Common Stock and Class B Common Stock may submit questions in advance of the meeting, from 9:00 a.m., Eastern Daylight Time, on May 17, 2021 until 5:00 p.m., Eastern Daylight Time, on May 21, 2021, by visiting www.proxyvote.com, entering their 16-digit control number and following the instructions. Holders of Class A Common Stock and Class B Common Stock may also submit questions during the meeting and will find instructions for doing so on the Annual Meeting website once they enter the meeting.

2021 PROXY STATEMENT 1

PROXY STATEMENT HIGHLIGHTS

BOARD AND GOVERNANCE HIGHLIGHTS

Since the December 4, 2019 merger (the “Merger”) of Viacom Inc. (“Viacom”) with and into CBS Corporation (“CBS”), at which time we changed our name to ViacomCBS Inc., our Board of Directors (the “Board of Directors” or “Board”) has consisted of the 13 directors set forth below.

Our 13 nominees are the current members of our Board of Directors and, as a group, have extensive and diverse leadership and subject matter experience and knowledge that is important to us. Our nominees include 10 independent directors.

Board of Directors: Nominees for Election

Name	Age	Director Since	Career Highlights	Independent Director	Standing Committee Memberships

Shari E. Redstone†	66	1994	Chairperson, Chief Executive Officer and President of National Amusements, Inc. and Co-Founder and Managing Partner of Advancit Capital

Robert M. Bakish	57	2019	President and Chief Executive Officer, ViacomCBS Inc.

Candace K. Beinecke	74	2018	The Senior Partner of Hughes Hubbard & Reed LLP	✓	NG

Barbara M. Byrne	66	2018	Former Vice Chairman, Investment Banking at Barclays PLC	✓	AC*

Brian Goldner	57	2018	Chairman and Chief Executive Officer of Hasbro, Inc.	✓	CC*

Linda M. Griego	73	2007	President and Chief Executive Officer of Griego Enterprises, Inc.	✓	CC

Robert N. Klieger	49	2017	Partner at Hueston Hennigan LLP

Judith A. McHale	74	2019	President and Chief Executive Officer of Cane Investments, LLC	✓	AC; CC

Ronald L. Nelson	68	2019	Former Executive Chairman of the Board and Chief Executive Officer of Avis Budget Group	✓	AC; CC

Charles E. Phillips, Jr.	61	2019	Co-Founder and Managing Partner of Recognize	✓	NG

Susan Schuman	61	2018	Executive Chair and Co-Founder of SYPartners LLC and Vice Chair of kyu Collective	✓	NG

Nicole Seligman	64	2019	Former President of Sony Entertainment, Inc.	✓	NG*

Frederick O. Terrell	66	2018	Senior Advisor, Centerbridge Partners	✓	AC

AC = Audit Committee

CC = Compensation Committee

NG = Nominating and Governance Committee

* = Committee Chair

† = Non-Executive Chair of the Board

2 VIACOMCBS INC.

    PROXY STATEMENT HIGHLIGHTS

Director Nominee Composition

EXECUTIVE COMPENSATION HIGHLIGHTS

Compensation Philosophy and Objectives

We designed our executive compensation programs to motivate and reward business success and to increase shareholder value, based on the following core objectives:

Pay for Performance Ensure plans provide reward levels that reflect variances between actual and desired performance results.	Flexible Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution.

Market Competitive Consider compensation programs of our peers in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to shareholders.

Focused on Shareholder Value

Align executives’ interests with shareholder

interests, with particular emphasis on creating

incentives that reward executives for consistently

increasing the value of ViacomCBS.

2021 PROXY STATEMENT 3

PROXY STATEMENT HIGHLIGHTS

Pay for Performance

We believe that those executives with significant responsibility and a greater ability to influence our results should have a significant portion of their total compensation tied directly to business results, and we have continued to shift our executive compensation packages to further emphasize performance-based compensation that is aligned with our business and operational strategy. Accordingly, a high percentage of our senior executives’ total target compensation, including that of our named executive officers (“NEOs”), is “at risk” – meaning that we do not intend for them to receive targeted pay amounts if performance does not meet expectations.

Consistent with this philosophy, our performance-based compensation programs provide for the opportunity to reward NEOs and other senior executives for contributing to annual financial and operational performance (through annual bonus programs) and stock price appreciation (through long-term equity incentives). The only fixed component of pay is base salary. Annual cash incentive awards and long-term equity incentive awards are subject to company performance and/or stock price performance.

As illustrated below, approximately 90% of Mr. Bakish’s total target compensation as of December 31, 2020 was at risk and thus strongly linked to our results.

4 VIACOMCBS INC.

Voting and Solicitation of Proxies

SOLICITATION OF PROXIES

A proxy is being solicited by our Board of Directors for use at the Annual Meeting. The close of business on March 26, 2021 is the record date for determining the record holders of our Class A Common Stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of our non-voting Class B Common Stock, par value $0.001 per share, are not entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

As of March 26, 2021, we had outstanding 40,707,517 shares of our Class A Common Stock, with each of such shares entitled to one vote, and 605,267,057 shares of our non-voting Class B Common Stock (together with our Class A Common Stock, our “Common Stock”).

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with SEC rules, instead of mailing to stockholders a printed copy of our proxy statement, annual report and accompanying letter to stockholders (the “proxy materials”), we intend to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which advises that the proxy materials are available on the Internet. We intend to commence our distribution of the Notice of Internet Availability on or about April 5, 2021. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review the proxy materials on the Internet.

Stockholders who receive a Notice of Internet Availability by mail who would like to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Stockholders who currently receive printed copies of proxy materials who would like to receive future copies of these documents electronically instead of by mail should follow the instructions for requesting electronic delivery set forth in the “Other Matters” section of this proxy statement.

SUBMISSION OF PROXIES

Each of Robert M. Bakish, our President and Chief Executive Officer, and Christa A. D’Alimonte, our Executive Vice President, General Counsel and Secretary (the “proxy holders”), individually and with the power to appoint his or her substitute, has been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, in accordance with the recommendations of the Board as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

Holders of record of our Class A Common Stock as of March 26, 2021 may submit a proxy in the following ways:

•

By Internet: Holders of record may access www.proxyvote.com and follow the online instructions. The Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 24, 2021. You will need the control number from your Notice of Internet Availability (or, if you received a printed copy of the proxy materials, the proxy card) when you access the website.

•

By Telephone: Holders of record living in the United States or Canada may use any touch-tone telephone to call 1-800-690-6903 and follow the recorded instructions. The telephone proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 24, 2021. You will need the control number from your Notice of Internet Availability (or, if you received a printed copy of the proxy materials, the proxy card) when you call.

•

By Mail: Holders of record who received a printed copy of the proxy materials may complete, sign and date the proxy card and return it in the envelope provided, so that it is received prior to the Annual Meeting.

2021 PROXY STATEMENT 5

VOTING AND SOLICITATION OF PROXIES

“Beneficial holders” (defined below) will receive voting materials, including instructions on how to vote, directly from their broker or other nominee as the holder of record.

Shares Held in our 401(k) Plans. Voting instructions relating to shares of our Class A Common Stock held in our 401(k) plans must be received no later than 11:59 p.m., Eastern Daylight Time, on May 20, 2021, so that the trustees of the plans (who vote the shares on behalf of the respective plan participants) have adequate time to tabulate the voting instructions. Shares held in the 401(k) plans that are not voted or for which the trustees do not receive timely voting instructions will be voted by the trustees in the same proportion as the shares held in the plan that are timely voted.

Voting Other than by Proxy. While we encourage holders of our Class A Common Stock to vote by proxy, holders of our Class A Common Stock (other than shares held in the 401(k) plans) also have the option of voting their shares during the Annual Meeting by following the instructions on the Annual Meeting website once they enter the meeting. Some holders of our Class A Common Stock hold their shares in “street name” through a broker or other nominee and are therefore known as “beneficial holders.” Beneficial holders should follow the voting instructions provided to them by their broker or other nominee in order to vote during the Annual Meeting.

REVOCATION OF PROXIES

A proxy may be revoked before the voting deadline (i) by sending written notice to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543, (ii) by timely submission (including telephonic or Internet submission as described above) of a proxy bearing a later date than the proxy being revoked or (iii) by voting during the Annual Meeting. Revocations made by telephone or through the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 24, 2021. Beneficial holders should follow the voting instructions provided to them by their broker or other nominee in order to revoke their proxy or change their vote.

Shares Held in our 401(k) Plans. Voting instructions relating to shares of our Class A Common Stock held in our 401(k) plans may be revoked prior to 11:59 p.m., Eastern Daylight Time, on May 20, 2021, by timely submission (including telephonic or Internet submission as described above) of revocation or of voting instructions bearing a later date than the voting instructions being revoked to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543.

QUORUM

Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of our Class A Common Stock outstanding on the record date, present in person or represented by proxy at the Annual Meeting, will constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

The principal business of the Annual Meeting will be the consideration of the following matters:

1.	The election of each of the 13 nominated directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm (“independent auditor”) for fiscal year 2021;

3.	The approval of an amendment and restatement of the Company’s 2009 Long-Term Incentive Plan; and

4.	A stockholder proposal requesting that our Board of Directors take steps to enable stockholder proxy access, if properly presented at the Annual Meeting.

The Board recommends a vote FOR matters 1, 2 and 3, and AGAINST matter 4.

The affirmative vote of the holders of a majority of the aggregate voting power of our Class A Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting (“majority vote”) is required to elect each of the 13 nominated directors and to determine Items 2, 3 and 4 above. An abstention with respect to any matter will have the effect of a vote against such matter.

Under the Nasdaq listing standards, a broker or other nominee holding shares of our Class A Common Stock on behalf of a beneficial holder may not be permitted to exercise voting discretion with respect to some matters to be acted upon at stockholders’ meetings. Therefore, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur. Under the Nasdaq

6 VIACOMCBS INC.

    VOTING AND SOLICITATION OF PROXIES

listing standards, brokers or nominees may vote on Item 2, but not on Items 1, 3 and 4, if they do not receive instructions from the beneficial holder of the shares held in street name. A broker non-vote is not entitled to vote on, and will therefore have no effect on the voting results for, Items 1, 3 and 4.

As of March 26, 2021, National Amusements, Inc. (“National Amusements”) beneficially owned, directly and indirectly through a wholly-owned subsidiary, approximately 77.4% of our outstanding Class A Common Stock and approximately 9.7% of our outstanding Class A Common Stock and Class B Common Stock on a combined basis. Shari Redstone, Chairperson, Chief Executive Officer and President of National Amusements, is our non-executive Board Chair. National Amusements has advised us that it intends to vote all of its shares of our Class A Common Stock in accordance with the recommendations of the Board on Items 1, 2, 3 and 4. Such action by National Amusements will be sufficient to constitute a quorum and to determine the outcomes of Items 1, 2, 3 and 4 in accordance with the Board’s recommendations.

HOW TO SUBMIT QUESTIONS

Holders of Class A Common Stock and Class B Common Stock may submit questions in advance of the meeting, from 9:00 a.m., Eastern Daylight Time, on May 17, 2021 until 5:00 p.m., Eastern Daylight Time, on May 21, 2021, by visiting www.proxyvote.com, entering their 16-digit control number and following the instructions. Holders of Class A Common Stock and Class B Common Stock may also submit questions during the meeting and will find instructions for doing so on the Annual Meeting website once they enter the meeting.

COST OF PROXY SOLICITATION AND INSPECTOR OF ELECTION

We will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of the Notice of Internet Availability and the proxy materials. We will furnish copies of the Notice of Internet Availability and, if requested, the proxy materials to banks, brokers, fiduciaries and custodians that hold shares on behalf of beneficial holders so that they may forward the materials to the beneficial holders.

American Election Services, LLC will serve as the independent inspector of election for the Annual Meeting.

MAILING ADDRESS

Our mailing address is 1515 Broadway, New York, NY 10036-5794.

2021 PROXY STATEMENT 7

Corporate Governance

Our corporate governance practices are established and reviewed by our Board of Directors. The Board, with assistance from its Nominating and Governance Committee, regularly assesses our governance practices in light of legal and regulatory requirements, input from our stakeholders and governance best practices. In several areas, our practices go beyond the requirements of the Nasdaq listing standards. For example, despite being a “controlled company” (i.e., a company of which more than 50% of the voting power is held by an individual or another company), we have a majority of independent directors on our Board and have an independent Compensation Committee and an independent Nominating and Governance Committee (along with an independent Audit Committee), which are not required for controlled companies under the Nasdaq listing standards.

Our principal governance documents are as follows:

•	Corporate Governance Guidelines

•	Board Committee Charters:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Global Business Practices Statement

•	Supplemental Code of Ethics for Senior Financial Officers

These documents are available on the “Investors—Corporate Governance & ESG” page of our website at ir.viacomcbs.com, and copies of these documents may be requested by writing to Investor Relations, ViacomCBS Inc., 1515 Broadway, New York, New York 10036. We encourage our stockholders to read these documents, as we believe they illustrate our commitment to good governance practices. Certain key provisions of these documents are summarized below.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines (the “Guidelines”) set forth our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, director qualifications, and the roles of the Board Committees. The Guidelines are periodically reviewed and updated as needed. The Guidelines provide, among other things, that:

•	A majority of the members of the Board must be independent of the Company, as independence is determined under the Nasdaq listing standards and the standards set forth in the Guidelines;

•	Each of our Committees must be comprised entirely of independent directors;

•	Separate executive sessions of the non-management directors and independent directors must be held a minimum number of times each year;

•

The Board, acting on the recommendation of the Nominating and Governance Committee, will determine whether a director candidate’s service on more than three other public company boards of directors is consistent with service on our Board;

•	Director compensation will be established in light of the policies set forth in the Guidelines;

•

Within three years of joining the Board, directors are expected to own shares of our Common Stock having a market value of at least five times the annual cash retainer paid to them, in accordance with the Guidelines;

•	Director tenure and retirement will be considered on a case-by-case basis depending on factors such as the director’s age, experience, qualifications, performance and history of service on the Board;

•	Each of the Board and its Committees will hold an annual self-evaluation to assess its effectiveness; and

•

The Compensation Committee and the Nominating and Governance Committee will together review, at least annually, management succession planning and report to the non-management directors on these reviews.

8 VIACOMCBS INC.

CORPORATE GOVERNANCE

BOARD COMMITTEE CHARTERS

Each standing Board Committee operates under a written charter that has been adopted by the Board. We have three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Committee charters set forth the purpose, objectives and responsibilities of the respective Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are required to be assessed annually, in accordance with the Guidelines, and are updated as needed. More information on the Committees, their respective roles and responsibilities and their charters can be found under “Our Board of Directors — Board Committees.”

GLOBAL BUSINESS PRACTICES STATEMENT

Our Global Business Practices Statement (“BPS”) sets forth our standards for ethical conduct required of all of our directors and employees. The BPS is available on the “Investors—Corporate Governance & ESG” page of our website at ir.viacomcbs.com and on our intranet sites. As part of our compliance and ethics program, we distribute the BPS to our employees and directors and administer an online BPS training program. Directors and full-time employees are required to certify as to their compliance with the BPS and, on an ongoing basis, to disclose any potential conflicts of interest. The BPS addresses, among other things, topics such as:

•	Compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	Conflicts of interest, including the disclosure of potential conflicts to the Company;

•	Confidentiality, insider information and trading, and fair disclosure;

•	Financial accounting and improper payments;

•	Our commitment to providing equal employment opportunities and a discrimination-free and harassment-free workplace environment;

•	Fair dealing and relations with competitors, customers and suppliers;

•	Health, safety and the environment; and

•	Political contributions and payments.

The BPS provides numerous avenues for employees to report violations of the BPS or matters of concern, whether anonymously or with attribution. These avenues include a telephone hotline, a website and direct communication with our compliance officers and lawyers. The BPS also provides that we will protect anyone who makes a good faith report of a violation of the BPS and that retaliation against an employee who makes a good faith report will not be tolerated.

Waivers of the BPS for our executive officers or directors will be disclosed on our website at ir.viacomcbs.com or by Form 8-K filed with the SEC.

SUPPLEMENTAL CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The Supplemental Code of Ethics is applicable to our President and Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. The Supplemental Code of Ethics addresses matters specific to those senior financial positions in the Company, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within the Company. The senior financial officers are also required to comply with the BPS.

Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at ir.viacomcbs.com or by Form 8-K filed with the SEC.

2021 PROXY STATEMENT 9

Our Environmental, Social and Governance (ESG) Strategy

ViacomCBS is committed to responsible and sustainable business practices, which strengthen our ability to innovate and better serve our partners, audiences and shareholders. We are building our ESG strategy and unifying our messages, with the goal of transparently communicating about our most material ESG impacts and initiatives.

We are committed to implementing and tracking progress against goals that will position ViacomCBS as a leader in ESG and sustainability. This commitment informs our work to integrate ESG into the way we do business and better understand our ESG impacts as a company and across our global brands.

HOW WE MANAGE ESG

Our commitment to ESG starts at the top, with our Board of Directors and senior leadership. The Nominating and Governance Committee of the Board has direct oversight of our handling of ESG issues.

We have assembled a team dedicated to driving our ESG strategy forward and overseeing our annual reporting and responses to ESG inquiries and assessments. We have prioritized transparency and disclosure, particularly of our most material impacts.

Our ESG strategy consists of three pillars: On-Screen Content and Social Impact; Workforce and Culture; and Sustainable Production and Operations. Each of these pillars captures important parts of our business and the way we operate. As we develop and publish ESG goals in each area, we will continue to ensure the goals are relevant to our business, audiences and shareholders while being ambitious and proactive.

OUR ESG COMMUNICATIONS

In 2020, we conducted and published the results of our first Company-wide ESG materiality assessment to identify the most important risks and opportunities across our business globally. The results of this ESG materiality assessment informed our ESG strategy, which we also released in 2020 as part of our first annual comprehensive ESG Report. In that report, we provided the public with more detail about our commitment and approach to managing ESG strategically across ViacomCBS. Our materiality assessment and ESG Report are available on our website at www.viacomcbs.com/sustainability.

In 2020, we also updated our Diversity and Inclusion website to show how we are continuing to make diversity, inclusion, equity and belonging cornerstones of our culture and business. As part of our efforts to build a culture of transparency and accountability, we are reporting on gender and ethnic diversity across all levels of our organization. More information is available on our website at www.viacomcbs.com/inclusion.

In 2021, we are continuing to develop ambitious, measurable and time-bound ESG goals that align with the future of our business and the unique power of our Company and its brands. We will also publish an update to our ESG Report, sharing qualitative and quantitative data across our most relevant topic areas, including diversity and inclusion, our culture, and our efforts to elevate the importance of sustainable production across the industry.

10 VIACOMCBS INC.

Our Board of Directors

Our Board is currently comprised of 13 members: Robert M. Bakish, Candace K. Beinecke, Barbara M. Byrne, Brian Goldner, Linda M. Griego, Robert N. Klieger, Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr., Shari E. Redstone, Susan Schuman, Nicole Seligman and Frederick O. Terrell.

MEETINGS OF THE BOARD

During 2020, the Board held 19 meetings. Each incumbent director attended at least 75% of the meetings of the Board and Board Committees on which such director served during 2020.

In addition to Board and Committee meetings, directors are expected to attend the Annual Meeting and all of the directors who stood for election in 2020 attended our 2020 Annual Meeting of Stockholders.

In accordance with the Guidelines and, with respect to the independent director sessions, the Nasdaq listing standards, the non-management directors meet separately without directors who are Company employees, and the independent directors meet separately without directors who are not independent as determined by the Board – in each case, at least two times each year and at such other times as they deem appropriate. The independent Chair of the Nominating and Governance Committee presides at meetings of the independent directors. During 2020, the non-management directors held five executive sessions, and the independent directors held two separate executive sessions.

DIRECTOR INDEPENDENCE

Our Guidelines provide that a majority of our directors must be independent of the Company, as “independence” is defined in the Nasdaq listing standards and in the Guidelines. The Nasdaq listing standards set forth six “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. A ViacomCBS director will not be independent if any of the following relationships exist:

•	The director is, or has been within the last three years, an employee of ViacomCBS;

•	A family member of the director is, or has been within the last three years, an executive officer of ViacomCBS;

•

The director has received, or a family member of the director has received, during any 12-month period within the last three years, more than $120,000 in compensation from ViacomCBS, other than compensation for Board or Committee service, compensation paid to a family member of the director who is an employee (other than an executive officer) of ViacomCBS, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

The director is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on ViacomCBS’s audit at any time during any of the past three years;

•

The director is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of ViacomCBS have served on the compensation committee of such other entity; or

•

The director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which ViacomCBS made, or from which ViacomCBS received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in ViacomCBS’s securities or payments under non-discretionary charitable contribution matching programs.

For this purpose, “family member” means the director’s spouse, parents, children (other than stepchildren who do not reside in the director’s home) and siblings, whether by blood, marriage or adoption, or anyone residing in the director’s home (other than domestic employees).

In addition, the Nasdaq listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no relationship that would impair his or her independence, which we refer to as a “material relationship.”

2021 PROXY STATEMENT 11

OUR BOARD OF DIRECTORS

The Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with the Company. Generally, under these categorical standards, the following relationships are deemed not to be material:

•

The types of relationships identified by the Nasdaq listing standards’ “bright-line” tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but fewer than five years ago);

•

A relationship whereby the director has received, or a family member of the director has received for service as an executive officer, $120,000 or less in direct compensation from us during any 12-month period within the last three years, absent other circumstances; and

•	A relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

(i)

a company that made payments to, or received payments from, us for property or services in an amount that, in each of the last three fiscal years, is less than 2% of such company’s annual consolidated gross revenues;

(ii)	a company which is either indebted to us or a creditor of ours in an amount that is less than 2% of such company’s total consolidated assets; and

(iii)	a tax-exempt organization that received contributions from us in the prior fiscal year in an amount less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

For relationships that exceed the thresholds in (ii) and (iii) described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the Nasdaq listing standards or described in the Guidelines will not, by themselves, cause an otherwise independent director to be considered not independent. However, the Board may determine that a director is not independent for any reason it deems appropriate.

In March 2021, the Nominating and Governance Committee reviewed the independence of our 13 directors, all of whom are nominees standing for election at the Annual Meeting, to determine its recommendation regarding which of them meet the independence standards outlined above. The Board, based on its review and the recommendation of the Nominating and Governance Committee, determined that 10 of the 13 directors are independent. The independent directors are Mses. Beinecke, Byrne, Griego, McHale, Schuman and Seligman and Messrs. Goldner, Nelson, Phillips and Terrell.

During its review, in determining that the directors named above are independent, the Board considered that we have, in the ordinary course of business, during the past three years, sold products and services to, and/or purchased products and services from, companies and other entities, of which certain directors are executive officers or principals, and made contributions to a tax-exempt organization of which a director’s immediate family member is an executive officer; the Board determined that all of these transactions met the threshold for relationships deemed to be immaterial under the Guidelines.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is currently comprised of the following:

•	A non-executive Chair of the Board;

•	Our President and Chief Executive Officer; and

•	11 other directors, 10 of whom are independent.

Our Non-Executive Chair of the Board, Shari E. Redstone, presides at all meetings of the Board. Under the Guidelines, her responsibilities also include, together with the Chief Executive Officer and the independent Chair of the Nominating and Governance Committee, developing and approving agendas for Board meetings. The Board believes that Ms. Redstone’s role appropriately reflects both her breadth of experience in the entertainment industry and her ownership position in and role at National Amusements. A majority of the directors on the Board are independent, and the Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In support of the independent oversight of management, the non-management directors and, separately, the independent directors routinely meet and hold discussions without management present, and the Audit Committee regularly meets separately with members of our senior management.

12 VIACOMCBS INC.

OUR BOARD OF DIRECTORS

BOARD RISK OVERSIGHT

Our Board of Directors has overall responsibility for the oversight of our risk management processes. The Board carries out its oversight responsibility directly and through the delegation to its Committees of responsibilities related to the oversight of certain risks, as follows:

•

The Audit Committee, as part of its internal audit and independent auditor oversight, is responsible for reviewing our risk assessment and risk management practices and discusses risks as they relate to its review of our financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, and the performance of the internal audit function, among other responsibilities set forth in the Committee’s charter. For additional information on Audit Committee functions, see “Board Committees — Audit Committee.”

•

The Compensation Committee monitors risks associated with the design and administration of our compensation programs, including our performance-based compensation programs, to promote an environment that does not encourage unnecessary and excessive risk-taking by our employees. The Committee also reviews risks related to management resources, including management succession planning (in conjunction with the Nominating and Governance Committee), and the depth of our senior management. For additional information on Compensation Committee functions, see “Board Committees — Compensation Committee.”

•

The Nominating and Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to our corporate governance processes and in reviewing related person transactions. The Committee also is responsible for the review of the following risk management processes at the Company: business continuity planning, disaster recovery, crisis management, management succession planning (in conjunction with the Compensation Committee), significant issues impacting our culture and reputation and the Company’s handling of environmental, social and governance issues. For additional information on Nominating and Governance Committee functions, see “Board Committees — Nominating and Governance Committee.”

Each of these Committees reports regularly to the Board on these risk-related matters, among other items within its purview. On a regular basis, the Board engages in discussions (which include both internal and external experts) that assist the Board and management in preparing and implementing strategic initiatives. In addition, the Board and Committees receive regular reports from management that include matters affecting our risk profile, including operations reports from the Chief Executive Officer and from division heads, all of which include strategic and operational risks; reports from the Chief Financial Officer and the Chief Accounting Officer on credit and liquidity risks and on the integrity of internal control over financial reporting; reports from the General Counsel on legal risks and material litigation; reports on internal audit activities from our Chief Audit Executive; and reports on compliance activities from our Chief Compliance Officer. The Audit Committee also receives regular reports from our Chief Technology Officer and our Chief Information Security Officer on our information security program and the management of cybersecurity risk; from our Chief Audit Executive on our internal audit plan for the upcoming fiscal year, the scope of which is to determine the adequacy and function of our risk management, control and governance processes; and from our General Counsel on our insurance program. Outside of formal meetings, Board members have regular access to executives, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel and the Chief People Officer. The Committee and management reports and real-time management access collectively provide the Board with integrated insight on our management of risks.

INFORMATION SECURITY AND CYBERSECURITY

The Audit Committee has oversight of our processes and policies with respect to information security and cybersecurity and, as described above, receives regular reports from the Chief Technology Officer and Chief Information Security Officer. We also maintain a Cyber Liability insurance program. Additional information about our information security program and the management of cybersecurity risk is available in our ESG Report on our website at www.viacomcbs.com/sustainability.

2021 PROXY STATEMENT 13

OUR BOARD OF DIRECTORS

BOARD COMMITTEES

The following chart sets forth the membership of each standing Board Committee as of the date of this proxy statement. The Board reviews and determines the membership of the Committees at least annually.

Committee	Members

Audit Committee	Barbara M. Byrne, Chair Judith A. McHale Ronald L. Nelson Frederick O. Terrell

Compensation Committee	Brian Goldner, Chair Linda M. Griego Judith A. McHale Ronald L. Nelson

Nominating and Governance Committee	Nicole Seligman, Chair Candace K. Beinecke Charles E. Phillips, Jr. Susan Schuman

During 2020, the Audit Committee held nine meetings, the Compensation Committee held seven meetings and the Nominating and Governance Committee held seven meetings. Information about these Committees, including their respective roles and responsibilities and charters, is set forth below.

Audit Committee

The Audit Committee Charter provides that the Audit Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee must have at least one “audit committee financial expert” and one member who is “financially sophisticated” (each as described below), and all Committee members must be able to read and understand fundamental financial statements. The Committee holds at least five regular meetings each year, and it regularly meets separately at these meetings with the independent auditor, our Chief Financial Officer, our Chief Accounting Officer, our General Counsel, our Chief Compliance Officer and our Chief Audit Executive. The Committee is responsible for the following, among other things:

•

The appointment, retention, termination, compensation and oversight of our independent auditor, including reviewing with the independent auditor and management the scope of the audit plan and audit fees;

•	Reviewing our financial statements and related disclosures, including with respect to internal control over financial reporting;

•	Oversight of our internal audit function; and

•	Oversight of our compliance with legal and regulatory requirements.

For additional information on the Committee’s role and its oversight of the independent auditor during 2020, see “Report of the Audit Committee.”

Audit Committee Financial Experts. The Board has determined that all of the members of the Audit Committee are “financially sophisticated” under Nasdaq listing standards. In addition, the Board has determined that each member of the Audit Committee, including Ms. Byrne, the Chair of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

14 VIACOMCBS INC.

OUR BOARD OF DIRECTORS

Compensation Committee

The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors and also “non-employee directors” pursuant to rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Committee holds at least four regular meetings each year and is responsible for the following, among other things:

•	Adopting and periodically reviewing our compensation philosophy, strategy and principles regarding the design and administration of our compensation programs;

•

Reviewing and approving the total compensation packages and the material terms of any new employment, consulting, supplemental retirement and severance arrangements for our executive officers and other senior executives identified by the Committee after consultation with members of management (collectively, the “senior executives”);

•	Overseeing the administration of our incentive compensation plans and equity-based compensation plans;

•	Reviewing key management succession planning (in conjunction with the Nominating and Governance Committee) as contemplated by the Guidelines; and

•	Overseeing periodic risk assessments of our compensation programs.

Consideration and Determination of Executive Compensation. The Compensation Committee reviews all components of the senior executives’ compensation, including base salary, annual and long-term incentives and other compensatory arrangements. In approving compensation for the senior executives, the Committee considers the input and recommendations of the Chief Executive Officer, the Chief People Officer and any other executive officers to whom those senior executives report. As described below, the Compensation Committee also considers the input from its independent compensation consultant in making decisions on compensation matters.

The Committee reviews and approves goals and objectives relevant to the compensation of the President and Chief Executive Officer and, together with the Nominating and Governance Committee, annually evaluates his performance in light of those goals and objectives, after considering the input of the non-management directors. The results of this evaluation are then reported to the non-management directors. The Compensation Committee sets the compensation of our President and Chief Executive Officer, taking this evaluation into account, and reports to the Board on this process.

Our processes and procedures for the consideration of executive compensation and the role of our executive officers in determining or recommending the amount or form of executive compensation are more fully described in the “Compensation Discussion and Analysis” section.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Committee as it deems appropriate and in accordance with applicable laws and regulations. Also, as authorized, the Committee has delegated to the President and Chief Executive Officer limited authority to grant long-term incentive awards under our long-term incentive plan to executives who are not “specified employees” (as defined in the Committee’s charter), in connection with their hiring, promotion or contract renewal and to modify certain terms of outstanding equity grants in some post-termination scenarios, as discussed in the “Compensation Discussion and Analysis” section. Any use of this delegated authority is reported to the Committee at its next regularly-scheduled meeting.

The Committee is empowered to retain compensation consultants having special competence to assist the Committee in evaluating executive officer and employee compensation. The Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants’ fees and other retention terms. The Committee currently retains independent compensation consulting firm ClearBridge Compensation Group LLC (“ClearBridge”) to advise the Committee in its review of senior executive compensation. The Compensation Committee has a policy providing that the independent compensation consulting firm will not be considered as a provider of any other services to us and ClearBridge does not perform any such services. In furtherance of the Committee’s review of senior executive compensation, the independent consultant examines the compensation practices at companies with which we compete for senior executive talent, including those companies engaged in similar business activities and other publicly traded U.S. companies, and provides other analysis, as more fully described in the “Compensation Discussion and Analysis” section. In March 2021, the Compensation Committee assessed the independence of ClearBridge and determined that the firm’s work for the Committee did not raise any conflicts of interest.

2021 PROXY STATEMENT 15

OUR BOARD OF DIRECTORS

Nominating and Governance Committee

The Nominating and Governance Committee’s Charter provides that the Nominating and Governance Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee holds at least three regular meetings each year and is responsible for the following, among other things:

•	Identifying and recommending to the Board nominees for election to the Board and reviewing the composition of the Board as part of this process;

•	Overseeing all aspects of our corporate governance initiatives, including regular assessments of our principal governance documents;

•	Establishing criteria and processes for the annual self-evaluations of the Board and its Committees;

•	Making recommendations to the Board on director compensation matters;

•	Monitoring developments in the law and practice of corporate governance;

•	Developing and recommending items for Board meeting agendas;

•	Reviewing key management succession planning (in conjunction with the Compensation Committee) as contemplated by the Guidelines;

•	Reviewing transactions between us and related persons;

•	Overseeing and monitoring significant issues impacting our culture and reputation, as well as our handling of environmental, social and governance issues; and

•	Reviewing the following risk management processes and policies at the Company: business continuity planning, disaster recovery and crisis management.

Consideration and Determination of Director Compensation. The Committee annually reviews and recommends for the Board’s consideration the form and amount of compensation for “Outside Directors,” who are directors who are not employees of us or any of our subsidiaries. Only Outside Directors are eligible to receive compensation for serving on the Board, as more fully described in “Director Compensation.”

In accordance with the Guidelines and its Charter, the Committee is guided by three principles in its review of Outside Director compensation: Outside Directors should be fairly compensated for the services they provide to us, taking into account, among other things, the size and complexity of our business and compensation paid to directors of comparable companies; Outside Directors’ interests should be aligned with the interests of stockholders; and Outside Directors’ compensation should be easy for stockholders to understand. Final director compensation determinations are made by the Board.

2021 Director Nomination Process. In connection with the 2021 director nomination process, the Nominating and Governance Committee reviewed the current composition of the Board in light of the considerations set forth in its Charter and our Guidelines and the terms of the Governance Agreement (described below) related to Board composition. In addition, the Committee considered input received from other directors on Board member qualifications, Board composition and any special circumstances that the Committee deemed to be important in its determination. After taking these considerations into account, the Committee determined to recommend to the Board that each of our current directors, as set forth in “Item 1 — Election of Directors,” be nominated to stand for election at the 2021 Annual Meeting.

Board Diversity. The Committee considers diversity as part of its review of the composition of the Board. The Committee considers diversity to be a broadly defined concept that takes into account professional experience, gender and ethnicity, among other characteristics. Multiple industries and areas of expertise are represented on the Board, including entertainment and media, banking, legal, technology, information security and management consulting. Additionally, distinguished contributors to governmental and not-for-profit organizations also serve on the Board. Multiple professions are represented among the directors, including current and past experience as principal executive officers, principal financial officers, attorneys, high-ranking government officials, entrepreneurs and television and film executives. The Committee assesses the effectiveness of its consideration of diversity as part of its annual nomination process when it reviews the composition of the Board as a whole.

16 VIACOMCBS INC.

OUR BOARD OF DIRECTORS

Governance Agreement. On August 13, 2019, concurrently with the execution of the merger agreement between CBS and Viacom (the “Merger Agreement”), CBS, Viacom, National Amusements and NAI Entertainment Holdings LLC (together with National Amusements, the “NAI Parties”) and certain other persons affiliated or associated with National Amusements entered into a governance agreement (the “Governance Agreement”), which became effective at the effective time of the Merger. The Governance Agreement governs, among other things, the composition of our Board until December 4, 2021.

Unless the Board determines otherwise in accordance with the Governance Agreement, the current directors will constitute the only members of the Board until December 4, 2021 and in the event of any vacancy on the Board prior to that date due to a director’s removal, death, retirement or resignation, (i) if such vacancy results from the departure of Ms. Redstone or Mr. Klieger, such vacancy will be filled by an individual designated by the NAI Parties, (ii) if such vacancy results from the departure of Mr. Bakish, such vacancy will be filled by the new Chief Executive Officer of the Company and (iii) any other vacancy will be filled by an independent director in accordance with the Merger Agreement.

The Governance Agreement also provides, among other things, that the NAI Parties will not take actions that would result in the Board being comprised of less than a majority of independent directors, either of the Compensation Committee or Nominating and Governance Committee not being comprised entirely of independent directors or the Company availing itself of any “controlled company” exemption under the Nasdaq listing standards.

Stockholder Recommendations for Director. The Committee will consider candidates for director recommended by our stockholders. All recommendations by stockholders for potential director candidates, which shall include written materials with respect to the potential candidate, should be sent to Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, ViacomCBS Inc., 1515 Broadway, New York, NY 10036-5794. Our Guidelines and Nominating and Governance Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Our directors should also possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of our stockholders. Director candidates recommended by stockholders who meet the director qualifications, which are described more fully in our Guidelines and Nominating and Governance Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. Director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

STOCKHOLDER OUTREACH

Our management, including through its investor relations program, conducts stockholder outreach throughout the year to inform our management and Board about the issues that matter most to stockholders. The stockholder outreach efforts include in person and virtual meetings between management and individual and group investors and management presentations at investor and industry conferences, including question-and-answer sessions, on a regular basis. The investor relations group also responds to retail investor email and telephone inquiries, providing access to our representatives and a forum for providing feedback. Our investor relations team, certain NEOs and/or other members of management and operating executives meet with our largest investors throughout the year, and management reports to the Board regularly on stockholder engagement efforts.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other parties interested in contacting our non-management directors may send an email to nonmanagementdirectors@viacomcbs.com or write to ViacomCBS Inc., 1515 Broadway, New York, NY 10036-5794, Attention: Non-Management Directors – 52nd Floor. The non-management directors’ contact information is also available on the “Investors—Shareholder Services, Alerts & FAQs” page of our website at ir.viacomcbs.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

2021 PROXY STATEMENT 17

OUR BOARD OF DIRECTORS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee during fiscal year 2020 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2020, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of our Board and/or Compensation Committee.

18 VIACOMCBS INC.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth as of March 1, 2021 information concerning the beneficial ownership of our Class A and Class B Common Stock by (i) each current director and director nominee, (ii) each NEO and (iii) our current directors and executive officers as a group. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A Common Stock. As of March 1, 2021, there were 51,969,317 shares of our Class A Common Stock outstanding and 569,672,181 shares of our Class B Common Stock outstanding. Information set forth below for Ms. Spade is as of August 9, 2020, the last day she served as our Executive Vice President, Chief Financial Officer.

	Beneficial Ownership of Equity Securities

Name	Title of Security	Number of Shares		Percent of Class

Robert M. Bakish	Class A Common	0		0

	Class B Common	1,323,626	(1)(2)(3)(4)	*

Candace K. Beinecke	Class A Common	6,169	(5)	*

	Class B Common	17,865	(5)	*

Barbara M. Byrne	Class A Common	0		0

	Class B Common	20,903	(4)	*

Naveen Chopra	Class A Common	0		0

	Class B Common	0		0

Christa A. D’Alimonte	Class A Common	0		0

	Class B Common	101,958	(1)	*

Brian Goldner	Class A Common	6,490	(5)	*

	Class B Common	18,226	(5)	*

Linda M. Griego	Class A Common	0		0

	Class B Common	39,230	(5)	*

Robert N. Klieger	Class A Common	4,613	(5)	*

	Class B Common	20,253	(5)	*

Doretha (DeDe) Lea	Class A Common	0		0

	Class B Common	117,783	(1)(2)(3)	*

Judith A. McHale	Class A Common	2,710	(5)	*

	Class B Common	22,438	(5)	*

Ronald L. Nelson	Class A Common	0		0

	Class B Common	28,281	(5)	*

Charles E. Phillips, Jr.	Class A Common	0		0

	Class B Common	75,827	(1)(5)	*

Nancy Phillips	Class A Common	0		0

	Class B Common	9,627		*

Shari E. Redstone	Class A Common	25,960	(5)(6)	*

	Class B Common	308,690	(5)(6)	*

Susan Schuman	Class A Common	0		0

	Class B Common	11,166	(5)	*

Nicole Seligman	Class A Common	0		0

	Class B Common	20,663	(4)(5)	*

Christina Spade	Class A Common	0		0

	Class B Common	11,557	(2)(3)	*

2021 PROXY STATEMENT 19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	Beneficial Ownership of Equity Securities

Name	Title of Security	Number of Shares		Percent of Class

Frederick O. Terrell	Class A Common	5,232	(5)	*

	Class B Common	21,047	(5)	*

Current directors and executive officers as a group (20 persons)	Class A Common	51,174	(5)	*
	Class B Common	2,266,948	(1)(2)(3)(4)(5)	*

National Amusements(7) 846 University Avenue Norwood, MA 02062	Class A Common Class B Common	41,500,088 21,365,426		79.9 3.8	% %

Mario J. Gabelli et al.(8)	Class A Common	4,103,896		7.9%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435
*	Represents less than 1% of the outstanding shares of the class.

(1)

Includes the following shares of Class B Common Stock that the indicated person had the right to acquire on or within 60 days from March 1, 2021, through the exercise of stock options: Bakish, 981,115; D’Alimonte, 74,619; Lea, 90,730; C. Phillips, 1,964; and our current directors and executive officers as a group, 1,223,321.

(2)

Includes the following shares held through our 401(k) plans as of February 28, 2021 (as of July 31, 2020 for Ms. Spade): Bakish, 2,822; Lea, 747; Spade, 631; and our current directors and executive officers as a group, 4,096.

(3)

Includes the following Class B Common Stock phantom units credited pursuant to, as applicable, our supplemental 401(k) plans or bonus deferral plans as of February 28, 2021 (as of July 31, 2020 for Ms. Spade): Bakish, 39,653; Lea, 725; Spade, 185; and our current directors and executive officers as a group, 40,539. Pursuant to the governing plans, the phantom common stock units are payable in cash following termination of service as an employee.

(4)

Includes the following number of shares of Class B Common Stock (a) owned by family members: Bakish, 143; and our current directors and executive officers as a group, 143; and (b) held in family trusts, as to which the indicated person has sole voting and investment power: Byrne, 1,384; Seligman, 798; and our current directors and executive officers as a group, 2,182.

(5)

Includes (a) the following Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Director Deferred Compensation Plans (as defined below): Beinecke, 6,169 Class A and 6,699 Class B; Goldner, 6,490 Class A and 7,060 Class B; Klieger, 4,613 Class A and 4,978 Class B; McHale, 2,710 Class A and 3,139 Class B; Redstone, 25,960 Class A and 27,277 Class B; Terrell, 5,232 Class A and 5,752 Class B; and our current directors and executive officers as a group, 51,174 Class A and 54,905 Class B; and (b) the following shares of Class B Common Stock underlying vested Restricted Stock Units (“RSUs”) for which settlement has been deferred, and which, in the case of Nelson, C. Phillips, Redstone and Seligman, includes vested RSUs assumed in the Merger: Beinecke, 11,166; Goldner, 11,166; Griego, 33,417; Klieger, 15,275; McHale, 6,273; Nelson, 2,811; C. Phillips, 55,395; Redstone, 140,617; Schuman, 11,166; Seligman, 16,365; Terrell, 10,295; and our current directors and executive officers as a group, 313,946. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of Class B Common Stock following termination of service as a director.

(6)

Ms. Redstone is a stockholder of National Amusements and has a minority indirect beneficial interest in the Company’s Class A Common Stock and Class B Common Stock owned by National Amusements (and a wholly-owned subsidiary).

(7)

These shares are owned by National Amusements and a wholly-owned subsidiary. Until the death of Mr. Sumner M. Redstone on August 11, 2020, National Amusements was controlled by Mr. Redstone through the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), which owned 80% of the voting interest of National Amusements, with such voting interest voted solely by Mr. Redstone. Upon Mr. Redstone’s death and in accordance with the terms of the trust agreement governing the SMR Trust and the Continuing Trusts (as defined below), the SMR Trust was succeeded by two continuing trusts (the “Continuing Trusts”), each of which holds 40% of the voting stock of National Amusements. Under the terms of the trust agreement governing the SMR Trust and the Continuing Trusts, the Continuing Trusts are required to share the same seven voting trustees, who have equal voting power, and each trustee is required to cause each Continuing Trust to vote the NAI shares held by that Continuing Trust in the same manner as the National Amusements shares held by the other Continuing Trust. Ms. Redstone is one of the seven voting trustees for each Continuing Trust and is one of two voting trustees who are beneficiaries of one of the Continuing Trusts. No member of our management, or other member of the ViacomCBS Board, is a trustee of either of the Continuing Trusts.

Based on information received from National Amusements, National Amusements has pledged to its lenders a portion of shares of our Class A Common Stock and Class B Common Stock owned directly or indirectly by National Amusements. As of March 1, 2021, the aggregate number of shares pledged by National Amusements to its lenders represented approximately 4.0% of the total outstanding shares of our Class A Common Stock and Class B Common Stock on a combined basis. In addition, as of March 1, 2021, the amount of our Class A Common Stock that National Amusements directly or indirectly owned and that was not pledged by National Amusements to its lenders represented approximately 64.4% of the total outstanding shares of our Class A Common Stock.

20 VIACOMCBS INC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(8)

The information concerning Mario J. Gabelli et al. is based upon a Schedule 13D/A filed with the SEC on January 28, 2021. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer is a reporting person on the Schedule 13D/A: Gabelli Funds, LLC (“Gabelli Funds”); GAMCO Asset Management, Inc. (“GAMCO”); Gabelli & Company Investment Advisers, Inc. (“GCIA”); Gabelli Foundation, Inc. (the “Foundation”); MJG Associates, Inc. (“MJG”); GGCP, Inc. (“GGCP”); GAMCO Investors, Inc. (“GBL”); and Associated Capital Group, Inc. (“AC”). As reported in the Schedule 13D/A, as of January 28, 2021: Gabelli Funds beneficially owned 2,215,350 of the reported shares; GAMCO beneficially owned 1,807,483 of the reported shares; GCIA beneficially owned 10,392 of the reported shares; the Foundation beneficially owned 22,000 of the reported shares; MJG beneficially owned 10,000 of the reported shares; GGCP beneficially owned 20,436 of the reported shares; GBL beneficially owned none of the reported shares; and AC beneficially owned 3,035 of the reported shares. Mr. Gabelli is deemed to beneficially own 15,200 shares as well as the shares owned beneficially by each of the foregoing reporting persons. AC, GBL and GGCP are deemed to beneficially own the shares owned beneficially by each of the foregoing reporting persons other than Mr. Gabelli and the Foundation. Each of the reporting persons discloses that it has sole voting and investment power with respect to the shares it beneficially owns, except that: (a) GAMCO does not have voting power over 102,612 of the reported shares; (b) Gabelli Funds has sole voting and investment power with respect to the shares of each fund for which Gabelli Funds provides advisory services (the “Funds”) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund will vote that Fund’s shares; (c) in other special circumstances, the proxy voting committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund; and (d) the power of Mr. Gabelli, AC, GBL and GGCP to vote and invest the shares is indirect with respect to shares beneficially owned directly by the other reporting persons.

2021 PROXY STATEMENT 21

Related Person Transactions

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has a written policy whereby the Nominating and Governance Committee reviews and approves, ratifies or takes other actions it deems appropriate with respect to related person transactions, as defined under the rules of the SEC. Under the policy, the Committee shall approve only related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. In its review, the Committee considers the importance of the transaction to the Company and the related person; the related person’s relationship with the Company and interest in the transaction; the terms of the transaction, including the dollar amount involved; the impact on a director’s independence if the transaction involves a director; the availability of other sources of comparable products or services; whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and any other information the Committee deems appropriate.

Any member of the Committee who is a related person with respect to a transaction under review may not participate in the review or vote respecting the transaction; however, that person may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Under the policy, management is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company. The determination will be made after a review of information obtained from the related person and information available from our records. Our legal and controller’s groups are responsible for establishing and maintaining policies and procedures to ensure implementation of the policy across the Company.

TRANSACTIONS WITH NATIONAL AMUSEMENTS

National Amusements licenses films in the ordinary course of business for its motion picture theaters from all major studios, including Paramount. Payments made to us in connection with these licenses for fiscal year 2020 amounted to approximately $2.7 million and are continuing in fiscal year 2021 as a result of this ongoing relationship. National Amusements also licenses films from a number of unaffiliated companies, and Paramount expects to continue to license films to National Amusements on similar terms in the future. In addition, National Amusements and Paramount have co-op advertising arrangements, which are continuing in fiscal year 2021, and occasionally engage in other ordinary course transactions (e.g., movie ticket purchases and various promotional activities) from time to time. In connection with these arrangements and transactions, Paramount paid National Amusements a total of approximately $48,490 in fiscal year 2020. We believe that the terms of these transactions between National Amusements and Paramount were no more or less favorable to Paramount than transactions between unaffiliated companies and National Amusements.

OTHER TRANSACTIONS

In November 1995, we entered into an agreement with Gabelli Asset Management Company (“GAMCO”) pursuant to which GAMCO manages certain assets for qualified U.S. pension plans sponsored by us. For 2020, we paid GAMCO approximately $183,920 for such investment management services. We believe that the terms of the agreement with GAMCO are no more or less favorable to us than we could have obtained from unrelated parties. Entities that are affiliated with GAMCO collectively own 4,103,896 shares of our Class A Common Stock, according to a Schedule 13D/A filed with the SEC on January 28, 2021 by such entities (the latest filing available), which shares, as of March 26, 2021, represented approximately 10.1% of the outstanding shares of the class.

Matthew Jafar, the brother-in-law of Julia Phelps, our Executive Vice President, Chief Communications and Corporate Marketing Officer, is employed by us as Director of Global Consumer Insights. Mr. Jafar served in his position prior to Ms. Phelps’ appointment to her current role, and Ms. Phelps was not involved in Mr. Jafar’s hiring. Mr. Jafar has never served in Ms. Phelps’ reporting line, and Ms. Phelps is not involved with decisions regarding Mr. Jafar’s compensation. Mr. Jafar received compensation in 2020 in an amount consistent with the compensation paid to other employees at his level.

22 VIACOMCBS INC.

Item 1 — Election of Directors

The Board of Directors proposes the election of 13 directors, all of whom are current members of our Board. Each director elected at the Annual Meeting will hold office, in accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. The Board’s nominees for election are Robert M. Bakish, Candace K. Beinecke, Barbara M. Byrne, Brian Goldner, Linda M. Griego, Robert N. Klieger, Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr., Shari E. Redstone, Susan Schuman, Nicole Seligman and Frederick O. Terrell. All of the nominees were elected at our 2020 Annual Meeting of Stockholders.

For a description of certain arrangements relating to nominations of directors and the composition of the Board, see “Our Board of Directors — Board Committees — Nominating and Governance Committee.”

If, for any reason, any of the director nominees becomes unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Each director nominee for our Board brings a diversity of skills and experiences to his or her service on the Board, as listed below.

Information about each director nominee is set forth below.

President and Chief Executive Officer, Director Age: 57 Director since: 2019 Committees: • None

ROBERT M. BAKISH

Robert M. Bakish has been our President and Chief Executive Officer and a member of our Board since December 2019. Mr. Bakish served as President and Chief Executive Officer and a member of the board of Viacom from December 2016 to December 2019, having served as Acting President and Chief Executive Officer beginning in November 2016. Mr. Bakish joined Viacom’s predecessor (“Former Viacom”) in 1997 and held positions throughout the organization, including as President and Chief Executive Officer of Viacom International Media Networks and its predecessor company, MTV Networks International (“MTVNI”), from 2007 to 2016; President of MTVNI; Executive Vice President, Operations and Viacom Enterprises; Executive Vice President and Chief Operating Officer, MTV Networks Advertising Sales; and Senior Vice President, Planning, Development and Technology. Before joining Former Viacom, Mr. Bakish was a partner with Booz Allen Hamilton in its Media and Entertainment practice. Mr. Bakish has served as a director of Avid Technology, Inc. since 2009.

Mr. Bakish has extensive knowledge and a deep understanding of our business and the entertainment industry as our current President and Chief Executive Officer and through various leadership positions at Viacom spanning approximately 20 years, and has broad expertise overseeing global operations.

2021 PROXY STATEMENT 23

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 74 Director since: 2018 Committees: • Nominating and Governance Committee

CANDACE K. BEINECKE

Ms. Beinecke is the Senior Partner of Hughes Hubbard & Reed LLP, a New York law firm, and is a practicing partner in Hughes Hubbard’s corporate department. In 1999, Ms. Beinecke became the first woman to chair a major New York law firm. Ms. Beinecke also serves as the Lead Independent Trustee of Vornado Realty Trust and as Chairperson of the Boards of First Eagle Funds (a mutual fund family) and First Eagle Credit Opportunities Fund. She previously served on the boards of ALSTOM (a public French transport company), Rockefeller & Co., Inc. and Rockefeller Financial Services, Inc.

As the long-time head of a top-ranked international law firm, Ms. Beinecke is well-recognized in the legal profession for her corporate governance and mergers and acquisitions expertise and brings to the Board extensive legal, governance, business and risk management experience. Ms. Beinecke’s breadth of director experience, which includes service as a lead trustee and chairperson, as well as service on other nominating and governance committees, a remuneration committee and an executive committee, gives her a deep understanding of public company governance.

Director Age: 66 Director since: 2018 Committees: • Audit Committee (Chair)

BARBARA M. BYRNE

Ms. Byrne is the former Vice Chairman, Investment Banking at Barclays PLC. Ms. Byrne has served as a director of Hennessy Capital Investment Corp. V, Slam Corp. and Carta, Inc. since 2021.

During her more than 35 years of financial services experience, Ms. Byrne served as team leader for some of Barclays’ most important multinational corporate clients and was the primary architect of several of Barclays’ marquee transactions. Widely recognized as a leading investment banker and strategic advisor, she is a member of various industry councils and participates as a forum leader on strategic issues and trends facing the financial services sector and global markets. With this experience, Ms. Byrne brings to the Board important business and financial expertise in its deliberations on complex transactions, risk management, strategy and other financial matters.

24 VIACOMCBS INC.

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 57 Director since: 2018 Committees: • Compensation Committee (Chair)

BRIAN GOLDNER

Mr. Goldner has served as the Chief Executive Officer of Hasbro, Inc. since 2008, and additionally has served as its Chairman of the Board since May 2015. In addition to being Chief Executive Officer, from 2008 to 2016 Mr. Goldner was also the President of Hasbro. Mr. Goldner served on the boards of The Gap, Inc. from 2016 to 2019 and Molson Coors Brewing Company from 2010 to 2016.

Mr. Goldner brings to the Board significant leadership, operational and brand management experience from his executive positions at one of the leading public companies in his industry, where he was instrumental in transforming a traditional toy and game company into a global play and entertainment leader. With his direct experience in executing on strategies to differentiate Hasbro in a competitive global marketplace in response to industry evolution, he is well-positioned to advise on the strategic direction of our businesses. Further, Mr. Goldner’s service on other boards and board committees gives him a deep understanding of public company governance.

Director Age: 73 Director since: 2007 Committees: • Compensation Committee

LINDA M. GRIEGO

Ms. Griego has served, since 1986, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. For more than 20 years, she oversaw the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that she founded in 1988. From 1990 to 2000, Ms. Griego held a number of government-related appointments, including Deputy Mayor of the City of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. She was recently appointed to serve on the LA County Economic & Resiliency Task Force charged with economic recovery efforts during the COVID-19 pandemic. Over the past two decades, she has also served on a number of government commissions and boards of directors of nonprofit organizations, including current service on the boards of the MLK Health and Wellness Community Development Corporation and the Charles R. Drew University of Medicine and Science. Ms. Griego has served as a director of the American Funds (9 boards) since 2012 and served as a director of AECOM from 2005 to 2019.

With the breadth of her leadership experience as a businesswoman, in the public sector through her multiple government appointments and extensive community-based participation in Los Angeles, an area where we have a significant presence, and on multiple not-for-profit boards, Ms. Griego provides the Board with financial and business acumen, as well as public policy expertise as it relates to business practices. Ms. Griego is also an experienced director, including through service on other audit, compensation and organization, and nominating and governance committees, with demonstrated expertise in the application of sound corporate governance principles.

2021 PROXY STATEMENT 25

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 49 Director since: 2017 Committees: • None

ROBERT N. KLIEGER

Mr. Klieger is a partner in the Los Angeles law firm Hueston Hennigan LLP. Mr. Klieger’s practice focuses on complex civil litigation and counseling in the areas of entertainment and intellectual property. Mr. Klieger represents motion picture studios, broadcast and cable television networks, production companies, video game publishers and high net worth individuals in the media and entertainment space, as well as clients in other industries including apparel, aviation and venture capital. Prior to joining Hueston Hennigan, Mr. Klieger was a partner at Irell & Manella LLP and a founding partner at Kendall Brill & Klieger LLP. Before beginning his career in private practice, Mr. Klieger served as a law clerk to the Honorable Cynthia Holcomb Hall of the United States Court of Appeals for the Ninth Circuit, and the Honorable William Matthew Byrne, Jr. of the United States District Court for the Central District of California.

Mr. Klieger is recognized as one of the most prominent attorneys in the entertainment industry, with a practice focused on complex civil litigation and counseling in the areas of media, entertainment and intellectual property and clients that include leading enterprises in television, film and digital media. With his exceptional legal acumen and distinguished reputation for his trial practice and counsel, Mr. Klieger brings to the Board legal and strategic expertise in matters germane to our businesses and complex business transactions.

Director Age: 74 Director since: 2019 Committees: • Audit Committee • Compensation Committee

JUDITH A. MCHALE

Ms. McHale is President and Chief Executive Officer of Cane Investments, LLC, a private investment company, and served as a member of the board of Viacom from August 2016 to December 2019. Prior to joining Cane Investments in 2011, Ms. McHale served as the Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State from 2009 to 2011. From 2004 to 2006, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications, Inc., the parent company of Discovery Channel, and served as its President and Chief Operating Officer from 1995 to 2004. In 2006, Ms. McHale worked with private equity firm Global Environment Fund to launch the GEF/Africa Growth Fund, an investment vehicle focused on supplying expansion capital to small and medium-sized enterprises that provide consumer goods and services in emerging African markets. She has served on the boards of Ralph Lauren Corporation since 2011 and Hilton Worldwide Holdings Inc. since 2013. She previously served on the boards of SeaWorld Entertainment, Inc., Host Hotel & Resorts, Inc., DigitalGlobe Inc., John Hancock Financial Services, Inc. and Potomac Electric Power Company.

Ms. McHale has extensive experience leading a major media conglomerate with a background in operations and financial management, expertise in global affairs, experience in government affairs and extensive public company and corporate governance experience.

26 VIACOMCBS INC.

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 68 Director since: 2019 Committees: • Audit Committee • Compensation Committee

RONALD L. NELSON

Mr. Nelson served on the board of Viacom from August 2016 to December 2019. Mr. Nelson served as Executive Chairman of the Board of Avis Budget Group, Inc. from 2016 to 2018 and later as a consultant to Avis Budget Group until May 2019. Mr. Nelson also served as Chairman and Chief Executive Officer of Avis Budget Group from 2006 to 2015, and as Chief Operating Officer from 2010 to 2015. Prior to that, Mr. Nelson held several executive finance and operating roles, beginning in 2003 with Cendant Corporation, including as its Chief Financial Officer and President and a member of its board from 2003 to 2006. From 1994 to 2003, Mr. Nelson served as Co-Chief Operating Officer of DreamWorks SKG. From 1987 to 1994 Mr. Nelson was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. Mr. Nelson has served on the boards of Hanesbrands Inc. since 2008 and as its Non-Executive Chairman since 2019, and Wyndham Hotels & Resorts, Inc. since 2019. He previously served on the board of Convergys Corporation.

Mr. Nelson has extensive experience as a chief executive officer, chief financial officer and chief operating officer of major global companies, significant financial expertise, international business experience, public company and corporate governance experience and a long-standing background in the media industry.

Director Age: 61 Director since: 2019 Committees: • Nominating and Governance Committee

CHARLES E. PHILLIPS, JR.

Mr. Phillips is a Co-founder and Managing Partner of Recognize, a technology investing and transformation company. Previously, he was Chief Executive Officer of Infor, Inc., a multi-billion dollar enterprise software company, from 2010 until 2019 and Chairman of Infor from 2019 until 2020. Mr. Phillips served on the board of Viacom from January 2006 to December 2019 and, prior to that, on the board of Former Viacom beginning in 2004. He was a President of Oracle Corporation from 2003 to 2010 and served as a member of its board of directors and executive management committee from 2004 to 2010. Prior to Oracle, Mr. Phillips was a managing director at Morgan Stanley in the Technology Group and served on its board of directors. He has served as a director of American Express Company and Compass, Inc. since 2020 and Oscar Health, Inc. since 2021, and serves on the boards of the Apollo Theater, the New York City Police Foundation and the Black Economic Alliance. He served on President Obama’s Economic Recovery Board, led by Paul Volcker, and is a member of the Council on Foreign Relations.

Mr. Phillips has extensive experience as a senior executive in a large, multinational corporation, financial industry background and financial and analytical expertise, significant public company and corporate governance experience, expertise in technology issues and familiarity with issues facing media, new media and intellectual property-driven companies and a deep knowledge of the ViacomCBS business.

2021 PROXY STATEMENT 27

ITEM 1 — ELECTION OF DIRECTORS

Non-Executive Chair Age: 66 Director since: 1994 Committees: • None

SHARI E. REDSTONE

Ms. Redstone has been a member of our Board since January 1994 and served on the Viacom board from January 2006 to December 2019. She has served as Non-Executive Chair of our Board since December 2019 and prior to that served as Non-Executive Vice Chair of the Board beginning in June 2005 and Non-Executive Vice Chair of the Viacom board beginning in January 2006.

Ms. Redstone is Co-Founder and Managing Partner of Advancit Capital, an investment firm launched in 2011 that focuses on early stage companies at the intersection of media, entertainment and technology, with investments in over 75 companies. Ms. Redstone has been President of National Amusements since 2000 and Chief Executive Officer since 2020. She also serves on the National Amusements board as its Chairperson. Ms. Redstone serves on the Board of Trustees for the Paley Center for Media and is actively involved in charitable, civic and educational organizations. She is a member of the Board of Trustees of the Dana Farber Cancer Institute. She earned a BS from Tufts University, and a JD and a Masters in Tax Law from Boston University. She practiced corporate law, estate planning and criminal law in the Boston area before joining National Amusements.

Ms. Redstone brings to our Board her extensive experience in and understanding of the entertainment industry, broad experience and talent managing a large business, extensive legal experience and her experience as President of National Amusements, including as one of its significant stockholders.

Director Age: 61 Director since: 2018 Committees: • Nominating and Governance Committee

SUSAN SCHUMAN

Ms. Schuman is the Executive Chair and Co-Founder of SYPartners LLC, a consultancy firm that partners with chief executive officers and their leadership teams undergoing business and cultural transformation, and Vice Chair of the kyu Collective. Ms. Schuman serves on the boards of Wheels Up and IDEO.

Over the past 20 years, Ms. Schuman has built and led SYPartners, working with executives at many high-profile companies and organizations. This experience in advising on business, organization and cultural transformation, including new value creation strategies, positions Ms. Schuman as a skilled advisor to the Board on our strategic and transformational direction.

28 VIACOMCBS INC.

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 64 Director since: 2019 Committees: • Nominating and Governance Committee (Chair)

NICOLE SELIGMAN

Ms. Seligman served on the board of Viacom from August 2016 to December 2019. Until March 2016, Ms. Seligman served as the President of Sony Entertainment, Inc. (beginning in 2014) and of Sony Corporation of America (beginning in 2012), and as Senior Legal Counsel of Sony Group (beginning in 2014). Ms. Seligman previously served as Executive Vice President and General Counsel of Sony Corporation from 2005 to 2014. She joined Sony in 2001 and served in a variety of other capacities during her tenure, including as a Corporate Executive Officer and Group Deputy General Counsel of Sony Corporation, and as General Counsel and an Executive Vice President at Sony Corporation of America, a subsidiary of Sony Corporation. Prior to joining Sony Corporation of America, Ms. Seligman was a partner in the litigation practice at Williams & Connolly LLP in Washington, D.C., where she worked on a broad range of complex civil and criminal matters and counseled a wide range of clients, including President William Jefferson Clinton and Lt. Col. Oliver North. Ms. Seligman joined Williams & Connolly in 1985. Ms. Seligman served as law clerk to Justice Thurgood Marshall on the Supreme Court of the United States from 1984 to 1985 and as law clerk to Judge Harry T. Edwards at the U.S. Court of Appeals for the District of Columbia Circuit from 1983 to 1984. Ms. Seligman has served on the boards of MeiraGTx Holdings plc since 2019 and Far Peak Acquisition Corporation since 2020, and previously served on the board of Far Point Acquisition Corporation from 2018 until 2020. She has been a Non-Executive Director of WPP plc since 2014 and its Senior Independent Director since 2016.

Ms. Seligman has extensive media industry experience with various leadership roles at a major media conglomerate, public company and corporate governance experience, and exceptional achievements in the legal profession.

Director Age: 66 Director since: 2018 Committees: • Audit Committee

FREDERICK O. TERRELL

Mr. Terrell is a Senior Advisor at Centerbridge Partners, L.P., a multi-strategy private investment management firm. Mr. Terrell served as Executive Vice Chairman of Investment Banking and Capital Markets at Credit Suisse and later as Senior Advisor from January 2018 to November 2018. From June 2010 to December 2017 he was Vice Chairman of Investment Banking and Capital Markets at Credit Suisse. His investment banking career began in 1983 as an associate with First Boston Corporation. During his accomplished career in the financial services sector spanning more than 25 years, Mr. Terrell was responsible for Credit Suisse’s global banking relationships with some of its most high-profile clients. From 2000 to 2008 he was the Managing Partner of Provender Capital Group, LLC, a private equity firm focusing on investments in emerging companies.

Mr. Terrell currently serves as a member of the board of directors of The Bank of New York Mellon Corporation and Mobility Capital Finance Inc. (MoCaFi) and is a member of the Investment Committee of the Rockefeller Foundation. He has served as a member of the board of directors of the New York Life Insurance Company, Wellchoice Inc. (formerly Empire Blue Cross Blue Shield) and Carver Bancorp, Inc. His experience also includes past and present service on multiple not-for-profit boards, including the University Council of Yale University, Yale School of Management, Partnership for New York City, Partnership Fund for New York City, Coro New York Leadership Center, Big Brothers Big Sisters of New York City and the Center for a New American Security. He is a member of the Council on Foreign Relations and the Economic Club of New York. Based on his extensive banking and corporate advisory experience, Mr. Terrell brings significant business and financial expertise to the Board in its deliberations on corporate strategy, complex transactions and other financial matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

2021 PROXY STATEMENT 29

Director Compensation

OUTSIDE DIRECTOR COMPENSATION DURING 2020

The following table sets forth information concerning the compensation of our Outside Directors for 2020.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Beinecke, Candace K.	124,000	200,016	115	25,000	349,131

Byrne, Barbara M.	146,000	200,016	0	25,000	371,016

Goldner, Brian	144,000	200,016	114	0	344,130

Griego, Linda M.	124,000	200,016	0	25,000	349,016

Klieger, Robert N.	100,000	200,016	29	22,500	322,545

McHale, Judith A.	134,000	200,016	109	0	334,125

Nelson, Ronald L.	134,000	200,016	0	25,000	359,016

Phillips, Jr., Charles E.	116,000	200,016	3,806	0	319,822

Redstone, Shari E.	300,000	200,016	194	0	500,210

Schuman, Susan	124,000	200,016	0	15,000	339,016

Seligman, Nicole	136,000	200,016	0	0	336,016

Terrell, Frederick O.	126,000	200,016	120	25,000	351,136

(1)

Reflects cash amounts earned by Outside Directors in 2020 for the annual Board retainer, Chair retainer and committee Chair retainers and meeting fees for standing and ad hoc Board committee meetings. These amounts include retainers and fees deferred by Mses. Beinecke, McHale and Redstone and Messrs. Goldner, Klieger, Phillips and Terrell under the Director Deferred Compensation Plans.

(2)

Amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718 of the annual grant of RSUs to each Outside Director under the 2015 Equity Plan for Outside Directors. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2020, see Note 15 “Stock-Based Compensation” to the audited 2020 consolidated financial statements on pages II-93 to II-96 in our Form 10-K for the fiscal year ended December 31, 2020. The aggregate number of unvested RSUs outstanding as of December 31, 2020 for each Outside Director was 5,718. The only option awards outstanding as of December 31, 2020 for the Outside Directors were 3,073 stock options held by Mr. Phillips, which were from prior year grants, were fully vested and were assumed in the Merger.

(3)

Interest accrues on cash in deferred accounts under the Director Deferred Compensation Plans at the prime rate in effect at Citibank, N.A. at the beginning of each calendar quarter. For 2020, the prime rate represented an interest rate that was more than 120% of the long-term applicable federal rate published by the Internal Revenue Service and therefore is deemed to be preferential for purposes of this table. Accordingly, amounts in the table reflect the amount of interest accrued for each Outside Director in 2020 that exceeded the amount of interest that would have been accrued at 120% of the long-term applicable federal rate published by the Internal Revenue Service. Mses. Byrne, Griego, Schuman and Seligman and Mr. Nelson did not have any deferred cash amounts during 2020.

(4)

Amounts reflect the aggregate value of all matching contributions made by us on behalf of the director for 2020 under our Matching Gifts Program for Directors. Under the program in effect for 2020, we matched donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $25,000 for each fiscal year.

DESCRIPTION OF DIRECTOR COMPENSATION

Directors who are not employees of the Company or any of its subsidiaries are “Outside Directors” as defined in the director plans described below. Outside Directors receive compensation for their service on the Board and are eligible to participate in these director plans. All of the directors identified in the Outside Director Compensation During 2020 table above were deemed Outside Directors during 2020. Mr. Bakish was not compensated for serving on the Board and was not eligible to participate in any director plans, other than the Matching Gifts Program for Directors.

30 VIACOMCBS INC.

DIRECTOR COMPENSATION

Cash Compensation

We pay the following cash compensation to Outside Directors:

•

The Non-Executive Chair of the Board receives an annual Board retainer of $300,000 and all other Outside Directors receive an annual Board retainer of $100,000, in each case payable in equal installments quarterly in advance;

•

The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and all members of those Committees receive a per meeting attendance fee of $2,000; and

•	The Chairs and members of any ad hoc committees of the Board that may exist from time to time will be paid as determined by the Board.

Deferred Compensation Plan

We maintain deferred compensation plans for Outside Directors (the “Director Deferred Compensation Plans”). Under the Director Deferred Compensation Plans, Outside Directors may elect to defer their Board and Committee chair retainers and Committee meeting fees. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in phantom units for shares of our Class A Common Stock and Class B Common Stock on the first day of the calendar quarter following the quarter in which the amounts are credited, with the number of shares calculated based on the closing market prices on that first day. Until the amounts credited to the stock unit account are converted into phantom units, these credited amounts bear interest at the prime rate in effect at the beginning of the relevant calendar quarter.

Upon a director’s leaving the Board, the amounts deferred under the Director Deferred Compensation Plans are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior elections, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board or January 15th of the following year. The value of a stock unit account is determined by reference to the average of the respective closing market prices of our Class A Common Stock and Class B Common Stock on Nasdaq on each trading date during the four-week period ending five business days prior to the initial payment date. Amounts paid in installments accrue interest until the final installment is paid.

Equity Compensation

We maintain the 2015 Equity Plan for Outside Directors (the “Director Equity Plan”).

Outside Directors receive the following awards under the Director Equity Plan:

•

an annual grant of RSUs on each February 15th, equal to $200,000 in value based on the closing price of our Class B Common Stock on Nasdaq on the date of grant (or, if the date of grant is not a day on which Nasdaq is open for trading, on the last trading day preceding the date of grant), which RSUs vest one year from the date of grant; and

•

prorated RSU grants for Outside Directors who join the Board following the date of the annual RSU grant, but during the calendar year of the grant. Such grants will be made five business days following the date such Outside Director joins the Board, and will be determined by multiplying the number of months remaining in such calendar year from the date the Outside Director joins the Board (counting the month of joining as a full month), by the value of the annual RSU grant for that calendar year divided by 12, divided by the closing price of our Class B Common Stock on Nasdaq on the date of grant (or, if the date of grant is not a day on which Nasdaq is open for trading, on the last trading day preceding the date of grant). Prorated RSU grants vest on the first anniversary of the date of grant of the annual RSU grant that was awarded during the calendar year in which the Outside Director received such prorated RSU grant.

RSUs are payable to Outside Directors in shares of our Class B Common Stock upon vesting unless the director elects to defer the settlement to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event we pay a regular cash dividend on our Class B Common Stock. Dividend equivalents will accrue on the RSUs (including RSUs for which settlement has been deferred) until the RSUs are settled.

2021 PROXY STATEMENT 31

DIRECTOR COMPENSATION

Matching Gifts Program for Directors

All directors are eligible to participate in our Matching Gifts Program for Directors. Under the program, we match donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $25,000 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its directors in supporting eligible organizations.

Director Stock Ownership Requirement

Under the Guidelines, directors are expected to own shares of ViacomCBS stock worth five times the standard annual Board retainer (or $500,000) within three years of becoming a director. Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Director Deferred Compensation Plans, and vested RSUs for which settlement has been deferred under the Director Equity Plan and the Viacom Inc. 2011 RSU Plan for Outside Directors, count toward the requirement; unvested RSUs are counted at 50%.

Other

Expenses: Directors are reimbursed for reasonable expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging) in accordance with our normal travel policies and administrative expenses that may be approved by the Board from time to time.

Director Attendance at Certain Other Events: ViacomCBS believes it is in its best interest for directors to participate in certain Company and other events to meet with management, customers, talent and others important to our business. The Board has established a policy on director attendance at these events. Under the policy, tickets to events that are designated as having a business purpose are allocated to directors. In addition, we reimburse directors for travel and related expenses in accordance with our normal travel policies. Occasionally, a director’s spouse or partner may accompany him or her to ViacomCBS events at our request. This policy involves no incremental cost to us, and we believe it serves a legitimate business purpose.

32 VIACOMCBS INC.

Item 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2021, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from the Company as described in the “Report of the Audit Committee.” In appointing PwC as our independent registered public accounting firm for the year ending December 31, 2021, and in recommending that our stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from the Company and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

2021 PROXY STATEMENT 33

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our consolidated financial statements. The Audit Committee also assists the Board of Directors’ oversight of:

•	The quality and integrity of our consolidated financial statements and related disclosures;

•	The evaluation of the effectiveness of our internal control over financial reporting and risk management;

•	Our compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of our internal audit function and independent auditor.

Under the Audit Committee Charter, the Audit Committee’s authorities and duties include:

•

Direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	Reviewing and discussing our annual audited financial statements, quarterly financial statements and earnings releases with management and the independent auditor;

•	Reviewing the organization, responsibilities, audit plan and results of the internal audit function;

•	Reviewing with management and the independent auditor the effectiveness of our internal control over financial reporting and disclosure controls and procedures;

•	Reviewing with management material legal matters and the effectiveness of our procedures to ensure compliance with legal and regulatory requirements; and

•	Overseeing our compliance program and obtaining periodic reports from the Chief Compliance Officer.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including our critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

The full text of the Audit Committee Charter is available on the “Investors—Corporate Governance & ESG” page of our website at ir.viacomcbs.com. The Audit Committee assesses the adequacy of its Charter at least annually, or more frequently as the Committee may determine.

Management is responsible for the preparation of our consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles. The independent auditor also expresses an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and our independent auditor, PricewaterhouseCoopers LLP (“PwC”), the audited consolidated financial statements and our disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included in our Annual Report on Form 10-K for the year ended December 31, 2020 and matters relating to the effectiveness of our internal control over financial reporting as of December 31, 2020.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PwC the firm’s independence from the Company.

34 VIACOMCBS INC.

REPORT OF THE AUDIT COMMITTEE

Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Audit Committee

Barbara M. Byrne, Chair

Judith A. McHale

Ronald L. Nelson

Frederick O. Terrell

2021 PROXY STATEMENT 35

Fees for Services Provided by the Independent Registered Public Accounting Firm

The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2020 and 2019.

	2020	2019

Audit Fees(1)	$20,140,177	$19,919,107

Audit-Related Fees(2)	804,625	332,000

Tax Fees(3)	6,402,107	5,590,000

All Other Fees(4)	1,800	2,700

Total	$27,348,709	$25,843,552

(1)

Audit fees principally related to the integrated audit of our financial statements, statutory audits and services provided in connection with our debt offerings, comfort letters and SEC filings. In 2020, these fees also included services related to the preparation of audited carve-out financial statements for Simon & Schuster, and in 2019, included services related to the recalendarization of Viacom’s financial information.

(2)	Audit-related fees principally related to technical accounting advice, agreed-upon procedures and compliance, and domestic and foreign employee benefit plan audits.

(3)	Tax fees principally related to tax compliance and consulting.

(4)	All other fees principally related to research projects, license fees for the use of PwC reference materials and publications and access to various online tools.

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES PROVIDED BY PWC

All audit and non-audit services provided to us by PwC for 2020 were pre-approved by either the full Audit Committee or the Chair of the Audit Committee. Under the Audit Committee’s pre-approval policies and procedures in effect during 2020, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2021, the Audit Committee has adopted the same pre-approval policies and procedures that were in effect for 2020.

36 VIACOMCBS INC.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and objectives and the decisions of the Compensation Committee of our Board of Directors (“Compensation Committee” or “Committee”) regarding the fiscal year 2020 compensation of our named executive officers (also referred to as “NEOs”) included in the compensation tables that appear after this CD&A.

OUR NEOS AND COMPENSATION COMMITTEE

Our Named Executive Officers

The following six current and former executive officers are our NEOs for fiscal year 2020:

EXECUTIVE OFFICERS AS OF DECEMBER 31, 2020

Name	Position

Robert M. Bakish	President and Chief Executive Officer

Naveen Chopra	Executive Vice President, Chief Financial Officer (since August 10, 2020)

Christa A. D’Alimonte	Executive Vice President, General Counsel and Secretary

Doretha F. Lea	Executive Vice President, Global Public Policy and Government Relations

Nancy Phillips	Executive Vice President, Chief People Officer

FORMER EXECUTIVE OFFICER

Christina Spade	Executive Vice President, Chief Financial Officer (through August 9, 2020)

Our Compensation Committee

During fiscal year 2020, the Compensation Committee was composed of Brian Goldner (Chair), Linda M. Griego, Judith A. McHale, and Ronald L. Nelson, each of whom is an independent director.

The Committee is made up entirely of independent directors and reviews and approves our compensation arrangements with our NEOs and certain other senior executives. For 2020, the Committee reviewed all elements of NEO compensation, including base salary, annual and long-term incentives, severance arrangements and benefit programs, to ensure that they adhere to our core compensation philosophy and objectives, and approved, with respect to each senior executive under its purview, any salary increases, annual bonus payouts, long-term incentive award determinations and various other compensation actions.

EXECUTIVE SUMMARY

This CD&A describes our executive compensation philosophy and objectives and provides context for the 2020 compensation actions approved by the Committee for the NEOs. In addition to reviewing and approving the compensation arrangements for our NEOs and certain other senior executives, the Committee adopts and periodically reviews our compensation philosophy, strategy, and principles, and oversees the administration of our cash-based and equity-based incentive plans.

2020 Compensation Committee Highlights

As further described elsewhere in this proxy statement, during 2020 the Committee approved the changes outlined below to our executive compensation programs to strengthen our pay-for-performance linkage and provide better alignment with peer and market practices.

•

Executive Annual Bonus Plan Design: The Committee changed the annual bonus program for 2020 so that payouts to our NEOs and other executives are primarily determined based upon our execution against financial and/or other quantitative performance measures. See pages 45 to 48.

2021 PROXY STATEMENT 37

COMPENSATION DISCUSSION AND ANALYSIS

•

Improved Pay-for-Performance Linkage: The Committee recognizes the importance of having long-term performance incentives as a meaningful portion of our NEOs’ total long-term incentive compensation. The Committee included a performance-based long-term incentive as part of the 2021 long-term incentive awards granted to NEOs and other senior executives, but given the uncertain market environment when the awards were granted on November 30, 2020, determined to set the weighting at 25%, with the intent to increase the weighting in future years once the market stabilizes. See pages 48 to 49.

•

Enhanced Risk Mitigation: In order to further discourage imprudent risk taking and avoid undue emphasis on any one metric or goal, the Committee determined in 2020 to eliminate duplication of metrics in the Company’s annual bonus plan and long-term incentive plan designs for fiscal year 2021 awards. The Committee also continues to maintain robust executive stock ownership guidelines post-Merger. See pages 48 to 50.

•

2020 Peer Group: The Committee established a new peer group for executive compensation benchmarking in 2020 to ensure that NEO and senior executive base salaries, target annual incentives and long-term equity awards are competitive within the industry in which we compete for talent, while preserving sufficient year-over-year continuity of our peer group. See pages 42 to 43.

Overview of Fiscal Year 2020 Performance

Despite the challenges presented by the COVID-19 pandemic, social unrest in the U.S. and the unanticipated shift to remote work, our first fiscal year following the closing of the Merger was a success. We:

•

Successfully executed a “balanced” strategy, focusing on accelerating our participation in higher growth media segments such as streaming and advanced advertising while maximizing revenues from traditional sources;

•

Realized over $350 million of synergies in 2020, materially exceeding our $250 million goal, and raised our annual run rate cost synergies estimate to $800 million by the end of 2022, up from our prior $750 million estimate;

•

Transformed CBS All Access into Paramount+, a global streaming service for our leading portfolio of brands, including originals, live sports, news, and over 30,000 episodes and movies, which was launched on March 4, 2021;

•

Navigated COVID-19 issues by shifting to remote work in March 2020, establishing novel safety protocols to allow for an accelerated return to work for our critical productions and operations personnel and launching a number of wellness and benefit programs to help our workforce cope with pandemic-related stress;

•

Maintained leadership as the #1 portfolio in share of viewing, with more top 30 cable networks than any other media family, and reached 2.7 billion cumulative TV homes, including 190 million broadcast homes;

•	Renewed key distribution deals with Comcast, Verizon, YouTube TV, Dish and SlingTV, among others, using a unified approach across the ViacomCBS portfolio and highlighting the power of the Merger;

•	Optimized our asset portfolio by completing the sale of CNET Media Group and signing an agreement to sell Simon & Schuster, both at values well above external expectations;

•	Established a best-in-class management team and integrated operating models, including consolidated leadership of our traditional revenue lines and streaming organization; and

•

Set measurable goals to improve diverse representation in our workforce and industry, including commitments for CBS’s allocation of script development budgets, staffing of writers’ rooms and casting on unscripted programming.

Pay for Performance

We believe that those executives with significant responsibility and a greater ability to influence our results should have a significant portion of their total compensation tied directly to business results, and we have continued to shift our executive compensation packages to further emphasize performance-based compensation that is aligned with our business and operational strategy. Accordingly, a high percentage of our NEOs’ and other senior executives’ total target compensation is “at risk” – meaning that we do not intend for them to receive targeted pay amounts if performance does not meet expectations.

Consistent with this philosophy, our performance-based compensation programs provide for the opportunity to reward NEOs and other senior executives for contributing to annual financial and operational performance (through annual bonus programs) and stock price appreciation (through long-term equity incentives). The only fixed component of pay is annual base salary. Annual cash incentive awards and long-term equity incentive awards are subject to company performance and/or stock price performance.

38 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

As illustrated below, approximately 90% of Mr. Bakish’s total target compensation as of December 31, 2020 was at risk and thus strongly linked to our results. Similarly, on average, approximately 72% of total target compensation for the other NEOs who were employed by us as of December 31, 2020 was at risk.

2020 Target Compensation

Note: The amounts shown in these graphs reflect the target level compensation package for the NEOs as of December 31, 2020 and may differ from actual compensation amounts reflected in the Summary Compensation Table in this proxy statement.

In selecting the financial performance metrics and goals for the performance-based compensation programs each year, the Committee considers our annual operating budget for the upcoming year, as approved by the Board. Our budgeting process reflects aggressive goal setting and takes into account the expected performance of the media industry for that year, as determined by media industry analysts. The Committee believes that this goal-setting process results in challenging, yet realistic, financial and operational goals that, if achieved, will lead to a successful return of value for shareholders.

For fiscal year 2020, the Committee determined that budgeted Operating Income (“OI”) and Free Cash Flow (“FCF”) continued to be the appropriate metrics to use in setting financial performance goals to reflect our core pay for performance philosophy. (See “Annual Bonus Awards” for additional discussion of these goals.)

2021 PROXY STATEMENT 39

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY AND OBJECTIVES

Introduction

We designed our executive compensation programs to motivate and reward business success and to increase shareholder value, based on the following core objectives:

Pay for Performance Ensure plans provide reward levels that reflect variances between actual and desired performance results.	Flexible Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution.

Market Competitive Consider compensation programs of our peers in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to shareholders.

Focused on Shareholder Value

Align executives’ interests with shareholder
interests, with particular emphasis on creating
incentives that reward executives for consistently increasing the value of ViacomCBS.

In determining our compensation policies and decisions for fiscal 2020, we considered the results of the previous votes held on the compensation of our NEOs, as disclosed in the 2017 and 2020 proxy statements relating to the 2017 and 2020 Annual Meetings of Stockholders, and as a result, continued to base our compensation programs on the above-listed core objectives.

Risk Oversight

The Compensation Committee has oversight over the design and administration of our compensation programs, including to ensure that such programs do not promote an environment that encourages unnecessary and excessive risk taking by our employees. Based on management’s assessment and input from the Committee’s independent compensation consultant, the Committee does not believe that our employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Our Strategies

We use a mix of cash and equity incentives. The Committee believes that both cash and equity incentives are important to an effective compensation structure. Annual cash incentives reward executives for short-term financial and operating results, while equity incentives motivate executives to execute on long-term financial and strategic objectives in order to increase shareholder value.

We consider multiple factors when structuring compensation packages. In determining the amount of cash and equity incentives our NEOs and other senior executives receive, the Committee does not use rigid guidelines in determining the mix of compensation elements (i.e., short-term versus long-term compensation and cash versus non-cash compensation) for each senior executive. The Committee considers a multitude of factors, including the executive’s total target compensation, the amount of compensation that is delivered in fixed versus “at risk” elements of compensation, external market data, internal pay parity, our succession planning needs, the scope of the executive’s role and the executive’s performance and length of time in the role.

We choose performance metrics and establish performance goals that are intended to further our long-term strategic goals. The Committee believes that a significant portion of our executives’ compensation should be subject to the achievement of performance goals that are objectively measurable and that represent aggressive performance standards that are reasonably attainable, and that any performance goals are based on easily understood metrics intended to drive shareholder value creation. Each year, the Committee selects the financial performance metrics and goals for the

40 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

performance-based compensation programs and, in order to avoid distorted performance goals, approves adjustments to the calculation of those goals, which adjustments generally are pre-approved. The Committee believes this process results in performance goals that are challenging, yet realistic, and that will not encourage senior executives to engage in overly risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events.

Elements of Our Executive Compensation Program

The table below outlines the key elements of the compensation arrangements with our NEOs and other senior executives, and describes their purpose, key characteristics and, if applicable, the type of performance measured and how we deliver the compensation.

Total Target Compensation:

Compensation Element	Purpose	Fixed or At Risk	Performance Measured	Cash or Equity

Base Salary	• Provide competitive compensation to attract and retain executive talent • Provide secure base of guaranteed cash for services rendered	Fixed	Individual	Cash

Annual Bonus Awards	• Incentivize, and reward for, achievement of a combination of challenging annual financial and operational performance goals and individual contributions	At Risk	Corporate and Individual	Cash

Long-Term Incentives	• Align interests between executives and shareholders • Incentivize, and reward for, achievement of financial objectives • Retain talent and build executive ownership	At Risk	Corporate	Equity

The table below sets forth the total target compensation packages for our NEOs who were executive officers as of December 31, 2020.

NEO	Base Salary	Target Bonus	Target LTI Award	Total Target Compensation

Robert M. Bakish	$3,100,000	$12,400,000	$16,000,000	$31,500,000

Naveen Chopra	$1,400,000	$2,100,000	$3,000,000	$6,500,000

Christa A. D’Alimonte	$1,250,000	$1,562,500	$2,187,500	$5,000,000

Doretha F. Lea	$911,550	$911,550	$750,000	$2,573,100

Nancy Phillips	$787,500	$787,500	$1,000,000	$2,575,000

2021 PROXY STATEMENT 41

COMPENSATION DISCUSSION AND ANALYSIS

Other Forms of Compensation:

Compensation Component	Purpose

Health and Welfare, Retirement and Deferred Compensation Plans	• Promote employee health and financial security for retirement • Provide competitive benefits to attract and retain executive talent

Perquisites and Other Personal Benefits	• Provide business-related benefits • Assist in attracting and retaining executive talent

Post-Termination Arrangements

•  Attract and retain executive talent in a competitive market by providing temporary income following an involuntary termination of employment

•  Provide continuity of management

•  Compensate executives for restrictive covenants and other obligations following a termination without cause or a resignation for good reason

Role of Compensation Consultants

The Committee retains an independent compensation consultant to advise the Committee in its review of senior executive compensation. For fiscal 2020, the independent compensation consultant was ClearBridge Compensation Group LLC (“ClearBridge”). The Committee has the sole authority to retain and terminate the independent compensation consultant and to review and approve the firm’s fees and other retention terms. The Committee adopted a policy in 2008 requiring that its independent compensation consultant not provide services to the Company other than its services to the Committee, and ClearBridge did not provide any such services in 2020.

PEER GROUP COMPOSITION

Fiscal 2020 Peer Group

In reviewing senior executive compensation, the Committee considers data regarding the competitive market for senior executive talent. The Committee reviews with ClearBridge annually the peer group to be used for benchmarking NEO and other senior executive compensation packages. The Committee seeks to include companies with which we compete for executive and creative talent and that are of a similar scope and complexity. The Committee also seeks to ensure that the number of companies in the peer group is sufficient to provide a degree of continuity year-over-year to avoid statistical distortion.

For fiscal 2019 and until March 2020, the Committee evaluated senior executive compensation packages based on publicly available compensation data from the following two groups:

•

“Media Peer Group”: Includes directly comparable media companies, generally based on business mix and companies with which we competed for talent. The Committee considered the companies within this group as our “media industry peers.”

•

“Expanded Peer Group”: Includes the Media Peer Group, as well as additional comparably sized companies with content-producing operations in the broader media and entertainment industry that, together with the companies in the Media Peer Group, created an expanded peer group.

The Committee believed that using data from each of these groups enabled the evaluation of the relevant executive’s compensation in relation to both directly comparable media industry peers and against a broader group of media and entertainment companies that, collectively as a group, were of a similar size to the Company when measured by revenue and enterprise value. The Committee used peer compensation data from companies in each of these groups, as available, as reference points in assessing the compensation levels for our NEOs and other senior executives.

42 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

Based on the above criteria, the following companies comprised our compensation peer groups for fiscal 2019 and until March 2020:

2019 Media Peer Group	2019 Expanded Peer Group

Discovery, Inc. Fox Corporation Lions Gate Entertainment Corp. NBCUniversal Media, LLC Netflix, Inc. The Walt Disney Co. Viacom Inc. (now merged into ViacomCBS Inc.)

Activision Blizzard, Inc.

Charter Communications, Inc.

Discovery, Inc.

DISH Network Corp.

Electronic Arts Inc.

Fox Corporation

Liberty Global plc

Lions Gate Entertainment Corp.

Live Nation Entertainment, Inc.

NBCUniversal Media, LLC

Netflix, Inc.

News Corporation

Sirius XM Holdings Inc.

The Walt Disney Co.

Viacom Inc. (now merged into ViacomCBS Inc.)

Following the Merger in December 2019 and further consolidation and evolution within the media and entertainment industry, the Committee undertook a comprehensive review with ClearBridge to identify an appropriate peer group for our newly-combined company. In developing the list of potential peer companies, ClearBridge noted that ViacomCBS has a limited number of directly comparable media peers and needed to source the potential peers using several criteria. ClearBridge used the following approach to identify potential peer companies:

•	Inclusion of peers with revenues greater than 1⁄2 - two times our estimated revenues for 2020; and

•	Inclusion of peers within the media and entertainment industry, even if such peers were larger than or smaller than ViacomCBS.

Following this review, the Committee determined, with input from ClearBridge, to utilize the following companies as peers beginning in March 2020:

2020 Peer Group

AT&T Inc. Charter Communications, Inc. Comcast Corporation Discovery, Inc. DISH Network Corp. Fox Corporation	Liberty Global plc Lions Gate Entertainment Corp. Netflix, Inc. News Corporation The Walt Disney Co.

Nine of the 11 companies in our peer group beginning in March 2020 were also included in our 2019 Expanded Peer Group. Comcast Corporation, the parent of NBCUniversal Media, LLC, was substituted in place of NBCUniversal, and AT&T Inc. was also added to the peer group.

2021 PROXY STATEMENT 43

COMPENSATION DISCUSSION AND ANALYSIS

The Committee believes that utilizing data from this peer group will allow it to evaluate our NEO compensation to attract, retain and appropriately compensate our executives, while preserving sufficient year-over-year continuity of our peer group. The Committee will continue to use the publicly reported NEO compensation data from companies in this group as reference points in assessing the compensation levels for our NEOs. Consistent with its past practice and overall compensation philosophy, the Committee does not target a benchmark level of compensation and intends to continue to refrain from doing so. The Committee will also maintain its practice of considering the scope of each NEO’s responsibility and his or her length of time in the role, in addition to other factors.

The Committee will continue to review our peer group on an ongoing basis and adjust the composition of the peer group as appropriate to ensure its continued relevance.

FISCAL 2020 COMPENSATION

Changes in NEOs’ Compensation Arrangements in 2020

On January 1, 2020, Ms. Phillips’ base salary was increased from $750,000 to $787,500.

On June 30, 2020, we entered into an employment agreement with Mr. Chopra to become our Executive Vice President, Chief Financial Officer, effective August 10, 2020, as well as a letter agreement setting forth additional terms of Mr. Chopra’s compensation. In determining the compensation terms for Mr. Chopra’s agreements, the Committee considered compensation arrangements for executives with a similar scope of responsibility at media industry peers, as well as the core objectives set forth in the “Compensation Philosophy and Objectives” discussion above. The terms of Mr. Chopra’s agreements are discussed further below in the sections entitled “Employment Agreements with 2020 NEOs” and “Potential Payments Upon Termination and Certain Other Events.”

On July 23, 2020, we entered into an agreement with Ms. Spade that amended her employment agreement and set forth the terms for her transition from Executive Vice President, Chief Financial Officer to an advisory role, effective as of August 10, 2020 and continuing through December 1, 2020 (the “Advisory Period”). During the Advisory Period, Ms. Spade’s annual base salary and annual target cash bonus were reduced by 50% to $700,000 and $1,400,000, respectively, but, in consideration for her critical transition services, she remained eligible to receive her 2021 equity award on or before December 1, 2020. As discussed below in the section entitled “Potential Payments Upon Termination and Certain Other Events,” in connection with her termination on December 1, 2020, Ms. Spade received severance compensation and benefits in accordance with a termination without “cause” or resignation for “good reason” under the terms of her previously disclosed agreements, including accelerated vesting of her 2021 equity award.

We did not make any changes to our NEOs’ compensation in 2020 to account for the impact of the COVID-19 global pandemic.

Fiscal 2020 Compensation Elements

The Committee’s decisions with respect to fiscal year 2020 compensation are discussed below.

Base Salary

In reviewing proposals for changes to base salary for NEOs, the Committee considers the following:

•	Appropriate competitive compensation data for the position;

•	Individual performance;

•	Base salary level for the executive in relation to the executive’s total target compensation;

•	Base salary level as it relates to the allocation of variable versus at risk compensation;

•	Input and recommendations of the Chief Executive Officer (for then-current NEOs other than himself);

•	The level of the annual merit increase budget across the Company as a whole; and

•	Existing contractual obligations, if any.

Ms. Phillips was the only NEO who received an increase in base salary, as described under “Changes in NEOs’ Compensation Arrangements in 2020.”

44 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

Annual Bonus Awards

We use annual cash bonuses to reward achievement of financial performance and individual strategic and operational objectives under our short-term incentive program, all of which the Committee believes align with the creation of shareholder value. In establishing the bonus program for 2020, the following process was utilized:

1.	At the beginning of the fiscal year:

Approval of the NEOs’ Bonus Design. The Committee approved the framework under which individual bonus amounts for NEOs under our 2020 Short-Term Incentive Plan (the “2020 STIP”) would be determined, which consisted of two steps. In the first step, the Committee would make an assessment following fiscal year-end of the degree of achievement against financial and qualitative performance goals set for fiscal 2020 (with the financial component having a 70% weighting and the qualitative component having a 30% weighting), which would provide a preliminary bonus amount for each NEO. For the financial performance goal, bonus amounts would be assessed in relation to pre-established threshold, target and maximum goals. Following the determination of the preliminary bonus amount, the Committee would have the opportunity to modify the preliminary bonus amount for each NEO based upon the Committee’s assessment of each NEO’s individual performance after consideration of management’s recommendation. This two-step approach reflects the Committee’s view that company-wide financial and qualitative performance, and individual performance, should be the factors used in determining bonuses for NEOs.

Setting the 2020 STIP Performance Goals. The Committee established the financial performance goals applicable to the 2020 STIP for our NEOs and other STIP participants, which goals were not certain of achievement at the time they were set, and the qualitative performance factors for the year. In setting the 2020 STIP financial performance goals, the Committee took into account the performance goals from the previous year for both CBS Corporation and Viacom Inc. and sought to establish financial performance goals that were meaningful, challenging, and designed to motivate performance, without encouraging senior executives to engage in excessively risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events. The Committee determined to base 2020 STIP bonus amounts on the following structure:

•

70% was based on the degree of achievement of a pre-established financial performance goal (i.e., the financial performance factor, set at 100% weighted average performance of (i) the payout percentage set for the applicable achievement level against an OI Metric Target of $5.660 billion (50% weighting) and (ii) the payout percentage set for the applicable achievement level against an FCF Metric Target of $2.000 billion (50% weighting)); and

•	30% was based on the Committee’s assessment of an executive’s qualitative performance with regard to the following factors:

o	Achievement against Combined Synergy Goal (certain company-wide post-Merger integration and cost synergy objectives) (10%).

o

Other Qualitative Factors (15%), including how well we executed in evolving the combined Company into a leading global, multi-platform, premium content company, capitalizing on opportunities to realize cost synergies and improve business operations, producing high quality content across the entire Company, developing our ad- and non-ad supported streaming strategy, continuing to tailor our asset portfolio, identifying and developing high potential future leaders and leading efforts to build a workplace culture that is a competitive advantage for our Company.

o	Diversity & Inclusion (5%), including our progress on company-wide Diversity and Inclusion goals, hiring, retaining and developing diverse talent and fostering an inclusive work environment.

The “OI Metric Target” was calculated by starting with our 2020 budget for the OI metric (as defined below) and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal, and the “FCF Metric Target” was calculated by starting with our 2020 budget for the FCF metric (as defined below) and then taking into account the same potentially distorting items.

2021 PROXY STATEMENT 45

COMPENSATION DISCUSSION AND ANALYSIS

The following chart explains the Committee’s rationale in selecting OI and FCF as the applicable performance metrics and the manner in which each such metric is calculated:

Performance Metric	Why Chosen	How Calculated

Operating Income (OI metric)	An important indicator of our operational strength and performance, as it measured efficiency and profitability and incentivized management to better control expenses	Using our budget for 2020 for the OI metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal

Free Cash Flow (FCF metric)	Provided a clear view of our ability to generate cash (and thus profits), which allowed us to pursue opportunities that enhance shareholder value	Using our budget for 2020 for the FCF metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal

2.	At or shortly following the end of the fiscal year:

Determining Actual Bonus Payments. In accordance with the framework described above, in February 2021, the Committee evaluated our actual performance for 2020 against the pre-established financial, synergy and qualitative performance goals for purposes of determining the preliminary bonus amount. Following the determination of the preliminary bonus amount, the Committee modified the preliminary bonus amount for each NEO based upon the Committee’s assessment of each NEO’s individual performance after consideration of management’s recommendation. Actual performance with respect to the OI metric was $4.880 billion and with respect to the FCF metric was $2.640 billion.

When making its 2020 bonus determinations, the Committee considered the input and recommendations of Mr. Bakish with respect to NEOs other than himself and Ms. Spade, whose employment agreement provided a prorated target bonus for 2020. With respect to Mr. Bakish, for 2020, the Committee took into account his performance evaluation conducted by the Committee, together with the Nominating and Governance Committee, after the close of the fiscal year. The Committee’s determination of the NEOs’ annual bonus amounts, as set forth in the Summary Compensation Table for Fiscal Year 2020 following this CD&A, took into account each NEO’s contributions toward the qualitative performance factors described above as well as a variety of factors it deemed appropriate, with no pre-determined emphasis on any individual factor. The Committee also considered each NEO’s target bonus amount, which amounts are based on competitive practice. See “Employment Agreements for 2020” for a discussion of the NEOs’ target bonus amounts for 2020. The differences in the target bonus amounts set forth in the NEOs’ agreements reflect the level of relative impact of each of their positions on our performance.

Because of our NEOs’ performance, we continued to deliver on our streaming strategy and positioned ViacomCBS to return value to its shareholders. In addition to the accomplishments and other considerations discussed earlier in this CD&A, the Committee noted the following accomplishments within this context:

•	Mr. Bakish continued to provide strategic leadership and management for our Company during a uniquely challenging time of uncertainty and transition. He and his senior executive team:

o

executed a balanced strategy focusing on accelerating our participation in higher growth media segments, such as streaming and advanced advertising, while at the same time looking to maximize revenues from traditional sources;

o	oversaw rapid growth of our streaming products, and positioned us for the future by rebranding CBS All Access and preparing for the launch of Paramount+ on March 4, 2021;

o

delivered on key operational goals, such as achieving, and, in fact, materially exceeding, cost synergy goals and improving business operations and leading a new senior management team during a global pandemic while working remotely;

o	continued to reinforce our leadership position in the development of new audience measurement and monetization tools, including with the launch of ViacomCBS EyeQ;

o	successfully renewed key retransmission consent and station affiliate compensation agreements and expanded distribution with a unified approach across the ViacomCBS portfolio;

46 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

o	successfully pursued opportunities to divest or exit non-core properties and businesses, including Simon & Schuster;

o	fostered a diverse, equitable and inclusive corporate culture; and

o

focused on protecting the health of our employees, providing essential news, information and entertainment to our audiences, and supporting our communities and business partners during the COVID-19 global pandemic.

•	Mr. Chopra and Mses. D’Alimonte, Lea and Phillips were key members of the senior management team and continued to help lead our Company through a critical time of transition.

o

Mr. Chopra participated in and advised the senior management team and provided leadership of our finance, accounting, tax, treasury, investor relations, strategy and corporate development, technology and facilities and real estate functions, and continued to strengthen and streamline our finance organization and processes after joining the Company in August 2020. The Committee recognized that since his appointment as our Chief Financial Officer, Mr. Chopra has made substantial contributions towards our future financial success, including assisting Mr. Bakish in the development of our accelerated streaming strategy and a long-range strategic growth plan. Mr. Chopra has also been a strong advocate and voice in an inclusive, values-driven corporate culture at ViacomCBS.

o

Ms. D’Alimonte participated in and advised the senior management team and provided leadership of our global legal function, providing expert counsel and sound judgement to the Board and senior management on a wide variety of complex legal matters, including litigation and dispute resolution, IP protection, contract negotiations, regulatory filings and review, and ongoing business counseling and advice. The Committee recognized that Ms. D’Alimonte provided strategic and legal guidance to the ViacomCBS Board of Directors as it addressed complex issues relating to executive management, Board governance and shareholder matters. Ms. D’Alimonte supported steady execution of strategic initiatives, including our streaming strategy and content distribution arrangements, our COVID-19 response and return to production protocols, and assisted in a number of strategic dispositions of non-core assets, including Simon & Schuster. She has also been a strong advocate for enabling a diverse, equitable and inclusive law department and company as a whole.

o

Ms. Lea participated in and advised the senior management team and provided leadership of our worldwide government relations function, overseeing the development and execution of government relations strategy for the Company both domestically and internationally. Ms. Lea advocated public policy positions for the content distribution and film industries at the international, national, state, and local levels, worked extensively on television and film production tax credits, and provided political, policy and regulatory expertise to our executives, including regulatory advice with respect to our COVID-19 response.

o

Ms. Phillips participated in and advised the senior management team and led our people strategy and operations through a critical transition. Ms. Phillips provided leadership of our human resources and security functions, including our talent acquisition, people and organizational development, people operations and total rewards strategies, as well as several significant leadership transitions and a myriad of other organizational changes. Ms. Phillips was instrumental in the development of our new organization Core Values, launched our first global Employee Engagement Survey, and is working to embed diversity and inclusion into all aspects of the people strategy, creating a workplace that is diverse, equitable, and inclusive, as well as an organizational culture that will serve as a competitive advantage for ViacomCBS. In addition, Ms. Phillips developed and chaired our Crisis Management Leadership Team, meeting with medical experts and officials to leverage best practice protocols and policies pertaining to COVID-19, and quickly rolled out safety protocols that enabled essential functions, such as CBS News, to continue working and, eventually, led to the return to production.

2021 PROXY STATEMENT 47

COMPENSATION DISCUSSION AND ANALYSIS

Based on the foregoing, the Committee approved the specific annual bonus amounts set forth in the table below and in the Summary Compensation Table for Fiscal Year 2020 under the “Non-Equity Incentive” column for each of the above NEOs.

NEO	Target Award	Financial Performance Factor[1]	Qualitative Performance Factor[2]	Preliminary Award	Individual Multiplier	Final Award

Robert M. Bakish	$12,400,000	133%	150%	$17,124,400	115%	$19,693,060

Naveen Chopra[3]	$ 875,000	133%	150%	$ 1,208,375	100%	$ 1,208,375

Christa A. D’Alimonte	$ 1,562,500	133%	150%	$ 2,157,813	115%	$ 2,481,484

Doretha F. Lea	$ 911,550	133%	150%	$ 1,258,851	110%	$ 1,384,736

Nancy Phillips	$ 787,500	133%	150%	$ 1,087,538	115%	$ 1,250,668

1	Multiplied by 70% of the target amount.

2	Multiplied by 30% of the target amount.

3	Mr. Chopra’s 2020 bonus target was prorated to reflect the portion of fiscal 2020 that he served as our Chief Financial Officer.

Fiscal 2021 Bonus Program

During 2020, we accelerated our participation in higher growth media segments, such as streaming and advanced advertising, while maximizing our traditional revenue sources. In order to better align compensation outcomes with our accelerated shift in business strategy, the Committee determined to add streaming growth metrics to the core metrics for the 2021 Short Term Incentive Plan.

For the NEOs, the Committee’s determination of individual bonuses will first begin with an assessment of our degree of achievement against financial, streaming growth, and qualitative performance goals set for fiscal 2021 (with the financial component having a 40% weighting, the streaming growth metrics having a 40% weighting, and the qualitative component having a 20% weighting), which will provide a preliminary bonus amount for determining the incentive award payout. For the financial and streaming growth goals, bonus amounts will be assessed in relation to pre-established threshold, target and maximum goals. Consistent with 2020, following the determination of the preliminary bonus amount, the Committee may modify the preliminary bonus amount for each NEO based upon the Committee’s assessment of each NEO’s individual performance after consideration of management’s recommendation.

Long-Term Incentive Program

Long-Term Management Incentive Program (“LTMIP”)

The LTMIP is designed as a “pay for performance” vehicle to encourage executives to make decisions that will create and sustain long-term value for shareholders. It is also a vehicle used to retain talent and build executive ownership. Through our total compensation design, a significant portion of the total compensation opportunity for the NEOs is directly linked to stock price performance, with the goal of creating alignment with our shareholders. Eligibility to participate in the LTMIP is generally limited to executives who have management responsibility.

The type and mix of equity-based vehicles used to deliver value varies primarily by an executive’s level in the organization and our business needs. The Committee considers the following objectives in determining the appropriate type and mix of equity-based vehicles:

•

Increased accountability for senior executives (Performance-Based Stock Awards): Motivate senior executives to focus on our performance through the achievement of pre-established financial goals over a designated period.

•

Retention of talent and alignment with shareholder interests in both up and down markets (Time-Based Stock Awards): Provide real value in awards that are earned over a specified vesting period, with the value of awards tied to the value of our stock price.

The Committee discusses with management and ultimately approves the values, mix, and type of annual grants for senior executives, subject to the terms of an executive’s employment agreement. In determining the value, mix, and type of awards, the Committee takes into consideration the above objectives and the competitive assessment of total compensation reviewed by the independent compensation consultant, and reviews the LTMIP with its independent compensation consultant and senior management.

48 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

Pre-Merger Fiscal Year 2020 LTMIP Awards

In anticipation of the consummation of the Merger, the Compensation Committees of CBS Corporation and Viacom Inc. considered long-term incentive grant practices at each legacy company with a view towards harmonizing grant practices and dates for the combined company. On September 24, 2019, the CBS Corporation Compensation Committee determined to accelerate the grant date for its 2020 fiscal year awards to legacy CBS executives from February 2020 to November 1, 2019, so as to align with the date that Viacom Inc. granted its fiscal 2020 long-term incentive awards. In considering the types of awards to be granted, the Committee realized the complexities in establishing a meaningful performance goal to be achieved so soon following the Merger. As a result, the 2020 LTMIP awards were granted 100% in the form of time-based restricted share units (“TRSUs”), with annual ratable vesting over a four-year period from the date of grant, consistent with Viacom’s fiscal 2020 long-term incentive awards. Ms. Phillips received her FY 2020 LTMIP grant on December 16, 2019. The NEO’s 2020 Awards were reported in ViacomCBS’s 2020 Proxy Statement.

Fiscal Year 2021 LTMIP Awards

The Committee approved 2021 LTMIP fiscal year awards on October 21, 2020, with grants to be made effective November 30, 2020, to NEOs other than Mr. Chopra, who received his 2021 LTMIP fiscal year award in 100% TRSUs on August 24, 2020. In considering the timing and types of awards to be granted, the Committee considered the impact of the global pandemic and the difficulty in setting long-term financial goals in the uncertain market environment. As a result, the Committee authorized awards to the NEOs other than Mr. Chopra and Ms. Spade in a mix of 25% Performance Share Units (“PSUs”) and 75% TRSUs, and to Ms. Spade in 100% TRSUs. The performance criteria for the PSUs is Total Shareholder Return (TSR) performance against the companies in the S&P 500 (i.e., relative TSR), with three measurement periods beginning on December 1, 2020 and ending on each of the 2nd, 3rd and 4th anniversaries of the grant date, respectively. For each tranche of PSUs, the number of shares of ViacomCBS Class B Common Stock to be delivered following the applicable measurement period is as follows:

Achievement of TSR*	Percentage of Target Shares Earned

Less than the 25th Percentile	Award Forfeited

25th Percentile	80% of Target Award

50th Percentile	100% of Target Award

75th Percentile or greater	120% of Target Award

*	Linear interpolation between points of TSR achievement

Dividend equivalents accrue on the shares underlying the PSUs and equal the value of regular cash dividends paid on the shares of our Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the PSUs vest. If the PSUs do not vest, then the dividend equivalents accrued on those PSUs are forfeited. Given the unique considerations in designing the fiscal year 2021 awards, the Committee intends to reexamine the annual LTMIP award mix prior to the next expected annual grant in 2022.

Equity Award Grant Date Procedures

The grant date for equity awards is the date on which the Committee approves awards under the LTMIP or, if so determined by the Committee, a future grant date, or a date specified in an employment agreement. The Committee may approve an award that will have a future grant date, with the exercise price of any stock option not to be less than the closing price of a share of our Class B Common Stock on the date of grant. We do not set grant dates intentionally to precede the release of material non-public information. We provide communications regarding individual grant awards, including the terms and conditions, to recipients as soon as administratively feasible. The Committee approved annual management grants awarded for 2020 on September 24, 2019, with a grant date of November 1, 2019, and the Committee approved fiscal 2021 annual management grants on October 21, 2020, with a grant date of November 30, 2020.

Other Terms for TRSUs

TRSUs are generally subject to annual ratable vesting over the four-year period following the date of grant. For a description of certain other material terms of the TRSUs, see “Grants of Plan-Based Awards During 2020 — Description of Plan-Based Awards.”

2021 PROXY STATEMENT 49

COMPENSATION DISCUSSION AND ANALYSIS

Delegation of Authority with Respect to LTMIP Awards

The Committee has delegated to the Chief Executive Officer limited authority, with respect to executives who are not, and are not reasonably expected to become, specified employees, (i) to grant long-term incentive awards under our long-term incentive plan to such executives in connection with their hiring, promotion, or contract renewal or for any other reason and (ii) to modify certain terms of outstanding equity grants in some post-termination circumstances. The Committee delegated this authority in order for the Chief Executive Officer to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensation of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination circumstances when mutually beneficial to us and the executive. The Committee’s delegation specifies the circumstances in which the authority may be used, and limits the amount that may be awarded to an individual, the total amount that may be awarded in a given period, and, in certain circumstances, the aggregate incremental expense we may incur as a result of modifications to the terms of outstanding equity grants. The delegation also requires that the Chief Executive Officer report to the Committee periodically on his exercise of this delegated authority.

Stock Ownership Guidelines

In order to further align the NEOs’ and other senior executives’ interests with those of our shareholders, we have established stock ownership guidelines. The guidelines that were in place in 2020 provide that, within five years, starting in fiscal year 2007 for legacy CBS senior executives and May of 2018 for legacy Viacom senior executives or, if later, in the year in which a senior executive first becomes subject to the guidelines, the NEOs and certain other senior executives are expected to acquire and establish holdings in our stock equal in value to a multiple of their cash base (base salary less mandatory deferrals, if applicable), depending upon their positions as follows:

Senior Executive	Ownership Guideline Multiple

Chief Executive Officer	6x cash base

Other Senior Executives	1x to 3x cash base

All types of equity holdings, with the exception of stock options, are included in determining ownership. The Committee monitors compliance with these guidelines by receiving an annual progress report from senior management. During 2020, senior management reported to the Committee that all NEOs subject to the guidelines met the guidelines as applied to each of them at that time. The Committee determined to continue to periodically monitor compliance with the guidelines.

HEDGING POLICY

We believe that engaging in short-term speculation in ViacomCBS securities or personally profiting from a decline in our stock price would be, or may appear to be, inconsistent with the interests of our stockholders and the long-term value of ViacomCBS. Therefore, all employees, including our NEOs, are prohibited from (1) engaging in “short” sales of ViacomCBS securities that they beneficially own and from buying or selling beneficial ownership of any ViacomCBS-based derivative securities (such as “puts” and “calls”) that would result in receiving any gain or benefit if the price of the security declines, and (2) entering into any derivative transactions with respect to beneficial ownership of ViacomCBS securities (including unvested equity compensation), including any short sale, forward, equity swap, option or collar that is based on ViacomCBS’s stock price.

OTHER BENEFITS AND PROGRAMS

Retirement and Deferred Compensation Plans

We provide active, eligible employees with the opportunity to build financial resources for retirement through our broad-based tax-qualified defined benefit and/or defined contribution plans. In addition, eligible executives participate in our nonqualified defined benefit and/or deferred compensation plans. In some instances, participants in these qualified and nonqualified plans may also have frozen benefits in other qualified and nonqualified plans. Information regarding the retirement and deferred compensation plans applicable to our NEOs is set forth in the narrative after the Pension Benefits in 2020 table and the Nonqualified Deferred Compensation in 2020 table.

All Other Compensation

We provide other compensation to participating employees by making employer contributions in 401(k) and excess 401(k) plans and by providing company-paid life insurance. Compensation paid to the NEOs in relation to these programs is included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2020.

50 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

In certain instances, we provide executives with additional benefits that we believe are reasonable and typical for executives in similar industries and help us to attract and retain these executives. Among these benefits are transportation-related benefits, which we believe provide security, travel flexibility and efficiencies that result in a more productive use of the executive’s time, given the demands of his or her position. Information regarding the benefits described in this paragraph is included in footnote 6 to the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2020.

Post-Termination Arrangements

Each of the NEOs is entitled to post-termination payments and benefits upon the occurrence of a termination without “cause” or a resignation for “good reason” and upon death or disability, as set forth in their respective employment agreements, and, if applicable, the relevant retention plan.

The terms of these payments and benefits, and the estimated potential payments that would be made to each NEO if his or her employment terminated as of the 2020 fiscal year-end for the applicable reasons noted above are described under “Potential Payments upon Termination and Certain Other Events.” In assessing post-termination payments and benefits in connection with senior executive employment arrangements, the Committee considers competitive practice with respect to comparable executives at peer companies as well as prevailing practice and trends with respect to other public companies that are relevant in terms of size and complexity. The objective of these payments and benefits is to recruit and retain talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without “cause” or a resignation for “good reason,” and, in the event of certain corporate transactions, provide enhanced payments to secure talent during uncertain and challenging times typically associated with a merger and related integration matters.

As described earlier in this CD&A, Ms. Spade is no longer an employee of the Company. See “Potential Payments Upon Termination and Certain Other Events” for more information concerning the separation payments and benefits paid or payable to Ms. Spade.

Employment Contracts

All of the NEOs have employment contracts with us, as the Committee has considered it to be in our best interests, and as the best means, to secure the employment of each of these executives. The terms and provisions of these contracts are more fully described in “Executive Compensation – Employment Agreements for 2020,” the narrative section after the Summary Compensation Table for Fiscal Year 2020 and in “Changes in NEOs’ Compensation Arrangements in 2020.”

TAX CONSIDERATIONS

As it previously existed, Section 162(m) generally limited to $1 million the federal tax deductibility of some forms of compensation paid in one year to the Chief Executive Officer and the three other most highly compensated executive officers employed by us at the end of the year (other than our Chief Financial Officer) and provided that performance-based compensation may qualify for an exception to the limit on deductibility, if, among other requirements, the plan under which such compensation is paid met certain requirements, including stockholder approval. Our long-term incentive plan was designed to permit awards that would comply with this Section 162(m) exception for performance-based compensation, and our stockholders previously approved this plan.

Legislation signed into law in December 2017, the Tax Cuts and Jobs Act, expanded the number of individuals covered by Section 162(m) and eliminated the exception for performance-based compensation for taxable years beginning after December 31, 2017, except for otherwise qualified compensation payable pursuant to a written binding contract in effect on November 2, 2017 that is not subsequently materially modified (so-called “grandfathered arrangements”). Prior to the Merger, in order to provide appropriate compensation, the Committee historically approved compensation exceeding the $1 million limitation under Section 162(m), including with respect to a portion of base salary and long-term incentives.

Because all of the NEOs entered into new employment agreements in connection with the Merger, following the Merger, the Committee no longer considers Section 162(m) when structuring pay packages for our executives, and no assurance can be given that compensation for 2020 or future years will be deductible under applicable transition relief rules. The Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of ViacomCBS and our shareholders, even if not fully deductible.

2021 PROXY STATEMENT 51

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such information by reference.

The Compensation Committee of the Board of Directors of ViacomCBS Inc. has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the ViacomCBS Inc. Board of Directors that the CD&A be included in this proxy statement and incorporated by reference from this proxy statement into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission on February 24, 2021.

Members of the Compensation Committee

Brian Goldner, Chair

Linda M. Griego

Judith A. McHale

Ronald L. Nelson

52 VIACOMCBS INC.

Executive Compensation

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2020

The following table sets forth information concerning total compensation for fiscal years 2020, 2019, and 2018, as applicable, for our principal executive officer, principal financial officers and three other most highly compensated executive officers for fiscal year 2020 who were serving as executive officers at the end of fiscal year 2020 (the “NEOs”). The amounts set forth in the following table with respect to 2019 reflect payments made by us during 2019 to the NEOs, which for the legacy Viacom NEOs (Mr. Bakish and Mses. D’Alimonte and Phillips) reflect payments made by us during the period commencing with the effective time of the Merger (December 4, 2019) through the end of fiscal year 2019 (or, in the case of bonuses, payments made in 2020 for services rendered in 2019).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and NQDC Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

Robert M. Bakish(7) President and Chief Executive Officer; Director	2020	3,106,923	–	15,999,968	19,693,060	144,644	29,173	38,973,768
	2019	230,769	3,123,664	4,999,997	–	4,399	6,556	8,365,385

Naveen Chopra(8) EVP, Chief Financial Officer	2020	538,462	2,000,000	7,499,975	1,208,375	–	6,617	11,253,429

Christa A. D’Alimonte(9) EVP, General Counsel and Secretary	2020	1,260,952	–	2,187,451	2,481,484	–	23,717	5,953,604
	2019	83,985	393,607	–	–	–	5,505	483,097

Doretha F. Lea(10) EVP, Global Public Policy and Government Relations	2020	911,550	–	749,967	1,384,736	116,521	23,252	3,186,026

Nancy Phillips(11) EVP, Chief People Officer	2020	787,211	540,000	999,957	1,250,668	–	22,927	3,600,763
	2019	57,692	66,126	2,999,973	–	–	–	3,123,791

Christina Spade(12) Former EVP, Chief Financial Officer	2020	1,155,000	–	3,400,004	2,134,440	579,045	12,637,658	19,906,147
	2019	1,256,923	2,500,000	4,899,893	–	687,376	24,718	9,368,910
	2018	652,212	1,000,000	349,984	–	6,452	20,693	2,029,341

(1)

Salary includes amounts deferred under qualified and nonqualified arrangements for each of the NEOs. See the Nonqualified Deferred Compensation in 2020 table for further information on amounts deferred under nonqualified deferred compensation arrangements. For Ms. Spade, salary also includes $45,769 paid for unused vacation and/or personal days accrued through the date of her separation from the Company.

(2)	Amounts for Ms. Spade for 2019 and 2018 reflect cash payments made in early 2020 for fiscal year 2019 performance and early 2019 for fiscal year 2018 performance, respectively.

Amounts for Mr. Bakish and Ms. D’Alimonte represent cash payments made in early 2020 for performance from October 1, 2019 through December 31, 2019 and, for Ms. Phillips, represent cash payments made in early 2020 for performance from December 2, 2019 through December 31, 2019. Because these payments were made by us, they are reflected in the “Bonus” column, even though a portion of these payments relates to services rendered by the applicable NEO to Viacom prior to the effective time of the Merger.

Amounts for 2020 for Ms. Phillips and Mr. Chopra represent the applicable executive’s sign-on bonus amount paid pursuant to such executive’s letter agreement.

(3)

Amounts reflect the aggregate grant date fair values for RSUs and PSUs determined in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2020, see Note 15 “Stock-Based Compensation” to the audited 2020 consolidated financial statements on pages II-93 to II-96 in our Form 10-K for the fiscal year-ended December 31, 2020. Assuming the highest level of performance conditions are achieved, the grant date values of PSUs for Mr. Bakish and Mses. D’Alimonte, Lea and Phillips are as follows: $5,168,943, $706,658, $242,268 and $322,988, respectively.

(4)

Amounts for 2020 for Messrs. Bakish and Chopra and Mses. D’Alimonte, Phillips and Lea represent the amount of compensation earned by the applicable NEO under our 2020 annual performance-based bonus program. The amount for 2020 for Ms. Spade represents the payout of a pro-rated target bonus under our 2020 annual performance-based bonus program in accordance with the CBS Senior Executive Retention Plan, described below under “Potential Payments Upon Termination and Certain Other Events.”

(5)	Amounts relate to changes in pension value only. None of our nonqualified deferred compensation plans for executives provide for above-market interest or preferential earnings.

2021 PROXY STATEMENT 53

EXECUTIVE COMPENSATION

(6)	The following table describes each component of the “All Other Compensation” column for 2020:

Named Executive Officer	Company Contribution to 401(k) Plans ($)(a)	Company Contribution to 401(k) Excess Plan ($)	Company- Paid Life Insurance ($)(b)	Separation/ Additional Payments ($)(c)	Perquisites and Other Personal Benefits	Total ($)
					Transportation- Related Benefits ($)(d)

Robert M. Bakish	8,800	–	7,920	–	12,453	29,173

Naveen Chopra	6,173	–	444	–	–	6,617

Christa A. D’Alimonte	7,650	14,087	1,980	–	–	23,717

Doretha F. Lea	14,057	7,750	1,445	–	–	23,252

Nancy Phillips	13,929	7,750	1,248	–	–	22,927

Christina Spade	8,550	13,950	1,663	12,613,495	–	12,637,658

(a)	Represents Company matching contributions made our 401(k) plan.

(b)	Represents premiums paid by us in 2020 for life insurance coverage for the period during which the NEO was employed by us.

(c)

Represents amounts accrued for payment during 2020 in connection with Ms. Spade’s separation from the Company, as described below under “Potential Payments Upon Termination and Certain Other Events,” other than the amount reported in the “Non-Equity Incentive Plan” column, which is described in footnote (4).

(d)	Represents personal use of a car and driver and/or personal use of car service, all provided for business-related security reasons.

(7)

Mr. Bakish became our President and Chief Executive Officer on December 4, 2019, following the closing of the Merger. Except for the amounts reported in the “Bonus” column, which are described in footnote (2), amounts reported for Mr. Bakish for 2019 reflect compensation we paid to him during the portion of 2019 for which he was employed by us. As disclosed in our 2020 proxy statement, we estimate that Mr. Bakish’s annual total compensation for 2019 would have been approximately $36,572,367 if all compensation elements for Mr. Bakish in 2019 were annualized, excluding the amounts in the “Bonus” and “Stock Awards” columns, but adding (i) his target annual bonus ($12.4 million), (ii) his target annual equity award incentive ($16 million), in each case pursuant to his employment agreement, and (iii) the grant date fair value of the one-time transaction award ($5 million) granted in December 2019.

(8)

Mr. Chopra became our Executive Vice President, Chief Financial Officer on August 10, 2020. Amounts reported for Mr. Chopra reflect compensation paid to him during the portion of 2020 for which he was employed by us.

(9)

Ms. D’Alimonte became our Executive Vice President, General Counsel and Secretary, on December 4, 2019, following the closing of the Merger. Except for the amounts reported in the “Bonus” column, which are described in footnote (2), amounts reported for Ms. D’Alimonte for 2019 reflect compensation we paid to her during the portion of 2019 for which she was employed by us.

(10)	Ms. Lea first became an NEO for fiscal year 2020, therefore, only fiscal year 2020 information is provided.

(11)

Ms. Phillips became our Executive Vice President, Chief People Officer, on December 4, 2019, following the closing of the Merger. Except for the amounts reported in the “Bonus” column, which are described in footnote (2), amounts reported for Ms. Phillips for 2019 reflect compensation we paid to her during the portion of 2019 for which she was employed by us.

(12)

Ms. Spade separated from the Company on December 1, 2020. She ceased serving as our Executive Vice President, Chief Financial Officer effective August 10, 2020, after which she served until December 1, 2020 as an advisor.

EMPLOYMENT AGREEMENTS WITH 2020 NEOS

During fiscal year 2020, all NEOs had employment agreements that set forth the terms and conditions of their employment. The material terms of each of these agreements that are necessary to an understanding of the information provided in the Summary Compensation Table for Fiscal Year 2020 and the Grants of Plan-Based Awards During 2020 table are provided below and should be read along with the vesting terms of long-term incentive awards granted to the NEOs during 2020, in the section “Grants of Plan-Based Awards During 2020 — Description of Plan-Based Awards.” See “Potential Payments Upon Termination and Certain Other Events” for a description of the severance payments and benefits for the NEOs in connection with a termination of their employment, and enhanced payments and benefits available to certain NEOs in connection with specified corporate events, such as the Merger. Also see the sections entitled “Annual Bonus Awards” and “Long-Term Incentive Program” under the “Compensation Discussion and Analysis” section for a discussion of the terms of the bonus awards and equity grant awards.

54 VIACOMCBS INC.

EXECUTIVE COMPENSATION

Robert M. Bakish

On August 13, 2019, Viacom entered into an employment agreement with Mr. Bakish, pursuant to which, upon the closing of the Merger, he became our President and Chief Executive Officer. Mr. Bakish’s agreement has a four-year term and provides for an annual base salary of $3.1 million per year, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus opportunity of $12.4 million per year. Mr. Bakish is eligible to receive annual grants of equity compensation with an aggregate target value of $16 million. Pursuant to a letter agreement entered into in connection with Mr. Bakish’s employment agreement, he received a one-time grant of TRSUs with a grant date value of $5 million, vesting in equal installments on each of the first four anniversaries of the closing of the Merger.

Mr. Bakish’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that his employment is terminated by us without “cause” or by him with “good reason,” or, in certain circumstances, following non-extension of his employment agreement. These payments and benefits may be enhanced if such termination occurs within two years of the effective time of the Merger, pursuant to Mr. Bakish’s participation in the Viacom Inc. Executive Retention Plan for Section 16 Officers (the “Viacom ERP”), as discussed in the section entitled “Potential Payments Upon Termination and Certain Other Events”.

Naveen Chopra

As described under “Compensation Discussion and Analysis — Changes in NEOs’ Compensation Arrangements,” we entered into an employment agreement with Naveen Chopra on June 30, 2020 that provides for Mr. Chopra’s employment as our Executive Vice President, Chief Financial Officer. The agreement has a three-year term and provides for an annual base salary of $1.4 million, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus of 150% of his annual salary. With respect to fiscal year 2020, the employment agreement provides for Mr. Chopra to receive a guaranteed minimum annual bonus, subject to pro-ration based on Mr. Chopra’s start date. Mr. Chopra is eligible to receive annual grants of equity compensation with an aggregate target value of $3 million, beginning with the annual grant made for fiscal year 2022. Further, pursuant to a letter agreement entered into in connection with Mr. Chopra’s employment agreement, Mr. Chopra was granted two grants of equity compensation on August 24, 2020 with grant date values of $3 million and $4.5 million, which were in lieu of a fiscal 2021 long-term equity incentive award and in consideration of forfeited compensation from his former employer, respectively. Pursuant to the letter agreement and as further consideration for forfeited compensation from his former employer, Mr. Chopra received a one-time sign-on cash bonus of $2 million, which is subject to repayment in the event of certain terminations of Mr. Chopra’s employment.

Mr. Chopra’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The employment agreement also provides for severance payments and benefits in the event that Mr. Chopra’s employment is terminated by us without “cause” or by him with “good reason,” or, in certain circumstances, following non-extension of his employment agreement.

Christa A. D’Alimonte

On August 13, 2019, Viacom entered into an employment agreement with Ms. D’Alimonte, pursuant to which, upon the closing of the Merger, she became our Executive Vice President, General Counsel and Secretary. Ms. D’Alimonte’s agreement has a three-year term and provides for an annual base salary of $1.25 million per year, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus opportunity of 125% of her annual base salary. Ms. D’Alimonte is eligible to receive annual grants of equity compensation with an aggregate target value of $2,187,500.

Ms. D’Alimonte’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us without “cause” or by her with “good reason,” or, in certain circumstances, following non-extension of her employment agreement, which payments and benefits may be enhanced if such termination occurs within two years of the effective time of the Merger pursuant to Ms. D’Alimonte’s participation in the Viacom ERP.

2021 PROXY STATEMENT 55

EXECUTIVE COMPENSATION

Doretha F. Lea

On October 2, 2019, Viacom entered into an employment agreement with Ms. Lea, pursuant to which, upon the closing of the Merger, she became our Executive Vice President, Global Public Policy and Government Relations. Ms. Lea’s agreement has a three-year term and provides for an annual base salary of $911,550 per year, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus opportunity of 100% of her annual base salary. Ms. Lea is eligible to receive annual grants of equity compensation with an aggregate target value of $750,000.

Ms. Lea’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us without “cause” or by her with “good reason,” or, in certain circumstances, following non-extension of her employment agreement, which payments and benefits may be enhanced if such termination occurs within two years of the effective time of the Merger pursuant to Ms. Lea’s participation in the Viacom ERP.

Nancy Phillips

On December 2, 2019, Viacom entered into an employment agreement with Ms. Phillips, pursuant to which, upon the closing of the Merger, she became our Executive Vice President, Chief People Officer. Ms. Phillips’ agreement has a three-year term and provides for an annual base salary of $750,000, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus opportunity of 100% of her annual salary. The agreement also provides that Ms. Phillips is eligible to receive annual grants of equity compensation with an aggregate target grant date value of $1 million, beginning with the annual grant made for fiscal year 2021. Pursuant to a letter agreement entered into in connection with Ms. Phillips’ employment agreement, she received a one-time grant of TRSUs on December 16, 2019, with a value of $1.75 million, in connection with commencement of her employment. This one-time grant vests over four years in equal annual installments. Also on December 16, 2019, pursuant to the letter agreement, Ms. Phillips received her fiscal year 2020 LTMIP grant in the form of TRSUs with a value of $1.25 million, which is 125% of the annual long-term equity incentive target provided for in Ms. Philips’ employment agreement. This grant also vests over four years in equal annual installments.

Ms. Phillips’ employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us without “cause” or by her with “good reason,” or, in certain circumstances, following non-extension of her employment agreement.

Christina Spade

In connection with the Merger, we entered into a new employment agreement with Ms. Spade providing for her continued employment as Executive Vice President, Chief Financial Officer, which, upon effectiveness, superseded her prior employment agreement with us.

On July 23, 2020, we entered into an amendment to Ms. Spade’s agreement, memorializing the terms of her transition from Executive Vice President, Chief Financial Officer to an advisory role with the Company, which began on August 10, 2020 and ended on December 1, 2020. The amendment reduced Ms. Spade’s base salary and annual target bonus opportunity with respect to such transition period by 50%, to $700,000 and $1.4 million, respectively; provided, however, that such reductions would not be reflected in the calculation of certain of Ms. Spade’s severance payments, as described in the section entitled “Potential Payments Upon Termination and Certain Other Events.” Pursuant to the amendment, Ms. Spade remained eligible to receive her 2021 equity award on or prior to December 1, 2020. She received severance compensation and benefits in accordance with a termination without “cause” or resignation for “good reason” under the terms of her employment agreement and the CBS Senior Executive Retention Plan, including acceleration of her 2021 equity award and waiver of her non-competition obligations.

Pursuant to her employment agreement, Ms. Spade remains subject to certain restrictive covenants, including non-solicitation covenants and covenants prohibiting interference with business relationships, in each case applicable for one year following her separation, and perpetual covenants protecting confidential information.

56 VIACOMCBS INC.

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS DURING 2020

The following table sets forth information concerning grants of equity awards under our incentive programs to the NEOs in fiscal year 2020. No option awards were granted to NEOs in fiscal year 2020.

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)						Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)

Robert M. Bakish	11/30/2020	10/21/2020	—		—		—		31,493	39,366	47,240	—	1,333,326

	11/30/2020	10/21/2020	—		—		—		32,650	40,812	48,975	—	1,333,328

	11/30/2020	10/21/2020	—		—		—		33,532	41,915	50,298	—	1,333,316

	11/30/2020	10/21/2020	—		—		—		—	—	—	340,136	11,999,998

			3,100,000		12,400,000		24,800,000		—	—	—	—	—

Naveen Chopra	8/24/2020	5/19/2020	—		—		—		—	—	—	162,807	4,499,985

	8/24/2020	5/19/2020	—		—		—		—	—	—	108,538	2,999,990

			218,750		875,000		1,750,000		—	—	—	—	—

Christa A. D’Alimonte	11/30/2020	10/21/2020	—		—		—		4,306	5,382	6,459	—	182,288

	11/30/2020	10/21/2020	—		—		—		4,464	5,579	6,695	—	182,266

	11/30/2020	10/21/2020	—		—		—		4,584	5,730	6,876	—	182,271

	11/30/2020	10/21/2020	—		—		—		—	—	—	46,503	1,640,626

			390,625		1,562,500		3,125,000		—	—	—	—	—

Doretha F. Lea	11/30/2020	10/21/2020	—		—		—		1,476	1,845	2,214	—	62,490

	11/30/2020	10/21/2020	—		—		—		1,531	1,913	2,296	—	62,498

	11/30/2020	10/21/2020	—		—		—		1,572	1,964	2,357	—	62,475

	11/30/2020	10/21/2020	—		—		—		—	—	—	15,944	562,504

			227,888		911,550		1,823,100		—	—	—	—	—

Nancy Phillips	11/30/2020	10/21/2020	—		—		—		1,968	2,460	2,952	—	83,320

	11/30/2020	10/21/2020	—		—		—		2,040	2,550	3,060	—	83,309

	11/30/2020	10/21/2020	—		—		—		2,096	2,619	3,143	—	83,310

	11/30/2020	10/21/2020	—		—		—		—	—	—	21,259	750,018

			196,875		787,500		1,575,000		—	—	—	—	—

Christina Spade(5)	11/30/2020	10/21/2020	—		—		—		—	—	—	96,372	3,400,004

			700,000	(6)	2,800,000	(6)	5,600,000	(6)	—	—	—	—	—

(1)

The “Committee Action Date” refers to the date on which the Compensation Committee approved the grants reported in the table. With respect to Mr. Chopra, the “Committee Action Date” refers to the date on which the Compensation Committee approved entry into the employment agreement providing for the award.

(2)

Amounts reflect the range of potential bonus payments for each NEO from threshold to maximum based on the NEO’s target opportunity, with threshold, target and maximum payouts amounting to 25%, 100% and 200% of the applicable NEO’s target opportunity, respectively.

(3)

Amounts reflect the range of PSUs potentially earned by each NEO from threshold to maximum on each tranche of PSUs based on the NEO’s target number of PSUs, with threshold, target and maximum payouts amounting to 80%, 100% and 120% of the applicable NEO’s target PSUs, respectively.

(4)	Amounts reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718.

(5)

Pursuant to her employment agreement, as amended in connection with her transition from Executive Vice President, Chief Financial Officer to an advisory role, Ms. Spade’s 2021 LTMIP grant was not subject to any performance-based vesting conditions.

2021 PROXY STATEMENT 57

EXECUTIVE COMPENSATION

(6)

Amounts reflect potential payouts under our annual performance-based short-term incentive plan prior to reduction of Ms. Spade’s target annual bonus opportunity pursuant to the amendment to her employment agreement in connection with her transition from Executive Vice President, Chief Financial Officer to an advisory role. As set forth in the “Non-Equity Incentive Plan” column of the Summary Compensation Table for Fiscal Year 2020 and disclosed in the section entitled “Potential Payments Upon Termination and Certain Other Events,” Ms. Spade received a pro-rated bonus in accordance with the amendment to her employment agreement, with performance deemed at target level.

DESCRIPTION OF PLAN-BASED AWARDS

Equity awards reported in the Grants of Plan-Based Awards During 2020 table awarded to Mr. Bakish and Mses. D’Alimonte, Lea and Phillips were awarded under the Viacom Inc. 2016 Long-Term Management Incentive Plan, which we assumed in the Merger and expired in accordance with its terms on December 31, 2020. Equity awards awarded to Ms. Spade and Mr. Chopra were awarded under our long-term incentive programs.

TRSUs—The number of TRSUs awarded was determined by dividing the value of the award by the closing price of a share of our Class B Common Stock on the date of grant. Vesting for the TRSUs occurs in equal annual installments over four years. The TRSUs set forth in the “All Other Stock Awards” column were granted as fiscal 2021 annual equity awards.

PSUs—The target number of PSUs granted was determined by dividing the target value of the award by the grant date fair value determined by using a Monte Carlo valuation model for each of the three performance periods. The PSUs set forth in the “Estimated Possible Payouts Under Equity Incentive Plan Awards” columns were granted as fiscal 2021 annual equity awards and are subject to performance conditions, as described under “Compensation Discussion and Analysis — Long-Term Incentive Programs — Fiscal Year 2021 LTMIP Awards.”

For other terms of these awards relating to performance goals and grant dates, see “Compensation Discussion and Analysis — Long-Term Incentive Programs — Fiscal Year 2021 LTMIP Awards” and “— Equity Award Grant Date Procedures.”

58 VIACOMCBS INC.

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2020

The following table sets forth the outstanding equity awards held by our NEOs at December 31, 2020, which included vested and unexercised stock options, unvested and unexercised stock options and unvested TRSUs and PSUs. Market values were calculated using the closing price of our Class B Common Stock on December 31, 2020, which was $37.26.

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)

Robert M. Bakish	5/22/2013	36,635	0	116.67	5/22/2021	—	—	—	—
	5/21/2014	28,804	0	141.66	5/21/2022	—	—	—	—
	5/20/2015	43,641	0	110.56	5/20/2023	—	—	—	—
	5/18/2016	62,037	0	65.18	5/18/2024	—	—	—	—
	11/10/2016	76,517	0	63.75	11/10/2024	—	—	—	—
	1/9/2017	150,926	50,308	64.31	1/9/2025	—	—	—	—
	11/20/2017	328,331	109,444	43.90	11/20/2025	—	—	—	—
	11/30/2018	203,916	203,916	51.76	11/30/2026	—	—	—	—
	11/30/2018	—	—	—	—	111,236	4,144,653	—	—
	11/1/2019	—	—	—	—	406,718	15,154,313	—	—
	12/5/2019	—	—	—	—	91,777	3,419,611	—	—
	11/30/2020	—	—	—	—	340,136	12,673,467	—	—
	11/30/2020	—	—	—	—	—	—	97,675	3,639,371
Naveen Chopra	8/24/2020	—	—	—	—	108,538	4,044,126	—	—
	8/24/2020	—	—	—	—	162,807	6,066,189	—	—
Christa A. D’Alimonte	5/22/2013	4,579	0	116.67	5/22/2021	—	—	—	—
	5/21/2014	3,600	0	141.66	5/21/2022	—	—	—	—
	5/20/2015	6,546	0	110.56	5/20/2023	—	—	—	—
	5/18/2016	8,271	0	65.18	5/18/2024	—	—	—	—
	5/18/2017	20,982	6,994	57.01	5/18/2025	—	—	—	—
	1/31/2018	11,455	11,454	56.06	1/31/2026	—	—	—	—
	11/30/2018	13,459	13,458	51.76	11/30/2026	—	—	—	—
	5/18/2017	—	—	—	—	2,105	78,432	—	—
	1/31/2018	—	—	—	—	3,938	146,730	—	—
	11/30/2018	—	—	—	—	12,284	457,702	—	—
	11/1/2019	—	—	—	—	55,606	2,071,880	—	—
	11/30/2020	—	—	—	—	46,503	1,732,702	—	—
	11/30/2020	—	—	—	—	—	—	13,354	497,570

2021 PROXY STATEMENT 59

EXECUTIVE COMPENSATION

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Doretha F. Lea	5/22/2013	9,616	0	116.67	5/22/2021	—	—	—	—
	5/21/2014	10,081	0	141.66	5/21/2022	—	—	—	—
	5/20/2015	15,274	0	110.56	5/20/2023	—	—	—	—
	5/18/2016	19,300	0	65.18	5/18/2024	—	—	—	—
	5/18/2017	18,360	6,119	57.01	5/18/2025	—	—	—	—
	1/31/2018	6,356	6,356	56.06	1/31/2026	—	—	—	—
	11/30/2018	8,565	8,564	51.76	11/30/2026	—	—	—	—
	5/18/2017	—	—	—	—	1,842	68,633	—	—
	1/31/2018	—	—	—	—	2,186	81,450	—	—
	11/30/2018	—	—	—	—	7,818	291,299	—	—
	11/1/2019	—	—	—	—	19,065	710,362	—	—
	11/30/2020	—	—	—	—	15,944	594,073	—	—
	11/30/2020	—	—	—	—	—	—	4,579	170,614
Nancy Phillips	12/16/2019	—	—	—	—	56,603	2,109,028	—	—
	11/30/2020	—	—	—	—	21,259	792,110	—	—
	11/30/2020	—	—	—	—	—	—	6,104	227,435
Christina Spade(4)	—	—	—	—	—	—	—	—	—

(1)	Each option award vests 25% on each of the first four anniversaries of the date of grant.

(2)	Set forth below is the vesting for each grant of stock awards (TRSUs and PSUs, other than PSUs granted in 2020):

Grant Date	Stock Awards Vesting Schedule

5/18/2017	25% scheduled to vest on each of the first four anniversaries of the date of grant.

1/31/2018	25% scheduled to vest on each of the first four anniversaries of the date of grant.

11/30/2018

Awards are comprised of TRSUs that vest in equal installments on the first four anniversaries of the grant date and PSUs that vested subject to satisfaction of certain performance conditions, except in the case of Mr. Bakish, who received only the PSU portion of the award. The applicable performance conditions for the PSUs were deemed met at target for any performance periods that were incomplete as of the effective date of the Merger and these units will vest on September 30, 2021.

For Mr. Bakish: 111,236 units are scheduled to vest on September 30, 2021.

For Ms. D’Alimonte: 8,565 units are scheduled to vest on September 30, 2021 and 3,719 are scheduled to vest ratably on November 30, 2021 and November 30, 2022.

For Ms. Lea: 5,451 units are scheduled to vest on September 30, 2021 and 3,367 are scheduled to vest ratably on November 30, 2021 and November 30, 2022.

11/1/2019	25% scheduled to vest on each of the first four anniversaries of the date of grant.

12/5/2019	25% scheduled to vest on each of the first four anniversaries of the date of grant.

12/16/2019	25% scheduled to vest on each of the first four anniversaries of the date of grant.

8/24/2020	25% scheduled to vest on each of the first four anniversaries of the date of grant.

11/30/2020	25% scheduled to vest on each of the first four anniversaries of the date of grant.

60 VIACOMCBS INC.

EXECUTIVE COMPENSATION

(3)

Represents the threshold number of outstanding PSUs granted in 2020. PSUs are eligible to vest based on achievement of the applicable TSR goals, on certification following the end of the applicable performance period, with three performance periods beginning on December 1, 2020 and ending on each of the 2nd, 3rd and 4th anniversaries of the grant date, respectively.

(4)

Ms. Spade’s stock awards were accelerated in connection with her separation on December 1, 2020 pursuant to her employment agreement. As a result, her awards were no longer outstanding as of December 31, 2020 and are not reflected herein.

OPTION EXERCISES AND STOCK VESTED DURING 2020

The following table sets forth information concerning the vesting of stock awards during 2020 for each of our NEOs. The NEOs did not exercise any stock options in 2020.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Robert M. Bakish	—	—	356,293	10,986,406
Naveen Chopra	—	—	—	—
Christa A. D’Alimonte	—	—	32,331	916,507
Doretha F. Lea	—	—	18,359	502,152
Nancy Phillips	—	—	18,868	677,173
Christina Spade	—	—	227,753	8,015,088

(1)

Represents RSUs that vested during 2020. The number of shares and value realized on vesting include shares withheld to satisfy tax withholding obligations. The net shares delivered to each NEO after withholding for applicable taxes were: Mr. Bakish, 185,228 shares; Ms. D’Alimonte, 18,197; Ms. Lea, 12,193; Ms. Phillips, 9,627; and Ms. Spade, 106,537 shares.

(2)	Represents the number of shares underlying RSUs that vested in 2020, multiplied by the closing price of our Class B Common Stock on the applicable vesting date.

PENSION BENEFITS IN 2020

The following table sets forth information concerning each qualified and nonqualified defined benefit pension plan that provides payments in connection with retirement with respect to the NEOs who participate in any such plan. During 2020, of the plans identified below, the CBS Retirement Excess Pension Plan was the only plan under which the applicable NEO continued to accrue benefits. The other plans did not provide for accrual of benefits during 2020 for the NEOs; however, as shown below, the applicable NEOs had an accumulated benefit under such plans. None of the NEOs received payments under pension plans during 2020.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Robert M. Bakish	Qualified—The Viacom Pension Plan	14.9	565,834	—

	Nonqualified—The Viacom Excess Pension Plan	11.2	1,246,005	—

Doretha F. Lea	Qualified—The Viacom Pension Plan	13.2	486,747	—

	Nonqualified—The Viacom Excess Pension Plan	9.4	806,819	—

Christina Spade	Qualified—CBS Retirement Plan Component of CBS Combined Pension Plan (CCPP)	20.8	930,401	—

	Nonqualified—CBS Retirement Excess Pension Plan (CREPP)	22.8	2,125,461	—

(1)

Years of credited service for Mr. Bakish and Ms. Lea differ from actual years of service based on the date they satisfied age and service requirements under the applicable plan and the date benefit accruals were frozen under such plan (i.e., December 31, 2012 for the Viacom Pension Plan and April 1, 2009 for the Viacom Excess Pension Plan). For Ms. Spade, years of credited service differ from actual years of service based on the date she satisfied eligibility requirements under the applicable plan and an amendment to the CRP Component (as described below) as of January 1, 2019 that froze future benefit accruals for Ms. Spade and resulted in benefit accruals that would have been earned under the CRP Component being earned under the CREPP. These differences did not result in any increased benefits to the executives.

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EXECUTIVE COMPENSATION

(2)

The present value of each applicable NEO’s accumulated benefit at December 31, 2020 in the CBS Retirement Plan Component of the CCPP and the CREPP was calculated assuming commencement of benefits at age 65 (or current age if older than 65), using a discount rate of 2.93% and 3.04%, respectively, and mortality rates in accordance with the RPH-2015 mixed collar sex distinct table multiplied by 1.03 and with generational projection of MP-2020 with 75% of the long-term improvement rate. The present value of each of Mr. Bakish and Ms. Lea’s accumulated benefit at December 31, 2020 in the Viacom Pension Plan and the Viacom Excess Pension Plan was calculated assuming commencement of benefits at age 65, using a discount rate of 3.06% and 3.04%, respectively, for the deferral period from December 31, 2020 until age 65, and mortality rates in accordance with RPH-2015 mixed collar sex distinct table multiplied by 1.03 and with generational projection of MP-2020 with 75% of the long-term improvement rate. (The modified generational improvement scale adopts all the parameter changes implemented and published by the Society of Actuaries for MP-2019 except for the ultimate improvement rate which under the modified improvement scale is 0.75% instead of 1.00%.) The present value of each of Mr. Bakish’s and Ms. Lea’s accumulated benefit at December 31, 2020 in the Viacom Pension Plan reflects established assumptions regarding the form of payment elected by participants, specifically that 70% of retirement eligible participants elect lump sums and 30% elect life annuities and that 75% of vested eligible participants elect lump sums and 25% elect life annuities. As it relates to the present value of each of Mr. Bakish’s and Ms. Lea’s accumulated benefit at December 31, 2020, the amount shown in the Viacom Excess Pension Plan assumes the grandfathered benefit under Section 409A of the Code is payable in the same form of payment as the benefit under the Viacom Pension Plan. The benefit accumulated after the implementation of Section 409A of the Code assumes 100% of participants elect life annuities.

DESCRIPTION OF PENSION BENEFITS

We currently maintain several qualified and nonqualified defined benefit plans as a result of various mergers, acquisitions and divestitures involving the Company and its various businesses, as well as changes implemented by the Company and its predecessors in retirement programs. As of December 31, 2020, all the plans identified below are closed to new participants and operate only for employees who are grandfathered into these plans. In addition, effective as of January 1, 2021, all the plans were amended to cease future benefit accruals for all participants after December 31, 2020. The normal retirement age for all Company-sponsored pension plans is 65.

CBS Combined Pension Plan (“CCPP”)

We maintain the CCPP, a tax-qualified defined benefit plan for eligible employees who satisfied age and service requirements prior to the CCPP’s closure to new participants. The CCPP contains seven separate components, including the CBS Retirement Plan Component (described below), which became a component as of December 31, 2011. Each of the components has been closed to new participants generally since March 31, 1999, except that the CRP Component has been closed to new participants since July 2010. For all of the components, employees are fully vested in their accrued benefit upon completion of five years of vesting service. We pay the cost of the benefits provided by the CCPP. Eligible compensation for purposes of the CCPP is limited by federal law; for 2020, the limit was $285,000 (the “Annual Limit”). Early retirement reductions differ in each of these components of the CCPP; however, each component defines early retirement eligibility as age 55 with 10 years of vesting service while actively employed.

CBS Retirement Plan Component of the CCPP (“CRP Component”)

Ms. Spade had frozen benefits in the CRP Component during 2020. For existing participants, participation in the CRP Component began on the later of the date he or she attained age 21 or completed one year of eligibility service. For each year of credited service up to a maximum of 30 years, the benefit formula for calculating an age 65 accrued benefit under the CRP Component is 1.25% of the participant’s final average compensation up to the Social Security covered compensation amount, plus 1.75% of the participant’s final average compensation above the Social Security covered compensation amount. Final average compensation includes eligible salary, commissions, overtime and short-term incentive awards. If an employee who participates in the CRP Component reaches age 55 with 10 years of eligibility service, he or she is considered eligible for an early retirement benefit. The reductions for retiring early are 6% per year for each year that the benefit begins between ages 65 and 60, plus 4% per year for each year that the benefit begins between ages 60 and 55. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CRP Component are actuarially equivalent to the normal forms of payment.

CBS Retirement Excess Pension Plan (“CREPP”)

We maintain the CREPP, an unfunded nonqualified defined benefit plan, to provide benefits to employees who are participants in the CRP Component and whose annual base salary and commissions have exceeded the applicable

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Annual Limit. The benefits under the CREPP are calculated by determining the excess, if any, of (i) the benefits that would be payable under the CRP Component if it was not subject to the Annual Limit over (ii) the benefits actually payable under the CRP Component. Effective as of January 1, 2019, the CRP Component was amended to freeze future benefit accruals for certain highly paid employees, including Ms. Spade. As a result of this amendment, benefit accruals that would have been earned under the CRP Component are being earned under the CREPP. In addition, effective as of January 1, 2021, the CRP and the CREPP were amended to cease future benefit accruals for all participants. As a result of these amendments, there are no benefit accruals being earned under the CREPP after December 31, 2020. Early retirement reduction factors under the CREPP are identical to those of the CRP Component. The maximum amount of total annual compensation that may be taken into account under the CRP and the CREPP together is $750,000. Employees are fully vested in their accrued CREPP benefit upon completion of five full years of vesting service. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CREPP are actuarially equivalent to the normal forms of payment.

The Viacom Pension Plan

We maintain the Viacom Pension Plan, a tax-qualified defined benefit plan for eligible employees who satisfied age and service requirements (including Mr. Bakish and Ms. Lea) prior to the Viacom Pension Plan’s closure to new participants and cessation of benefit accruals as of December 31, 2012. Participants are fully vested in their accrued benefit upon the completion of five years of vesting service. We pay the cost of the benefits provided under the Viacom Pension Plan. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or a single life annuity, respectively. The Viacom Pension Plan also offers a lump-sum distribution option. All optional forms of payment under the Viacom Pension Plan are actuarially equivalent to the normal forms of payment. A reduction is applied to the single life annuity benefit if an optional form is elected. If a participant in the Viacom Pension Plan has reached age 55 and has 10 or more years of vesting service (as is the case for Mr. Bakish and Ms. Lea), he or she is eligible for an early retirement benefit. The early retirement reduction ranges between 4% to 6% per year for each year the benefit begins between 65 and 55.

The benefit formula for calculating an age 65 accrued benefit under the Viacom Pension Plan is equal to the sum of (i) the employee’s accrued benefit as of December 31, 2009 and (ii) the employee’s accrued benefit from January 1, 2010 through December 31, 2012. The benefit formula for part (i) is a monthly benefit payable in the form of a single life annuity at a normal retirement age of 65, determined by taking 1.25% times final average compensation up to the covered compensation amount, times benefit service (up to a maximum of 30 years), plus 1.75% times final average compensation above the covered compensation amount, times benefit service (up to a maximum of 30 years). The benefit formula for part (ii) is a single-sum benefit payable at a normal retirement age of 65 determined by taking 10% of the employee’s post-2009 accumulated compensation, adjusted annually during employment by a wage inflation factor (based on the annual increase in the Social Security Wage Base), with an annual cap of 4%.

The Viacom Excess Pension Plan (the “VEP”)

We also provide the VEP, an unfunded nonqualified defined benefit plan, to provide benefits to employees (including Mr. Bakish and Ms. Lea) who participate in the Viacom Pension Plan and whose annual base salary exceeds the applicable Annual Limit. Effective April 1, 2009, further accruals were discontinued under the VEP. The benefits under the VEP are calculated by determining the excess, if any, of (i) the benefits that would be payable under the Viacom Pension Plan if it were not subject to the Annual Limit and (ii) the benefits actually payable under the Viacom Pension Plan. The maximum amount of total compensation earned on or before March 31, 2009 taken into account under the Viacom Pension Plan and the VEP together generally is $750,000. The normal and optional forms of payment for the benefit are the same under the VEP as under the Viacom Pension Plan; however, a lump sum option is not available for the portion accrued post-2004. We generally do not grant employees extra years of benefit service under the Viacom Pension Plan or the VEP for purposes of calculating a pension benefit. If a participant in the VEP has reached age 55 and has 10 or more years of vesting service (as is the case for Mr. Bakish and Ms. Lea), he or she is considered eligible for an early retirement benefit. The early retirement reduction is 6% per year for each year the benefit begins between ages 65 and 60, plus 4% per year for each year the benefit begins between 60 and 55. Unless an election was made in 2008, the benefit will begin at the later of age 55 and six months following the employee’s termination.

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EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION IN 2020

The following table sets forth information concerning nonqualified deferred compensation for 2020 for each of our NEOs.

Name	Plan Name	Executive Contributions in Last Fiscal Year (1)($)	Registrant Contributions in Last Fiscal Year (2)($)	Aggregate Earnings in Last Fiscal Year (3)($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)

Robert M. Bakish	Deferred Salary Plans	—	—	2,501,936	—	14,327,334

	Deferred Bonus Plans	—	—	1,042,093	—	5,937,360

Naveen Chopra	Deferred Salary Plans	—	—	—	—	—

	Deferred Bonus Plans	—	—	—	—	—

Christa A. D’Alimonte	Deferred Salary Plans	116,345	14,087	108,397	—	1,008,443

	Deferred Bonus Plans	—	—	—	—	—

Doretha F. Lea	Deferred Salary Plans	94,947	7,750	183,376	—	1,150,308

	Deferred Bonus Plans	148,355	—	7,826	—	186,380

Nancy Phillips	Deferred Salary Plans	76,296	7,750	8,864	—	92,910

	Deferred Bonus Plans	—	—	—	—	—

Christina Spade	Deferred Salary Plans	49,454	13,950	74,299	—	489,735

	Deferred Bonus Plans	150,000	—	104,241	—	806,078

(1)

Executive contributions pursuant to deferred salary and bonus plans are included in the “Salary” and “Non-Equity Incentive Plan” columns, respectively, in the Summary Compensation Table for Fiscal Year 2020.

(2)	Amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2020.

(3)

Amounts reflect earnings or losses on all amounts deferred in 2020 and prior years in nonqualified plans, net of deductions for fees. No portion of these amounts is included in the Summary Compensation Table for Fiscal Year 2020, as none of these plans or arrangements provided for above-market or preferential earnings during 2020, as noted in footnote (5) to the Summary Compensation Table for Fiscal Year 2020.

DESCRIPTION OF NONQUALIFIED DEFERRED COMPENSATION

Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Deferred Salary Plans

Excess 401(k) Plans for Designated Senior Executives

We maintain supplemental 401(k) plans, including the CBS Excess 401(k) Plan for Designated Senior Executives and the Viacom Excess 401(k) Plan for Designated Senior Executives (which we assumed in connection with the Merger), both of which are unfunded nonqualified deferred compensation plans intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan or the Viacom 401(k) Plan, as applicable, and whose annual base salary and, in case of the CBS plan, actual commissions, exceed the applicable Annual Limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis.

CBS Excess 401(k) Plan for Designated Senior Executives (“CBS Excess 401(k) Plan”)

Under the CBS Excess 401(k) Plan, eligible compensation generally includes base pay or salary, including pre-tax contributions to the CBS 401(k) Plan and our group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. For 2020, we matched CBS Excess 401(k) Plan contributions based on the rate of matching contributions under the CBS 401(k) Plan (60% of the first 5% of eligible compensation deferred on a pre-tax or Roth 401(k) basis). Company contributions are fully vested after three years of service. Matching contributions made by us to the CBS 401(k) Plan and the CBS Excess 401(k) Plan together are not made with respect to compensation in excess of $750,000.

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Deferred amounts are reflected in phantom notional accounts and are credited with earnings and/or losses as if the deferred amounts were invested in accordance with the participant’s investment elections under the CBS Excess 401(k) Plan with respect to investment options that are the same as those available under the CBS 401(k) Plan. Our matching contributions are also reflected in phantom notional accounts, which are credited with earnings and/or losses as if the matching contributions were invested in accordance with the participant’s investment elections under the CBS Excess 401(k) Plan. During 2020, the CBS Excess 401(k) Plan offered 20 investment options in which CBS Excess 401(k) Plan balances may be notionally invested, and participants may change or reallocate investment directions on any business day. The vested portion of a participant’s CBS Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments.

Viacom Excess 401(k) Plan for Designated Senior Executives (“Viacom Excess 401(k) Plan”)

Under the Viacom Excess 401(k) Plan, eligible compensation generally includes a participant’s base pay including all pre-tax elective contributions made on behalf of a participant either to a company “qualified cash or deferred arrangement” (as defined under Section 401(k) of the Code and applicable regulations), a “cafeteria plan” (as defined under Section 125 of the Code and applicable regulations) or a “qualified transportation fringe” (as defined under Section 132(f) of the Code and applicable regulations). Eligible compensation under the Viacom Excess 401(k) Plan does not include deferred compensation or cash bonuses under the short-term incentive program. In fiscal year 2020, eligible compensation contributed by a participant on a pre-tax basis was matched 100% of the first 1% and 50% of the next 5%. Matching contributions credited under the Viacom Excess 401(k) Plan for any participant were subject to an eligible compensation limit of $500,000. Participants become fully vested in the matching contribution after two years of service. Participant accounts under the Viacom Excess 401(k) Plan are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan. The vested portion of a participant’s Viacom Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments.

Deferred Bonus Plans

We maintain bonus deferral plans, including the CBS Bonus Deferral Plan for Designated Senior Executives (the “CBS BDP”) and the Viacom Bonus Deferral Plan for Designated Senior Executives (the “Viacom BDP”), which we assumed in connection with the Merger, each of which is an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan or Viacom 401(k) Plan, as applicable, and whose annual base salary exceeds the Annual Limit. Participants can defer between 1% and 15% of their short-term incentive plan bonus to their respective bonus deferral plan on a pre-tax basis. Under the CBS BDP, deferred amounts are reflected in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the CBS BDP with respect to investment options that are the same as those available under the CBS 401(k) Plan. Participant accounts under the Viacom BDP are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the tax-qualified Viacom 401(k) Plan. Amounts deferred under each of the plans are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments. Matching contributions have not been made under either the CBS BDP or the Viacom BDP.

POTENTIAL PAYMENTS UPON TERMINATION AND CERTAIN OTHER EVENTS

Potential Payments Pursuant to Arrangements with Current NEOs (Bakish, Chopra, D’Alimonte, Lea and Phillips)

As of December 31, 2020, Messrs. Bakish and Chopra, and Mses. D’Alimonte, Phillips and Lea (the “Current NEOs”) had employment agreements and, in some cases, severance arrangements providing for payments upon certain terminations of employment. The table below sets forth estimated potential payments that would have been made to each Current NEO if his or her employment had terminated as of December 31, 2020 under certain circumstances. We have assumed in all cases that the NEO has complied and continues to comply with all of the restrictive and other covenants included in his or her employment agreement and has not become employed by a new employer in those cases where the employment agreement or severance arrangement requires offset of severance amounts or benefits.

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EXECUTIVE COMPENSATION

The following table reflects the incremental payments and benefits due to the executive in connection with (i) such executive’s termination without “Cause” or resignation with “Good Reason” (each, a “qualifying termination”) or (ii) such executive’s termination as a result of his or her death or disability, in each case, assuming a termination on December 31, 2020. These amounts represent payments and benefits beyond what the Current NEO earned or which were no longer subject to vesting conditions, as of December 31, 2020, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees (such as amounts accrued under the 401(k) plans, disability benefits and accrued vacation pay) or that are set forth in the Nonqualified Deferred Compensation in 2020 table or Pension Benefits in 2020 table (such as amounts under Excess 401(k) plans, and accumulated and vested benefits under our pension plans).

Payments are reported without any reduction due to Section 280G of the Code.

No Current NEO would receive incremental payments or other benefits if they resigned from the Company without “Good Reason” or were terminated by the Company for “Cause.” None of the employment agreements or severance arrangements in effect as of December 31, 2020 with our Current NEOs provides for payments and benefits solely in the event of a change-in-control.

Each of the Current NEOs’ employment agreements provides that if, at the time of a qualifying termination, there is in effect a severance plan for which the applicable executive is eligible that provides for more favorable severance payments and benefits than those set forth in the executive’s employment agreement, then the executive’s severance amounts will be automatically adjusted to those amounts. Mr. Bakish and Mses. D’Alimonte and Lea participate in the Viacom ERP and, accordingly, would have received the enhanced amounts provided for under the Viacom ERP upon a qualifying termination on December 31, 2020.

Termination Scenario	Continuation of Salary and Other Cash Compensation ($)(2)	Annual Bonus Continuation ($)(3)	Continuation of Medical, Dental & Life Insurance ($)(4)	Outplacement Assistance ($)(5)	Total Acceleration/ Continuation of Equity Awards ($)(6)	Total ($)

Robert M. Bakish

Termination without Cause or for Good Reason(1)	9,300,000	37,200,000	124,686	32,000	39,031,415	85,688,101

Death or Disability	0	0	0	0	39,031,415	39,031,415

Naveen Chopra

Termination without Cause or for Good Reason(1)	3,090,769	3,909,231	91,941	5,895	10,110,315	17,208,151

Death or Disability	0	0	0	0	10,110,315	10,110,315

Christa A. D’Alimonte

Termination without Cause or for Good Reason(1)	3,750,000	4,687,500	105,516	32,000	4,985,015	13,560,031

Death	0	0	0	0	4,985,015	4,985,015

Disability	0	0	0	0	2,230,272	2,230,272

Doretha F. Lea

Termination without Cause or for Good Reason(1)	2,734,650	2,734,650	103,788	32,000	1,916,431	7,521,519

Death	0	0	0	0	1,916,431	1,916,431

Disability	0	0	0	0	764,687	764,687

Nancy Phillips

Termination without Cause or for Good Reason(1)	1,514,423	1,511,394	21,171	5,895	3,128,573	6,181,456

Death	0	0	0	0	3,128,573	3,128,573

Disability	0	0	0	0	1,019,545	1,019,545

(1)

Amounts reflect payments made pursuant to (i) the Viacom ERP, in the case of Mr. Bakish and Mses. D’Alimonte and Lea, and (ii) the executive’s employment agreement, in the case of Ms. Phillips and Mr. Chopra.

(2)

Amounts reflect (i) for Mr. Bakish and Mses. D’Alimonte and Lea, three times the executive’s annual base salary, (ii) for Mr. Chopra, continuation of his base salary amount through the end of the term of his contract period on August 9, 2023, reduced by $565,385 as a result of the applicable cap under the executive’s employment agreement, and (iii) for Ms. Phillips, continuation of her base salary amount through the end of the term of her contract period on December 1, 2022.

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(3)

Amounts reflect (i) for Mr. Bakish and Mses. D’Alimonte and Lea, three times the executive’s target bonus, (ii) for Mr. Chopra, approximately two and one-fifth times his target bonus, representing his full target bonus with respect to 2021 and 2022 and a pro-rata target bonus with respect to 2023 based on the end of his contract period, reduced by $1,566,923 as a result of the applicable cap under his employment agreement, and (iii) for Ms. Phillips, approximately two times her target bonus, representing her full target bonus with respect to 2021 and a pro-rata target bonus with respect to 2022 based on the end of her contract period. Since a December 31, 2020 termination date is assumed, pro-rated bonus amounts are not included as “Annual Bonus Continuation” and the executive’s full annual bonus would have been paid in the amount disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2020.

(4)	Amounts reflect our cost of providing continued health insurance benefits and life insurance coverage as provided in the executives’ respective employment agreements and severance arrangements.

(5)	Amounts reflect our cost of providing outplacement services for a maximum period of 12 months following termination of employment.

(6)

The calculation of the value associated with the acceleration of the vesting of outstanding equity awards in accordance with the provisions of each executive’s employment agreement or severance arrangement, (i) in the case of stock awards, was based on the closing price of our Class B Common Stock on December 31, 2020 of $37.26, and (ii) in the case of options, was based on the difference between such closing price and the exercise price of the option.

Termination Without “Cause” by the Company or for “Good Reason” by the Current NEOs

Bakish, D’Alimonte and Lea

The Viacom ERP provides for severance payments and benefits for certain of our executives, including Mr. Bakish and Mses. D’Alimonte and Lea. Assuming a termination of employment without “Cause” or by the executive with “Good Reason” (each as defined in the executive officer’s employment agreement), on December 31, 2020, each of the employment agreements with Mr. Bakish and Mses. D’Alimonte and Lea would provide for severance payments and benefits pursuant to the Viacom ERP. The Viacom ERP has a term that runs through December 4, 2021, the two-year anniversary of the Merger. Upon a qualifying termination, each of Mr. Bakish and Mses. D’Alimonte and Lea would receive the following payments and benefits pursuant to the plan and subject to execution of a general release:

•

a cash severance payment equal to three times the sum of (1) the executive’s base salary (without taking into consideration any reduction that would constitute good reason) and (2) the greater of (i) the executive officer’s average bonus for fiscal years 2017, 2018 and 2019 and (ii) the executive’s then-current target bonus (without taking into consideration any reduction that would constitute good reason);

•	a pro-rated annual bonus for the year of termination of employment, based on the executive’s target bonus (without taking into consideration any reduction that would constitute good reason);

•

continuing coverage under medical, dental, life insurance and accidental death and dismemberment insurance plans for three years following the date of termination or, if later, the continuation period provided for in the participant’s employment agreement, at the same level in effect on the date of termination at no cost to the participant;

•

full vesting of all outstanding equity awards, with outstanding stock options remaining exercisable for three years following the termination of employment or, if later, the original expiration date of the stock option;

•	up to 12 months of outplacement benefits; and

•	a waiver of the non-competition covenant and mitigation provisions under the participant’s employment agreement.

In the event that any payments under the Viacom ERP would become non-deductible to ViacomCBS under Section 280G of the Code or would subject the executive to the excise tax under Section 4999 of the Code, amounts payable under the retention plan will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive. Pursuant to the applicable executive’s agreement, he or she would still be subject to restrictive covenants, including restrictions against soliciting employees, and protection of our confidential information. Generally, two-thirds of the cash severance amounts (salary and bonus continuation) would be paid over a 24-month period and one-third would be paid in a lump sum within 60 days of the termination. Bonuses relating to the year of termination would be paid in accordance with our standard practice for the payment of bonuses.

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EXECUTIVE COMPENSATION

Chopra and Phillips

Mr. Chopra and Ms. Phillips would have received the following termination payments and benefits if we terminated his or her employment without “Cause” or if he or she terminated his or her employment with us for “Good Reason” pursuant to the applicable executive’s employment agreement in effect as of December 31, 2020, subject to execution of a release:

•

subject to an overall cap of two times the sum of the applicable executive’s base salary and target bonus amount, salary payable until the later of the (x) first anniversary of termination or (y) end of the contract term, at the same time that it would have been paid had the executive remained employed, and an annual bonus and/or pro-rated bonus for each remaining year of the contract term at the lesser of the executive’s target amount or the target amount modified by the company performance factor;

•	in accordance with the applicable equity award agreements and letter agreement, full acceleration of equity awards;

•

Company-paid medical and dental benefits for the longer of the remainder of the contract period and 12 months, or until the time that the executive becomes covered by another employer’s plan, if earlier; and

•	Company-paid life insurance until the end of the contract term.

While the executives’ employment agreements provide for acceleration of outstanding equity awards that would have vested during the contract term (through August 9, 2023 for Mr. Chopra and December 1, 2022 for Ms. Phillips), the terms of the applicable award agreements and the executives’ letter agreements provide for full acceleration of their awards that were outstanding as of December 31, 2020. The severance payments are subject to offset with respect to the period following 12 months after termination to the extent that the executive is receiving other compensation for the executive’s services. Under the terms of the applicable employment agreement, Mr. Chopra and Ms. Phillips are subject to certain restrictive covenants, including non-competition and non-solicitation of Company employees, and protection of our confidential information.

Definition of “Cause”:

•

A termination for “Cause” for Messrs. Bakish and Chopra and Mses. D’Alimonte, Lea and Phillips generally would have been triggered by one of the following: engaging in embezzlement, fraud or other conduct that would constitute a felony; engaging in conduct that would constitute a financial crime, material act of dishonesty or material unethical business conduct, involving ViacomCBS; engaging in the willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that was appropriate to his or her position from an executive or executives in his or her reporting line; committing a material breach of his or her employment agreement; failure (except in the event of disability) or refusal to substantially perform material obligations under his or her employment agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by ViacomCBS to cooperate; willful destruction or failure to preserve documents or other material known to be relevant to such an investigation; or willful inducement of others to engage in certain of the conduct described above or to otherwise breach their obligations to ViacomCBS. The full definition of “Cause,” and the provisions relating to the ability to cure such conduct, is set forth in the applicable executive’s employment agreement.

Definition of “Good Reason”:

•

For Mr. Bakish, a termination with “Good Reason” generally would have been triggered by one of the following: his removal as President and Chief Executive Officer of ViacomCBS; his removal from or failure to be re-elected to the Board; his no longer serving as the highest ranking executive of ViacomCBS; the assignment to him of duties or responsibilities substantially inconsistent with his position(s) or duties; any change in reporting such that he does not report solely and directly to the Board; the material reduction in his position, title, offices, authorities, duties or responsibilities; the reduction of his salary, target bonus or target long-term incentive compensation amount; the material breach by ViacomCBS of any material obligation under his employment agreement or any material compensation agreement; the relocation of his position outside the greater New York City metropolitan area; ViacomCBS no longer being a public company’s or failure to extend the term of his employment. The full definition of “Good Reason” is set forth in the employment agreement with Mr. Bakish.

•

For Mr. Chopra and Mses. D’Alimonte, Lea and Phillips, a termination with “Good Reason” generally would have been triggered by one of the following: assignment of duties inconsistent with his or her current position or duties; diminution or withdrawal of his or her duties (including, for Mr. Chopra as the Chief Financial Officer of a publicly-traded company); material breach of material obligations under the executive’s employment agreement, and, in the cases of Ms. D’Alimonte and Mr. Chopra, a material reduction of compensation. For Ms. Lea, Good Reason also includes the

68 VIACOMCBS INC.

EXECUTIVE COMPENSATION

relocation of her position outside the greater Washington D.C. metropolitan area. The full definition of “Good Reason” is set forth in the applicable executive’s employment agreement.

Termination Due to Disability by the Current NEOs

If any of the Current NEOs had been terminated on December 31, 2020 due to disability, the applicable executive would have received accrued benefits payable through the date of termination, Messrs. Bakish and Chopra would have received accelerated vesting of their outstanding equity awards, and Mses. D’Alimonte, Lea and Phillips would have received accelerated vesting of their November 30, 2020 equity grants, in each case assuming target performance for any PSUs for which the performance period was not yet complete.

Termination Due to Death by the Current NEOs

If any of the Current NEOs were to have died on December 31, 2020, the applicable executive’s beneficiary or estate would have received accrued benefits payable through the date of death, and all Current NEOs would have received accelerated vesting of their outstanding equity awards.

Procedures for Treatment of Certain Named Executive Officers

Our Amended and Restated Bylaws state that a termination or removal of Mr. Bakish or Ms. D’Alimonte, as of December 31, 2020, would have required the approval of at least a majority of the independent directors on the Board unaffiliated with NAI including two of the initial legacy CBS directors then in office and two of the initial legacy Viacom Directors then in office (such approval requirement, the “requisite approval”). In addition, the modification, as of December 31, 2020, of either of such officer’s duties, authority or responsibilities, in each case having a material effect, would also require such requisite approval. Such termination, removal or modification would trigger a termination of employment without “Cause” or a resignation with “Good Reason,” as applicable, for each such NEO under the relevant circumstances.

Actual Payments in Connection with the Separation of Christina Spade

As described in this proxy statement, Ms. Spade transitioned from her role as Executive Vice President, Chief Financial Officer to an advisory role with us on August 10, 2020 and separated from the Company on December 1, 2020. We and Ms. Spade executed a mutual release in connection with her separation.

Ms. Spade has received or is expected to receive the following pursuant to the terms of her amended employment agreement and the CBS Senior Executive Retention Plan (which is substantially similar to the Viacom ERP): (i) a cash severance amount equal to three times the sum of her annual salary and her target bonus (prior to any reduction in connection with the July 23, 2020 amendment to her employment agreement), (ii) a pro-rated annual bonus for the year of termination, based on the applicable target bonus amount under her amended employment agreement ($2.8 million prior to the advisory period and $1.4 million with respect to the advisory period), as disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2020, (iii) continuing coverage under medical, dental, life insurance and accidental death and dismemberment insurance plans for three years following the date of termination at the same level in effect on the date of termination at no cost to her, (iv) full vesting of all outstanding equity awards, (v) up to 12 months of outplacement benefits, and (vi) a waiver of the non-competition covenant and mitigation provisions under her employment agreement.

Termination Scenario	Continuation of Salary and Deferred Compensation ($)	Annual Bonus Continuation ($)	Continuation of Medical, Dental & Life Insurance ($)	Outplacement Assistance ($)	Total Acceleration/ Continuation of Equity Awards ($)(1)	Total ($)
Christina Spade
Termination without Cause or for Good Reason	4,200,000	8,400,000	13,495	32,000	6,996,137	19,641,632

(1)	The calculation of the value associated with the acceleration of the vesting of outstanding stock awards was based on the closing price of our Class B Common Stock on December 1, 2020 of $36.36.

2021 PROXY STATEMENT 69

EXECUTIVE COMPENSATION

PAY RATIO

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Bakish, our President and Chief Executive Officer (“CEO”). The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described below.

For 2020, our last completed fiscal year, the annual total compensation of the median employee was $94,989 and the annual total compensation of the CEO was $38,995,655. The annual total compensation for our median employee and for the CEO for these purposes includes our cost of health insurance premiums, which was not included in the Summary Compensation Table for Fiscal Year 2020. For 2020, the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 411 to 1.

SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. To identify the median employee, as well as determine the annual total compensation of the median employee, we used the following methodology and consistently applied material assumptions, adjustments and estimates:

•

We determined that, as of December 31, 2020, our employee population consisted of approximately 26,800 individuals, consisting of full-time, part-time and temporary employees, working for us and our consolidated subsidiaries. As permitted under the applicable SEC de minimis rule, we excluded certain non-U.S. employees from our employee population, which collectively amounted to less than 5% of our total number of employees. The jurisdictions and numbers of employees excluded on this basis were Canada (77), China (80), Denmark (44), France (135), Germany (119), Hong Kong (12), India (19), Israel (82), Italy (121), Japan (44), Mexico (129), New Zealand (9), Portugal (11), Russia (64), Singapore (104), South Africa (49), Sweden (35), Taiwan (6), United Arab Emirates (18), and the following countries with five or fewer employees: Belgium, Colombia, Czech Republic, Finland, Ireland, Korea, Nigeria, and the Philippines.

•	To identify the “median employee” from our employee population, we used W-2 Box 1 amounts (and the foreign equivalent for our non-U.S. employees) as our consistently applied compensation measure.

•	Exchange rates were applied as of the determination date to convert all non-U.S. currencies into U.S. dollars.

•	Based on the estimated compensation of each employee, we identified a band of employees with the approximate median estimated compensation value (the “Median Band”).

•	We then identified the “median employee” from the employees within the Median Band and calculated that employee’s annual total compensation in accordance with applicable SEC rules.

70 VIACOMCBS INC.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2020 concerning shares of our Class B Common Stock authorized for issuance under our equity compensation plans. In connection with the Merger, we assumed certain equity compensation plans that have not been approved by our security holders but that were approved by the security holders of Viacom before the Merger. No shares of our Class A Common Stock are authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	16,778,047	(2)	$56.17	(3)	32,637,929	(4)

Equity compensation plans not approved by security holders(5)	11,719,496	(6)	$66.74	(3)	—	(7)

Total:	28,497,543		$60.72	(3)	32,637,929

(1)

Equity compensation plans approved by our security holders include the following: our 2009 Long-Term Incentive Plan, our 2000 Stock Option Plan for Outside Directors and our 2015 Equity Plan for Outside Directors.

(2)	Consists of outstanding options and restricted stock units, including 194,810 vested restricted stock units for which settlement has been deferred.

(3)

The weighted-average exercise price is calculated based solely on the exercise price of outstanding options and does not take into account outstanding restricted stock units, which have no exercise price.

(4)

Includes 10,903,269 shares of our Class B Common Stock available for future awards (other than options and stock appreciation rights) under our 2009 Long-Term Incentive Plan and 701,241 shares of Class B Common Stock available for future awards under our 2015 Equity Plan for Outside Directors.

(5)

In connection with the Merger, effective December 4, 2019, we assumed the following equity compensation plans that had been approved by Viacom’s security holders but have not been approved by our security holders: the Viacom Inc. 2016 Long-Term Management Incentive Plan (the “Viacom LTMIP”) and the Viacom Inc. 2011 RSU Plan for Outside Directors, as amended and restated as of January 1, 2016 and as further amended and restated as of October 31, 2016 (the “Viacom Outside Director Plan”).

(6)	Consists of outstanding options and restricted stock units, including 161,379 vested restricted stock units for which settlement has been deferred.

(7)

In connection with assuming these plans, we assumed the pool of authorized but unissued shares available for future issuances under the Viacom LTMIP and the Viacom Outside Director Plan, as adjusted pursuant to the “Exchange Ratio” (as defined in the Merger Agreement). The Viacom LTMIP and the Viacom Outside Director Plan expired on December 31, 2020 and January 1, 2021, respectively, and no shares remain available for future awards thereunder.

2021 PROXY STATEMENT 71

Item 3 — Approval of the Amendment and Restatement of the Company’s 2009 Long-Term Incentive Plan

We are asking our stockholders to approve an amendment and restatement of the CBS Corporation 2009 Long-Term Incentive Plan (the “Amended Plan”). The Compensation Committee (“Committee” in this Item 3) recommended, and, on March 24, 2021, the Board adopted, the Amended Plan, subject to stockholder approval at this Annual Meeting. If this proposal is approved by stockholders, the Amended Plan will be effective at the time of stockholder approval. If the Amended Plan is not approved by stockholders at this Annual Meeting, awards will continue to be granted under the 2009 Long-Term Incentive Plan currently in effect (the “Current Plan”) until it expires on midnight on the day prior to our 2023 Annual Meeting of Stockholders.

The Amended Plan is substantially the same as the Current Plan, except that approval of the amendment would:

•	extend the term of the plan, by approximately eight years, to midnight on the day prior to our 2031 Annual Meeting of Stockholders;

•

increase the number of shares of our Class B Common Stock (the “Shares”), par value $0.001 per share, authorized for issuance under the plan by 5,000,000, from 107,258,647 Shares to 112,258,647 Shares;

•	remove the 56,436,251 Share “full-value award” sublimit (which generally limits the number of awards other than stock option grants and share appreciation rights that may be made);

•	remove certain provisions relating to the performance-based compensation exemption under Section 162(m) of the Code to reflect the repeal of such exemption; and

•	streamline the plan to reflect our current name, corporate structure and stock exchange listing.

Stockholders approved the Current Plan at the 2009 Annual Meeting of Stockholders and approved amendment and restatements to the Current Plan at the 2013 and 2018 Annual Meetings of Stockholders.

The purpose of this proposal is to maintain a stockholder-approved plan with a sufficient share reserve to properly compensate and retain our employees and consultants. The Amended Plan is intended to encourage stock ownership by eligible employees, consultants and other advisors, thereby aligning their interests with those of our stockholders.

As a result of the Merger, the number of employees who typically receive long-term incentive compensation increased by approximately 1,500 individuals. Due to the expiration of the Viacom LTMIP on December 31, 2020, the Current Plan is our only long-term incentive plan under which we may grant equity awards to our executives.

During calendar years 2018 through 2020, we and Viacom granted, under the Current Plan and the Viacom LTMIP, an average of approximately 8,987,000 Shares per year pursuant to stock-settled equity-based awards (of which approximately 7,490,000 Shares were granted in the form of full-value awards). Approval of this proposal would allow us to continue awarding equity incentives, which the Committee believes are an integral part of the Company’s long-term compensation philosophy. Our NEOs have an interest in this proposal as they would be eligible to receive equity awards under the Amended Plan. We expect that the number of Shares available, if approved by stockholders, will satisfy our equity compensation needs for approximately four to five years based on our historical grants (on a combined basis pre- and post-Merger).

The text of the Amended Plan, in the form in which it would become effective upon approval of this proposal by stockholders, appears at the end of this proxy statement as Annex A. The following description of the Amended Plan should be read in conjunction with, and is qualified in its entirety by reference to, the full text and terms of the plan document.

Key Features and Considerations

The Amended Plan retains the key features of the Current Plan, which reflect equity compensation and governance best practices, including:

No Discounted Awards

No stock option or standalone stock appreciation right may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant.

72 VIACOMCBS INC.

ITEM 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN

No Repricing of Stock Options or Stock Appreciation Rights

The Committee may not “reprice” any stock option or stock appreciation right without stockholder approval.

Limits on Share Recycling

Any Shares withheld to satisfy tax withholding on an award or to pay the exercise price of any award will not be returned to the number of Shares available for delivery under the Amended Plan.

No Evergreen Feature

The Amended Plan does not include an evergreen funding feature under which the Shares authorized for issuance under the Amended Plan can be automatically replenished.

Clawback

Pursuant to employment agreements with our NEOs, awards to our NEOs under the Amended Plan are subject to adjustment, forfeiture or repayment if the financial statements of the Company or business unit on which the calculation of the long-term compensation was based are subsequently restated and such restatement would have resulted in a smaller award.

Additional Information

As of February 24, 2021, approximately 31,998,675 Shares remained available for issuance under the Current Plan, of which approximately 11,040,953 Shares remained available for issuance under the Current Plan in the form of full-value awards.

The following table illustrates the potential dilutive impact of equity awards under the Amended Plan.

SHARE AUTHORIZATION

	Total Shares Available	Equity Dilution: Percent of Shares Outstanding(2)

Shares available for future awards if the Amended Plan is approved(1)	36,998,675	5.97%

(1)

Reflects Shares available under the Current Plan. An additional 660,011 Shares are available for future awards under our 2015 Equity Plan for Outside Directors. For more information about our outstanding awards and Shares available for future awards, see “Equity Compensation Plan Information.”

(2)

As reported in our Annual Report on Form 10-K for the year ended December 31, 2020, there were 619,606,133 shares of our Common Stock outstanding (52,066,317 shares of Class A Common Stock and 567,539,816 shares of Class B Common Stock).

The following table provides information regarding our annual “burn rate” (see footnote 3 to the table below) for the past three years.

BURN RATE

Year	Awards Granted(1)	Basic Weighted Average Number of Shares of Common Stock Outstanding(2)	Burn Rate(3)

2018	9,581,976	617,000,000	1.55%

2019	10,620,187	615,000,000	1.73%

2020	6,757,535	616,000,000	1.10%

	Three-Year Average:		1.46%

(1)

Includes stock options and stock-settled restricted share units. For PSUs for which performance has been certified, includes the number of Shares actually delivered upon certification of the performance goals applicable to such grants and for PSUs for which performance has not yet been certified, includes the number granted at target.

(2)	As reported in our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)	Burn Rate = % of (Awards Granted) / (Basic Weighted Average Number of shares of Class A and Class B Common Stock Outstanding).

2021 PROXY STATEMENT 73

ITEM 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN

As of February 24, 2021, there were approximately 24,577,872 Shares underlying outstanding awards under all of our equity plans. See footnote 1 to the Equity Compensation Plan Information table for more information on our equity plans.

Future awards may only be made from the Current Plan (or, if approved, the Amended Plan) or our 2015 Equity Plan for Outside Directors.

As of February 24, 2021, our equity overhang, or the percentage determined by dividing the number of awards outstanding under all of our equity plans by the total number of shares of Class A and Class B Common Stock outstanding, was 4.0%. We believe our overhang level is reasonable and will continue to be so if the Amended Plan is approved by stockholders.

Amended Plan Description

Purpose

The Amended Plan will advance our interests and those of our stockholders by providing equity-based incentives that are necessary to attract, reward and retain employees, consultants and other advisors upon whose judgment and contributions we depend for our success.

Eligibility

The Amended Plan provides that awards may be granted to any employee of, or to the extent designated by the Committee, any consultant or advisor to, the Company, any subsidiary in which the Company owns a 50% or greater ownership interest or any other subsidiary designated by the Committee. Under the Amended Plan, approximately 22,000 of our employees and of our subsidiaries, including officers, are eligible for awards, subject to any necessary approvals by the Committee. While the Current Plan allows participation by all our employees, historically we have limited participation to select employees in any given year. Historically, we have not made grants to consultants.

Types of Awards

The Amended Plan provides for awards of stock options to purchase Shares, stock appreciation rights, restricted and unrestricted Shares, RSUs, dividend equivalents, performance awards (including PSUs) and other equity-related awards and cash payments, which are described in more detail below.

Share and Other Limits

Subject to adjustment as described under “Adjustments” below, following stockholder approval of the Amended Plan, approximately 112.3 million Shares will be available for issuance under the Amended Plan. Shares delivered under the Amended Plan will be from authorized but unissued Shares, treasury Shares or, subject to conditions that the Committee may determine, from Shares beneficially owned by one or more stockholders of the Company.

Shares subject to awards under the Amended Plan will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of Shares subject to the award being delivered to the participants. Shares, whether subject to awards under the Current Plan or Amended Plan, that will be added back to the Amended Plan limit and will again be available for awards are those Shares (i) subject to an award that expires or is cancelled, forfeited or terminated without having been exercised or settled, as applicable, or (ii) subject to an award that is settled in cash. Upon exercise of a stock option or stock-settled stock appreciation right, the number of Shares subject to the award (or portion thereof) being exercised shall be counted against the overall Amended Plan limit, regardless of the actual number of Shares used to settle the stock option or stock-settled stock appreciation right upon exercise. Any Shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or settlement of an award will not be returned to the number of Shares available for delivery under the Amended Plan. Shares underlying awards granted in substitution for awards previously granted by an entity that we acquire will not be counted against the Amended Plan limit.

Fair Market Value Determination

The fair market value of a Share on a given date will mean, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on Nasdaq or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source that we select.

74 VIACOMCBS INC.

ITEM 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN

Term of the Amended Plan

Unless earlier terminated by action of the Board, the Amended Plan will terminate at midnight on the day prior to the date of the 2031 Annual Meeting of Stockholders, and no grants may be made on or after the date of such meeting. If the Amended Plan is not approved, the Current Plan will terminate at midnight on the day prior to the date of the 2023 Annual Meeting of Stockholders.

Administration

The Committee will administer the Amended Plan. The Committee will select the participants who receive awards under the Amended Plan, and determine the type of award to be granted, the number of Shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of awards in accordance with the terms of the Amended Plan. The Committee will have full authority to interpret the Amended Plan and to establish rules for its administration. Subject to certain limitations, the Committee may delegate its authority under the Amended Plan to one or more members of the Committee and/or one or more officers of the Company.

Awards Generally

Stock Options. Stock options can be either non-qualified stock options or “incentive stock options” within the meaning of Section 422 of the Code, as determined by the Committee. Historically, we have not granted incentive stock options.

Subject to certain limits described below, the Committee shall determine the number and kind of stock options granted, the exercise price of the stock options, the vesting schedule applicable to such stock options, the period during which they can be exercised and any applicable performance goal requirements. The Committee may, in its discretion, accelerate the vesting date of any stock option.

The Committee may not “reprice” (as defined in the Amended Plan) any stock option without stockholder approval. No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant. No stock option can be exercised after the tenth anniversary of the date of grant. The exercise price of a stock option will be paid in full on or before the settlement date for the Shares issued upon the exercise of the stock options in cash or, in the discretion of the Committee, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities) or with any other form of valid consideration that is acceptable to the Committee. The Committee may also allow a participant to pay all or a portion of the exercise price using a net share settlement procedure or through a cashless exercise procedure.

The Amended Plan sets forth general rules concerning the effects of a participant’s termination of service on the stock options, including the period, if any, following the participant’s termination of service during which vested stock options may be exercised. The Committee generally has the discretion to increase the post-termination exercise periods described above but in no event may a stock option be exercised following the earlier to occur of the expiration date of the option and the tenth anniversary of the date of grant.

Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) under the Amended Plan alone or in tandem with stock options. No SAR that is granted alone may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant. SARs will be subject to the terms and conditions established by the Committee as set forth in the applicable award agreement.

SARs granted in tandem with a stock option may be granted either at the time the stock option is granted or by amendment at any time prior to the exercise, expiration or termination of such stock option. This type of SAR entitles the holder to surrender the related stock option in lieu of exercise and to receive an amount equal to the excess of the fair market value of a Share, determined as of the day preceding the date the holder surrenders the stock option, over the aggregate exercise price of such stock option. This amount will be paid in cash or, in the discretion of the Committee, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities). No SAR granted in tandem with a stock option can be exercised unless the related stock option is then exercisable. The Committee may not “reprice” (as defined in the Amended Plan) any SAR without stockholder approval.

Restricted Shares, Unrestricted Shares and RSUs. The Committee may grant restricted or unrestricted Shares and RSUs under the Amended Plan. A restricted Share is a Share granted to the participant, which is subject to restrictions as determined by the Committee. An RSU is a contractual right to receive, in the discretion of the Committee, a Share (or other Company securities designated by the Committee), a cash payment equal to the fair market value of a Share or a combination of cash and Shares (or such other securities), subject to terms and conditions as determined by the Committee.

2021 PROXY STATEMENT 75

ITEM 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN

Restricted Shares and RSUs will be subject to a vesting schedule, subject to any restrictions that the Committee shall determine. For restricted share awards, the participant will have all rights as a holder of Shares, except that, unless otherwise determined by the Committee, the participant will not be entitled to be registered on the books and records of the Company until the Shares represented thereby have vested, and the restricted Shares cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such Shares have vested. Shares issued in settlement of RSUs may be evidenced by, among other things, book-entry registration or the issuance of stock certificates for the appropriate number of Shares, free of restrictions.

If a participant’s service is terminated for any reason (including as a result of the participant’s death, retirement or permanent disability), the unvested restricted Shares and RSUs will be forfeited as of the date of such event, unless the Committee determines otherwise. The Committee may, in its discretion, accelerate the dates on which restricted Shares and RSUs vest.

Performance Awards. The Committee may grant performance awards, which are defined as awards the granting, vesting, exercisability, payment and/or settlement of which is conditioned in whole or in part on the achievement of one or more performance goals during a performance period selected by the Committee. The terms and conditions of performance awards will be determined by the Committee, and will be payable in cash, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities), as determined by the Committee.

The Committee may establish performance goals based on performance metrics it deems appropriate. The performance goals may be based on objectives related to individual performance, Company performance, or the performance of a subsidiary, division, department, region, function or business unit.

Dividend Equivalents and Other Awards. The Committee may, in its sole discretion, allow any recipient of an award under the Amended Plan to receive, currently or on a deferred basis, interest, dividends or dividend equivalent payments, with respect to the number of Shares covered by an award other than stock options and SARs. The Committee may also provide for the amount of such interest, dividend or dividend equivalent to be reinvested. Any dividend equivalents will be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.

The Committee has the authority to grant other equity-related awards or cash payments, which payments may be based on one or more criteria determined by the Committee, under the Amended Plan that are consistent with the purpose of the Amended Plan and our interests.

Deferral of Awards

At the discretion of the Committee, a participant may elect to defer the payment or settlement of awards upon such terms and conditions as the Committee may determine.

Adjustments

In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, spin-off, split-off, split-up or recapitalization that changes the character, value or amount of the Shares or any other changes in our corporate structure, equity securities or capital structure, the Committee will make such adjustments, if any, as it deems appropriate to the number and kind of securities subject to any outstanding award, the exercise price or purchase price, if any, of any outstanding award or the initial value of any outstanding phantom shares, and the maximum number or kind of securities that may be granted under the Amended Plan or under the applicable sub-limits or the aggregate number or kind of securities that may be granted to any participant. These adjustments will not be considered a repricing under the Amended Plan.

Transfer Restrictions

The rights of a participant with respect to any award granted under the Amended Plan will be exercisable during the participant’s lifetime only by the participant and will not be transferable by the participant other than by will or the laws of descent and distribution. The Committee may, however, permit other transferability, subject to any conditions and limitations that it imposes. No award will be construed as giving any employee a right to receive future awards or to continued service with us.

Amendment and Termination of the Amended Plan

The Board may at any time alter, amend, suspend or terminate the Amended Plan, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the

76 VIACOMCBS INC.

ITEM 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN

rules of the principal stock exchange on which the Shares are listed, and no termination, suspension, alteration or amendment may materially adversely affect the terms of any then-outstanding awards without the consent of the affected participant.

Notwithstanding the above paragraph, the Committee will have broad authority to amend the Amended Plan or outstanding awards under the Amended Plan without the approval of participants if the Committee deems the amendment necessary or appropriate to comply with applicable law or to avoid adverse tax consequences to any person under Section 409A of the Code, even if such amendment would otherwise be detrimental to such person.

Breach of Agreements

The Committee may include a provision in any agreement or certificate governing an award under the Amended Plan that would require a participant to return awards or amounts realized on such award under the Amended Plan upon such terms and conditions as the Committee may prescribe.

Terms and Conditions

The Committee may provide that Shares issuable under an award will be subject to such further restrictions or conditions as the Committee may determine, including conditions on vesting or transferability, forfeiture provisions and tax withholding conditions.

Summary of U.S. Federal Income Tax Consequences

The following discussion is intended as a general summary of the U.S. federal income tax consequences associated with the grant and exercise of stock options and other awards under the amended plan. This summary does not purport to be complete and does not address any applicable non-U.S., state or local tax laws.

Non-Qualified Stock Options. In general, no taxable income is realized by the participant upon the grant of a non-qualified stock option, and no deduction generally is then available to us. Upon exercise of a non-qualified stock option, the excess of the fair market value of the Shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. The amount included in the gross income of the participant will also be deductible by us. The tax basis of Shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of Shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the fair market value of the Shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the Shares. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the Shares. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in Shares or other securities previously owned by the participant.

Incentive Stock Options. In general, no taxable income is realized by a participant and no tax deduction is available to us upon either the grant or exercise of an incentive stock option. If a participant holds the Shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the Shares upon exercise of the incentive stock option and more than two years from the date of the grant of the incentive stock option (the “ISO Holding Period”), the difference between the exercise price and the amount realized upon the sale of the Shares will be treated as a long-term capital gain or loss and no deduction will be available to us. If the Shares acquired upon exercise of the incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and we will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the incentive stock option exercise price and the fair market value of the Shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted tax basis of the stock. Any further gain or loss from an arm’s-length sale or exchange will be taxable as a long-term or short-term capital gain or loss, depending upon the holding period of the Shares before disposition. Certain additional rules may apply if the exercise price of an incentive stock option is paid in Shares or other securities previously owned by the participant.

The excess of the fair market value at the time of exercise of the shares acquired upon the exercise of an incentive stock option over the exercise price of such stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax (“AMT”). Special rules for computing AMT income also may apply in certain cases where there are subsequent sales of Shares in disqualifying dispositions and to determine the basis of the stock for purposes of computing AMT income on the subsequent sale of the Shares.

Other Awards. In general, the current tax consequences of other awards authorized under the Amended Plan are as follows: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the

2021 PROXY STATEMENT 77

ITEM 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN

recipient elects to accelerate recognition as of the date of grant (i.e., made an election under Section 83(b) of the Code); (ii) RSUs are generally subject to ordinary income tax at the time of settlement; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a tandem SAR or a standalone SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received on the exercise.

Section 409A of the Code

Section 409A of the Code provides additional rules governing the taxation of nonqualified deferred compensation. If an award is subject to Section 409A of the Code, payment or settlement of awards under the Amended Plan that constitute deferred compensation may be delayed for six months following a participant’s termination of service if the participant is determined to be one of our “specified employees” as defined under Section 409A on the date of his or her termination. Neither we nor any of our subsidiaries is liable for any tax, interest or penalties that may be imposed on a participant pursuant to Section 409A of the Code.

Section 162(m) of the Code

Prior to its amendment by the TCJA, there was an exception to the $1 million deduction limitation under Section 162(m) of the Code for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met. The TCJA generally amended Section 162(m) to eliminate this exception for performance-based compensation, effective for taxable years following December 31, 2017, except with respect to plans that are eligible for “grand-fathering” under Section 162(m). Therefore, compensation paid under the Amended Plan to individuals who are “covered employees” under Section 162(m) that exceeds $1 million in a given tax year is not expected to be deductible by us.

New Plan Benefits

Because awards granted under the Amended Plan are at the discretion of the Committee, the number of Shares that will be awarded to our employees (including executive officers) or consultants under the Amended Plan is not currently determinable and no grants or awards have been made by the Committee to date under the Amended Plan subject to stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 LONG-TERM INCENTIVE PLAN

78 VIACOMCBS INC.

Item 4 — Stockholder Proposal Requesting that Our Board of Directors Take Steps to Enable Stockholder Proxy Access

In accordance with Exchange Act Rule 14a-8, set forth below is a proposal that was submitted to us by a stockholder proponent. Upon receiving an oral or written request, we will promptly provide the name and address of the proponent. A representative of the proponent has represented to us that the proponent has continuously held at least 500 shares of our Class A Common Stock for at least one year and will continue to hold these securities through the date of the Annual Meeting. For the proposal to be voted on at the Annual Meeting, the proponent or a qualified representative of the proponent must attend the meeting and present the proposal. The Company and the Board of Directors disclaim any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the proponent.

STOCKHOLDER PROPOSAL

Proposal 4 – Shareholder Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access with the following provisions:

Nominating shareholders and groups must have owned at least 3% of the outstanding shares of common stock of the Company continuously for a period of at least 3-years. Such shareholders shall be entitled to nominate a total of up to 25% of the number of authorized directors.

Proxy access for shareholders enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management’s director candidates. A competitive election is good for everyone. This proposal can help ensure that our management will nominate directors with outstanding qualifications in order to avoid giving shareholders a reason to exercise their right to use proxy access.

Proxy access has been adopted by 580 major companies, including 71% of the S&P 500, since 2015. Adoption of this proposal will make ViacomCBS more competitive in its corporate governance and improve the bottom line.

In adopting this proposal, we need to avoid an arbitrary ration of 20 shareholders to initiate shareholder proxy access, which could be called Catch-22 Proxy Access. To assemble 20 shareholders, who have owned 3% of company stock for an unbroken 3-years, one would reasonably need to start with 60 activist shareholders who own 9% of company stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors. It is also highly susceptible to dropouts.

The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management—then management might arbitrarily claim that 10 shareholders do not meet the requirements (gambling that shareholders do not want a battle in court) and management might convince another 10 shareholders to drop out—leaving 20 shareholders. But bylaws with a limit of 20 shareholders do not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders.

And 60 shareholders who own 9% of company stock for an unbroken 3-years might determine that they own 51 % of company stock when length of unbroken stock ownership is factored out. In such a case proxy access would be moot.

But how does one begin to assemble a group of 60 participants if potential participants cannot even be guaranteed participant status after following the tedious rules that can easily be 4000—words of legalese—because a single shareholder always takes the risk that one will be the 21st shareholder that could be eliminated after a substantial investment of time by an arbitrary ration of 20 shareholders.

Please vote yes:

Shareholder Proxy Access – Proposal 4

2021 PROXY STATEMENT 79

ITEM 4 — STOCKHOLDER PROPOSAL REQUESTING THAT OUR BOARD OF DIRECTORS TAKE STEPS TO ENABLE STOCKHOLDER PROXY ACCESS

COMPANY RESPONSE TO STOCKHOLDER PROPOSAL

ViacomCBS is committed to understanding and considering the viewpoints of our stockholders through effective stockholder engagement. While we recognize that “proxy access” is a topic of continuing interest in the investment community, we do not believe the adoption of proxy access is the right approach for ViacomCBS, and the Board recommends that you vote against this proposal.

As a general matter, we conduct stockholder outreach on a regular basis to inform our management and Board about the governance and other issues that matter most to our stockholders. These efforts include meetings with individual and group investors, presentations at investor and industry conferences and responding to investor emails and telephone calls, providing access to our representatives and a forum for providing feedback. We also meet with our largest investors throughout the year. Management reports to the Board regularly on stockholder engagement efforts so that the Board is kept fully informed of stockholder concerns.

Specifically with respect to nominating director candidates, our Nominating and Governance Committee, which is comprised entirely of independent, non-management directors, is responsible for reviewing, on an annual basis, the composition of the Board. The Committee conducts this review in light of the appropriate skills and characteristics required of directors, including their independence, diversity, age, skills, experience, availability of service, tenure, the Board’s anticipated needs and other relevant attributes. This process is designed to identify and nominate director candidates who possess the highest personal and professional ethics, integrity and values, and who are committed to promoting the long-term interests of our stockholders. We note that our stockholders, too, have avenues for recommending director candidates for election to the Board through processes described in our corporate governance documents and elsewhere in this proxy statement. Director candidates recommended by a stockholder who meet the qualifications set forth in our corporate governance documents are considered by the Nominating and Governance Committee in the same manner as any other candidate.

Through these processes, we believe that our Nominating and Governance Committee is best positioned to assess the particular qualifications of potential director nominees and to determine whether they will represent our stockholders’ long-term interests, and we believe this proposal disregards the likelihood that proxy access would disrupt and undermine the important role of our Nominating and Governance Committee to guide the critical director nomination process.

Moreover, our current corporate governance practices already ensure the Board’s accountability to stockholders while enabling the Board to provide effective oversight and strategic direction for stockholders’ long-term benefit. For example:

•

Even though we are a “controlled company” and therefore exempt from certain board independence requirements under Nasdaq’s listing rules, we nonetheless have a majority of independent directors on our Board, and each Board committee is comprised entirely of independent directors.

•	Currently, 10 of 13 directors are independent, and only one director is a member of management.

•	Each member of our Board is elected annually and serves for a one-year term.

•	Stockholders are able to:

•	Communicate directly with non-management directors and the Board using dedicated electronic and physical mailing addresses;

•	Propose director nominees to the Nominating and Governance Committee; and

•	Submit nominations of director candidates and proposals for consideration at our annual meetings, subject to the conditions set forth in our Amended and Restated Bylaws.

•	Board members have full and unrestricted access to management and other employees.

•	The Board and each committee may hire independent legal, financial or other advisors as they deem appropriate.

In addition, the potential for regular contested director elections could be highly distracting to the Board and management and could result in other significant adverse consequences for the Company, such as encouraging short-termism with respect to managing the business or discouraging highly qualified director candidates from serving on the Board. The resulting costs to the Company would be meaningful, and therefore not in the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REQUESTING THAT OUR BOARD TAKE STEPS TO ENABLE STOCKHOLDER PROXY ACCESS

80 VIACOMCBS INC.

Other Matters

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower our printing and postage costs, stockholders who receive printed copies of our proxy materials can elect to receive future copies of these documents electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents, and you can enroll at http://enroll.icsdelivery.com/viac. You can always change your mind and resume receiving copies of these documents by mail by revisiting this website and selecting “change/cancel existing enrollment form.”

We also use a procedure approved by the SEC called “householding,” under which we are permitted to deliver a single copy of a Notice of Internet Availability (or a single set of proxy materials, if you requested a printed copy) to stockholders sharing the same address, under certain conditions, unless we receive contrary instructions from any stockholder at that address. If you wish to receive an additional copy of our proxy materials this year, you may submit a written request to 1515 Broadway, New York, NY 10036, Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, or call Investor Relations at 1-877-227-0787. You may also request copies of our proxy materials for this year and future years by submitting a request on the “Investors—Shareholder Services, Alerts & FAQs” page of our website at ir.viacomcbs.com. If you received more than one copy of the Notice of Internet Availability (or the proxy materials, if you requested a printed copy), you may request delivery of a single copy of these materials in the future through the same methods of contact noted above.

2022 Annual Meeting of Stockholders

Stockholder proposals may be submitted for inclusion in our proxy statement relating to the 2022 Annual Meeting of Stockholders, as long as they are received no later than December 3, 2021 at our principal executive offices at 1515 Broadway, New York, NY 10036-5794, Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary.

Our Amended and Restated Bylaws generally require advance written notice from a stockholder seeking to present any business or proposal, not for inclusion in next year’s proxy statement but directly at the 2022 Annual Meeting of Stockholders, including nominations of persons for election to our Board of Directors. Pursuant to the Amended and Restated Bylaws, notice must be received at our principal executive offices at 1515 Broadway, New York, NY 10036, Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, no earlier than the close of business on January 25, 2022, and no later than the close of business on February 24, 2022.

By order of the Board of Directors,

Christa A. D’Alimonte

Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice of Internet Availability of Proxy Materials, which indicates that this Notice of 2021 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, with financial statements and schedules thereto, are available at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice of Internet Availability of Proxy Materials. We will also provide a printed copy of these materials without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, ViacomCBS Inc., 1515 Broadway, New York, NY 10036-5794.

2021 PROXY STATEMENT 81

Annex A – Amended and Restated 2009 Long-Term Incentive Plan

VIACOMCBS INC.

2009 LONG-TERM INCENTIVE PLAN

ARTICLE I

GENERAL

Section 1.1 Purpose.

The purpose of the ViacomCBS Inc. 2009 Long-Term Incentive Plan, as amended and restated effective May 25, 2021 (the “Plan”), is to benefit and advance the interests of ViacomCBS Inc., a Delaware corporation (the “Company”), and its Subsidiaries (as defined below) by attracting, retaining and motivating Participants (as defined below) and to compensate Participants for their contributions to the financial success of the Company and its Subsidiaries.

Section 1.2 Definitions.

As used in the Plan, the following terms shall have the following meanings:

(a)         “Administrator” shall mean the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 1.3 hereof.

(b)         “Agreement” shall mean the written agreement and/or certificate or other documentation governing an Award under the Plan.

(c)         “Awards” shall mean any Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Dividend Equivalents, Performance Awards or Other Awards or a combination of any of the above awarded under the Plan.

(d)         “Board” shall mean the Board of Directors of the Company.

(e)         “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(f)          “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

(g)         “Committee” shall mean the Compensation Committee of the Board (or such other committee(s) as may be appointed or designated by the Board) to administer the Plan in accordance with Section 1.3 (a) hereof.

(h)         “Consultant” shall mean an individual other than an Employee who provides services to the Company or any of its Subsidiaries as a consultant or advisor.

(i)          “Date of Grant” shall mean the effective date of the grant of an Award.

(j)          “Dividend Equivalent” means a right to receive a payment based upon the value of the regular cash dividend paid on a specified number of shares of Class B Common Stock as set forth in Section 7.1 hereof. Payments in respect of Dividend Equivalents may be in cash, or, in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

(k)         “Earnings Per Share” shall have the meaning provided by GAAP.

(l)          “Eligible Person” shall have the meaning set forth in Section 1.4 hereof.

(m)       “Employee” shall mean an individual who is employed by the Company or any of its Subsidiaries.

(n)         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

(o)         “Expiration Date” shall have the meaning set forth in Section 13.2 hereof.

(p)         “Fair Market Value” of a share of Class B Common Stock on a given date shall be, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on Nasdaq or other principal stock

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exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source selected by the Company.

(q)             “Free Cash Flow” shall mean OIBDA, less cash interest, taxes paid, working capital requirements and capital expenditures.

(r)              “GAAP” shall mean generally accepted accounting principles in the United States.

(s)              “Net Earnings” shall have the meaning provided by GAAP.

(t)              “Net Earnings from Continuing Operations” shall have the meaning provided by GAAP.

(u)              “Net Revenue” shall have the meaning provided by GAAP.

(v)              “OIBDA” shall mean the Company’s Operating Income before depreciation and amortization.

(w)             “OIBDA Without Inter-Company Eliminations” shall mean the Company’s Operating Income before depreciation, amortization and inter-company eliminations.

(x)              “Operating Income” shall have the meaning provided by GAAP.

(y)              “Operating Revenue” shall have the meaning provided by GAAP.

(z)              “Option Expiration Date” shall mean the date on which the term of a Stock Option ends.

(aa)           “Other Awards” shall mean any form of award authorized under Section 7.2 hereof, other than a Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, unrestricted share of Class B Common Stock, or Dividend Equivalent.

(bb)           “Outstanding Stock Option” shall mean a Stock Option granted to a Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.

(cc)           “Participant” shall mean any Eligible Person to whom an Award has been made under the Plan.

(dd)           “Performance Award” shall mean an Award (which may consist of Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Dividend Equivalents or Other Awards, or any combination thereof) the grant, vesting, exercisability, payment and/or settlement of which is conditioned in whole or in part on the attainment of one or more Performance Targets. In addition to other terms of the Plan applicable to such Award, including, without limitation, Article II, III, IV, V or VII, as applicable, a Performance Award shall be subject to the terms and conditions set forth in Article VI.

(ee)           “Performance Metrics” shall mean the criterion or criteria that the Committee selects for purposes of establishing the Performance Target(s) for a Performance Period, which may include subjective metrics, as it deems appropriate, or relate to specified amounts, targets or objectives related to one or more of the following metrics: OIBDA; OIBDA Without Inter-Company Eliminations; Operating Income; Free Cash Flow; Net Earnings; Net Earnings from Continuing Operations; Earnings Per Share; Revenue; Net Revenue; Operating Revenue; total shareholder return; share price; return on equity; return in excess of cost of capital; profit in excess of cost of capital; return on assets; return on invested capital; net operating profit after tax; operating margin; and profit margin.

(ff)             “Performance Period” shall mean a period of time over which performance is measured as determined by the Committee in its discretion.

(gg)           “Performance Target” shall mean an amount, target or objective that is related to a Performance Metric and the attainment of which is designated as a condition to the award, vesting, exercisability, payment or settlement of a Performance Award.

(hh)           “Permanent Disability” shall, unless otherwise determined by the Committee, have the same meaning as such term or a similar term has under the long-term disability plan or policy maintained by the Company or a Subsidiary under which the Participant has coverage and which is in effect on the date of the onset of the Participant’s disability; provided, that if the Participant is not covered by a long-term disability plan or policy, “Permanent Disability” shall have the meaning set forth in Section 22(e) of the Code. Notwithstanding the foregoing, in the case of “incentive stock options” within the meaning of Section 422 of the Code, “Permanent Disability” shall always have the meaning set forth in Section 22(e) of the Code.

2021 PROXY STATEMENT 83

ANNEX A – AMENDED AND RESTATED 2009 LONG-TERM INCENTIVE PLAN

(ii)         “Reprice” shall have the meaning set forth in Section 2.5 with respect to Stock Options and in Section 3.3(f) with respect to Stand-Alone SARs.

(jj)         “Restricted Share” shall mean a share of Class B Common Stock granted to a Participant pursuant to Article IV and which is subject to the terms, conditions and restrictions as are set forth in the Plan and the applicable Agreement.

(kk)       “Restricted Share Unit” shall mean a contractual right granted to a Participant pursuant to Article V to receive, in the discretion of the Committee, shares of Class B Common Stock, a cash payment equal to the Fair Market Value of Class B Common Stock, or other securities of the Company designated by the Committee or a combination of cash, shares of Class B Common Stock or such other securities, subject to the terms and conditions set forth in the Plan and the applicable Agreement.

(ll)         “Retirement” shall, unless the Committee determines otherwise, mean the termination of a Participant’s Service (other than by reason of death or for a Termination for Cause) when the Participant is at least 55 years of age and has completed at least ten years of service (as determined pursuant to the Company’s applicable practices) with the Company and/or its Subsidiaries.

(mm)    “Revenue” shall have the meaning provided by GAAP.

(nn)      “Section 409A” shall mean Section 409A of the Code.

(oo)      “Service” shall mean (i) an Employee’s employment with the Company or any of its Subsidiaries or (ii) a Consultant’s provision of services to the Company or any of its Subsidiaries.

(pp)      “Stand-Alone SAR” shall have the meaning set forth in Section 3.3 hereof.

(qq)      “Stock Appreciation Right” shall mean a contractual right granted to a Participant pursuant to Article III to receive an amount determined in accordance with Section 3.2 or 3.3 hereof, as applicable, subject to such other terms and conditions as are set forth in the Plan and the applicable Agreement.

(rr)        “Stock Option” shall mean a contractual right granted to a Participant pursuant to Article II to purchase shares of Class B Common Stock at such time and price, and subject to such other terms and conditions, as are set forth in the Plan and the applicable Agreement. Stock Options may be “incentive stock options” within the meaning of Section 422 of the Code or nonqualified stock options, which are not intended to be treated as incentive stock options.

(ss)       “Subsidiary” shall mean a corporation or other entity with respect to which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power), provided that the Committee may also designate any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest corresponding to less than 50% of such voting power as a Subsidiary for purposes of the Plan.

(tt)        “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity all or a portion of the assets or equity of which is acquired by the Company or with which the Company merges or otherwise combines.

(uu)      “Tax-Related Items” means any federal, national, provincial, state, and/or local tax liability (including, but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes) that may be due or required by law to be withheld, and/or any employer tax liability shifted to a Participant.

(vv)       “Termination for Cause” shall mean a termination of a Participant’s Service by reason of:

(i)    “cause” as such term or a similar term is defined in any employment or consulting agreement that is in effect and applicable to the Participant at the time of the Participant’s termination of Service, or

(ii)    if there is no such employment or consulting agreement, or if such employment or consulting agreement contains no such term, unless the Committee determines otherwise, the Participant’s: (A) commission of any dishonest or fraudulent act that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company or any of its Subsidiaries; (B) conduct constituting a felony, a financial crime, embezzlement or fraud, whether or not related to the Participant’s Service; (C) willful unauthorized disclosure of confidential information; (D) failure, neglect of or refusal to substantially perform the duties of the Participant’s Service; (E) commission or omission of any other act which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially

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injurious to the financial condition or business reputation of the Company or any Subsidiary; (F) failure to comply with the written policies of the Company, including the Company’s Business Conduct Statement or successor conduct statement as they apply from time to time; (G) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to Service, after being instructed by the Company or the Participant’s employer to participate; (H) willful destruction or failure to preserve documents or other material known to be relevant to an investigation referred to in the preceding clause (G); or (I) willful inducement of others to engage in any of the conduct described in the preceding clauses (A) through (H).

(ww)          “Trading Day” means a day on which the Class B Common Stock is traded on the Nasdaq or other principal stock exchange on which the Class B Common Stock is then listed.

Section 1.3 Administration of the Plan.

(a)    Board or Committee to Administer. The Plan shall be administered by the Board or by a Committee appointed by the Board, consisting of at least two members of the Board.

(b)    Powers of the Committee.

(i)    The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding as to all matters relating to the Plan.

(ii)    The Committee shall have authority to select Participants from among the Eligible Persons specified in Section 1.4 below, to determine the type of Award to be granted, to determine the number of shares of Class B Common Stock subject to an Award or the cash amount payable in connection with an Award, to determine the terms and conditions of each Award in accordance with the terms of the Plan and to adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. Except as provided herein, the Committee shall also have the authority to amend the terms of any outstanding Award or waive any conditions or restrictions applicable to any Award; provided, however, that, subject to Sections 10.3 and 10.11 and Article XI hereof, no amendment shall materially impair the rights of the holder thereof without the holder’s consent. With respect to any restrictions in the Plan or in any Agreement that are based on the requirements of Section 422 of the Code, the rules of any exchange upon which the Company’s securities are listed, or any other applicable law, rule or restriction to the extent that any such restrictions are no longer required, the Committee shall have the discretion and authority to grant Awards that are not subject to such restrictions and/or to waive any such restrictions with respect to outstanding Awards.

(c)    Delegation by the Committee. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee and/or one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Eligible Persons (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act or (B) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) to interpret the Plan or any Award, or (iii) under Article XI hereof. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 1.3(c) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(d)    Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Agreements, as to the persons receiving Awards under the Plan and the terms and provisions of Awards under the Plan.

(e)    No Liability. Subject to applicable law: (i) no member of the Committee nor any Administrator shall be liable to any Participant or any other person for anything whatsoever in connection with the administration of the Plan except such

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person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any member of the Committee or any Administrator other than himself; and (iii) in the performance of its functions with respect to the Plan, the Committee and any Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s or the Committee’s counsel and any other party the Committee or such Administrator deems necessary, and no member of the Committee or such Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.

Section 1.4 Eligible Persons.

Individuals eligible to receive Awards under the Plan (each, an “Eligible Person”) include (a) any Employee (including any prospective employee) of the Company or any of its Subsidiaries; provided, however, that “incentive stock options” within the meaning of Code Section 422 may not be granted to Employees of any corporation or other entity in which the Company owns or controls, directly or indirectly, 50% or less of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power); and (b) to the extent designated by the Committee, any Consultant to the Company or any of its Subsidiaries. Any Award made to a prospective employee shall be conditioned upon, and effective not earlier than, such person’s becoming an Employee. Members of the Board who are not Employees will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to receive Awards under the Plan, subject to the restrictions set forth in Section 1.3(c) hereof.

Section 1.5 Class B Common Stock Subject to the Plan.

(a)    Plan Limit. Subject to adjustment under Article VIII hereof, the total number of shares of Class B Common Stock available for delivery pursuant to Awards, including pursuant to the exercise of incentive stock options, under the Plan (the “Section 1.5 Limit”) is 112,258,647 shares. The shares of Class B Common Stock subject to Awards under the Plan shall be made available from authorized but unissued Class B Common Stock, from Class B Common Stock issued and held in the treasury of the Company or, subject to such conditions as the Committee may determine, from shares beneficially owned by one or more stockholders of the Company.

(b)    Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of shares of Class B Common Stock that remain available for delivery pursuant to Awards at any time, the following rules apply:

(i)    The Section 1.5 Limit shall be reduced by the number of shares of Class B Common Stock subject to an Award and, in the case of an Award that is not denominated in shares of Class B Common Stock, the number of shares actually delivered upon payment or settlement of the Award.

(ii)    The following shall be added back to the Section 1.5 Limit and shall again be available for Awards:

(A)    shares underlying Awards or portions thereof that are settled in cash and not in shares of Class B Common Stock; and

(B)    any shares of Class B Common Stock that are subject to an Award, or any portion of an Award, which for any reason expires or is cancelled, forfeited, or terminated without having been exercised or paid.

(iii)    Anything to the contrary in this Section 1.5(b) notwithstanding,

(A)    (1) shares of Class B Common Stock delivered to the Company by a Participant to purchase shares of Class B Common Stock upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the withholding obligation), and (2) shares of Class B Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award, in either instance shall not be added back to the Section 1.5 Limit; and

(B)    upon the exercise of a Stock Option or Stock Appreciation Right settled in shares of Class B Common Stock, the number of shares subject to the Stock Option or Stock Appreciation Right (or portion thereof) that is then being exercised shall be counted against the Section 1.5 Limit, regardless of the number of shares of Class B Common Stock actually delivered in settlement of the Stock Option or Stock Appreciation Right (or portion thereof) upon exercise.

(iv)    Any shares of Class B Common Stock underlying Substitute Awards shall not be counted against the Section 1.5 Limit.

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Section 1.6 Agreements.

The Committee shall determine and set forth in an Agreement the terms and conditions of each Award (other than an Award of unrestricted Class B Common Stock). The Agreement shall include any vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, the effects of termination of Service, cancellation of the Award under specified circumstances, restrictions on transfer), and shall be delivered or otherwise made available to the Participant.

ARTICLE II

PROVISIONS APPLICABLE TO STOCK OPTIONS

Section 2.1 Grants of Stock Options.

The Committee may from time to time grant Stock Options to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. All Options when granted under the Plan are intended to be nonqualified stock options, unless the applicable Agreement expressly states that the Option is intended to be an incentive stock option.

Section 2.2 Exercise Price.

The Committee shall establish the per share exercise price of each Stock Option; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stock Option that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant, provided that such substitution complies with applicable laws and regulations, including the listing requirements of Nasdaq and Section 409A or Section 424 of the Code, as applicable. The exercise price of any Stock Option will be subject to adjustment in accordance with the provisions of Article VIII hereof.

Section 2.3 Exercise of Stock Options.

(a)    Exercisability. Unless the Committee has determined or determines otherwise, Stock Options shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stock Options, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stock Options and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his or her Stock Options.

(b)    Option Period. For each Stock Option granted, the Committee shall specify the period during which the Stock Option may be exercised; provided, however, that no Stock Option shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stock Option’s exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stock Option may be exercised up to and including the last Trading Day before such date.

(c)    Registration Restrictions. A Stock Option shall not be exercisable, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stock Option or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stock Option, and the shares of Class B Common Stock subject to such Stock Option have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee that such registration or qualification is not required. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stock Option is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stock Option, such Stock Option shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

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(d)    Exercise in the Event of Termination of Service.

(i)    Termination Other than for Cause; Termination due to Retirement, Death or Permanent Disability. Except as otherwise provided in this Section 2.3(d) or as the Committee has determined or determines otherwise, the following shall apply:

(A)    subject to clauses (B), (C), and (D) below, if a Participant’s Service ceases by reason of voluntary termination by the Participant or termination by the Company or any of its Subsidiaries other than for Cause, the Participant’s Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of six months after the date of such termination or the Option Expiration Date;

(B)    if a Participant’s Service ceases by reason of the Participant’s Retirement, the Participant may exercise his or her outstanding Stock Options to the extent exercisable on the date of Retirement until the Option Expiration Date;

(C)    if a Participant’s Service ceases by reason of the Participant’s Permanent Disability, the Participant’s Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of three years after such date or the Option Expiration Date; or

(D)    if a Participant dies, the Participant’s Outstanding Stock Options may be exercised to the extent exercisable at the date of death by (i) the Participant’s beneficiary, if the Company has adopted procedures whereby Participants may designate a beneficiary and the Participant has done so, or (ii) if the Company has not adopted such procedures or the Participant has not designated a beneficiary, by the person or persons who acquired the right to exercise such Stock Options by will or the laws of descent and distribution, in either such case until the earlier of two years after the date of death or the Option Expiration Date.

Except as otherwise provided in this Section 2.3(d) or as the Committee has determined or determines otherwise, upon the occurrence of an event described in clause (A), (B), (C) or (D) of this Section 2.3 (d), all rights with respect to Stock Options that are not vested as of such event will be relinquished.

(ii)    Termination for Cause. If a Participant’s Service ends due to a Termination for Cause then, unless the Committee in its discretion determines otherwise, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.

Section 2.4 Payment of Purchase Price Upon Exercise.

Shares purchased through the exercise of a Stock Option shall be paid for in full on or before the settlement date for the shares of Class B Common Stock delivered pursuant to the exercise of the Stock Option. Payment shall be made in cash or, to the extent permitted in the discretion of the Committee, through delivery or attestation of shares of Class B Common Stock or other securities of the Company designated by the Committee, in a combination of cash, shares or such other securities or in any other form of valid consideration that is acceptable to the Committee in its discretion. If the Agreement so provides, such exercise price may also be paid in whole or in part using a net share settlement procedure (i.e., through the withholding of shares subject to the Stock Option with a value equal to the exercise price). In accordance with the rules and procedures established by the Committee for this purpose, a Stock Option may also be exercised through a “cashless exercise” procedure, involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the exercise price of the Option.

Section 2.5 No Repricing of Stock Options.

The Committee may not Reprice any Stock Option without stockholder approval. “Reprice” means any of the following or any other action that has the same effect at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock: (i) amending a Stock Option to reduce its exercise price, (ii) canceling a Stock Option in exchange for a Stock Option, Restricted Share or other equity award, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 2.5 shall prevent the Committee from making adjustments pursuant to Article VIII hereof.

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ARTICLE III

PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS

Section 3.1 Stock Appreciation Rights.

The Committee may from time to time grant Stock Appreciation Rights to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. The Committee may grant Stock Appreciation Rights alone or in tandem with Stock Options.

Section 3.2 Stock Appreciation Rights Granted in Tandem with Stock Options.

A Stock Appreciation Right granted in tandem with a Stock Option may be granted either at the time of the grant of the Stock Option or by amendment at any time prior to the exercise, expiration or termination of such Stock Option. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Stock Option and shall be exercisable only at such times and to such extent as the related Stock Option. A tandem Stock Appreciation Right shall entitle the holder to surrender to the Company all or a portion of the related Stock Option unexercised and receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of the shares of Class B Common Stock subject to such Stock Option, determined as of the day preceding the surrender of such Stock Option, over the aggregate exercise price of the Stock Option (or of the portion of the Stock Option so surrendered). Such amount shall be paid in cash, or in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

Section 3.3 Stand-Alone Stock Appreciation Rights.

Stock Appreciation Rights granted alone (that is, not in tandem with Stock Options) (“Stand-Alone SARs”) shall be subject to the provisions of this Section 3.3 and such other terms and conditions as the Committee shall establish at or after the time of grant and set forth in the applicable Agreement.

(a)    Exercise Price. The Committee shall establish the per share exercise price of each Stand-Alone SAR; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stand-Alone SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant provided that such substitution complies with applicable laws and regulations, including the listing requirements of Nasdaq and Section 409A, as applicable. The exercise price of any Stand-Alone SAR will be subject to adjustment in accordance with the provisions of Article VIII hereof.

(b)    Exercisability of Stand-Alone SARs. Unless the Committee has determined or determines otherwise, Stand-Alone SARs shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stand-Alone SARs, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stand-Alone SARs and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his or her Stand-Alone SARs.

(c)    Period of Exercise. For each Stand-Alone SAR granted, the Committee shall specify the period during which the Stand-Alone SAR may be exercised; provided, however, that no Stand-Alone SAR shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stand-Alone SAR’s exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stand-Alone SAR may be exercised up to and including the last Trading Day before such date.

(d)    Registration Restrictions. A Stand-Alone SAR shall not be exercisable for shares of Class B Common Stock, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stand-Alone SAR for shares of Class B Common Stock or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stand-Alone SAR, and the shares of Class B Common Stock subject to such Stand-Alone SAR have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee,

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provides an opinion of counsel satisfactory to the Committee, that such registration or qualification is not required as a result of the availability of an exemption from registration or qualification under such laws. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stand-Alone SAR is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stand-Alone SAR, such Stand-Alone SAR shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(e)    Exercise in the Event of Termination of Service. Unless the Committee has determined or determines otherwise, in the event that (i) the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the voluntary termination by the Participant or the termination by the Company or any of its Subsidiaries other than for Cause, (ii) the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the Participant’s Retirement, (iii) the Permanent Disability of the Participant occurs, (iv) a Participant dies during a period during which his or her Stand-Alone SARs could have been exercised by him or her, or (v) the Participant’s Service with the Company or any of its Subsidiaries ends due to a Termination for Cause, then, in each of the foregoing cases (i) through (v), the Participant’s Stand-Alone SARs may be exercised to the extent that, and for the period during which, Stock Options awarded to the Participant would be exercisable pursuant to Section 2.3(d).

(f)    No Repricing of Stand-Alone SARs. The Committee may not Reprice any Stand-Alone SAR without stockholder approval. “Reprice” means any of the following or any other action that has the same effect at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock: (i) amending a Stand-Alone SAR to reduce its exercise price, (ii) canceling a Stand-Alone SAR in exchange for a Stand-Alone SAR, Restricted Share or other equity award, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 3.3(f) shall prevent the Committee from making adjustments pursuant to Article VIII hereof.

ARTICLE IV

PROVISIONS APPLICABLE TO RESTRICTED SHARES

Section 4.1 Grants of Restricted Shares.

The Committee may from time to time grant Restricted Shares to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 4.2 Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Shares granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Restricted Shares and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 4.3 Rights and Restrictions Governing Restricted Shares.

The Participant shall have all rights of a holder as to Restricted Shares granted hereunder, including, to the extent applicable, the right to receive dividends and to vote; provided, however, that unless the Committee has determined or determines otherwise: (a) the Participant shall not be registered on the books and records of the Company as a stockholder until such shares have vested; and (b) none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested. Notwithstanding anything herein to the contrary, any dividends payable in connection with Restricted Shares shall be credited or accumulated as determined by the Committee while the Restricted Shares are unvested, but payment shall not be made unless and until the Restricted Shares vest, and any such dividends shall therefore be subject to the same risk of forfeiture as the underlying Restricted Shares. Subject to the foregoing, the Committee may make any dividend payments subject to further vesting, deferral, restrictions on transfer or other conditions; any such terms and conditions applicable to dividend payments will be set forth in the applicable Agreement.

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Section 4.4 Acceleration of Vesting and Removal of Restrictions.

Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Shares vest. Also, the Committee may, in its discretion, remove any other restrictions on Restricted Shares whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the Class B Common Stock is listed or other changes in circumstances arising after the Date of Grant, such action is appropriate.

Section 4.5 Delivery of Restricted Shares.

On the date on which Restricted Shares vest, all restrictions contained in the Agreement covering such Restricted Shares and in the Plan shall lapse. Restricted Shares awarded hereunder may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 4.6 Termination of Service.

Unless the Committee has determined or determines otherwise, if the Participant’s Service terminates for any reason (including, without limitation, by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Cause, Termination for Cause, the Participant’s Retirement, or the Participant’s death or Permanent Disability) prior to the date or dates on which Restricted Shares vest, the Participant shall forfeit all unvested Restricted Shares as of the date of such event.

Section 4.7 Grants of Unrestricted Shares.

The Committee may from time to time, in its discretion, make Awards of unrestricted shares of Class B Common Stock to Eligible Persons.

ARTICLE V

PROVISIONS APPLICABLE TO RESTRICTED SHARE UNITS

Section 5.1 Grants of Restricted Share Units.

The Committee may from time to time grant Restricted Share Units to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. Each Restricted Share Unit shall correspond to one share of Class B Common Stock.

Section 5.2 Vesting.

The Committee shall establish the vesting schedule applicable to Restricted Share Units granted hereunder, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Restricted Share Units and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.

Section 5.3 Acceleration of Vesting.

Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Share Units vest.

Section 5.4 Settlement of Restricted Share Units.

Upon vesting or such later date as the Committee may determine (in accordance with the requirements of, or an exemption from, Section 409A), Restricted Share Units will be settled, at the discretion of the Committee, in shares of

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Class B Common Stock, in cash equal to the Fair Market Value of the shares subject to such Restricted Share Units, in other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities. Shares of Class B Common Stock delivered in settlement of Restricted Share Units may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book- entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

Section 5.5 Termination of Service.

Unless the Committee has determined or determines otherwise, if the Participant’s Service terminates for any reason (including without limitation by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Cause, Termination for Cause, the Participant’s Retirement, or the Participant’s death or Permanent Disability) prior to the date or dates on which Restricted Share Units vest, the Participant shall forfeit all unvested Restricted Share Units as of the date of such event.

ARTICLE VI

PERFORMANCE AWARDS

Section 6.1 Grants of Performance Awards.

The Committee may from time to time grant Awards which constitute Performance Awards to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.

Section 6.2 Performance Metrics.

Unless the Committee has determined or determines otherwise, the grant, vesting, payment, settlement and/or exercisability of Performance Awards shall be conditioned, in whole or in part, on the attainment of one or more Performance Targets over a Performance Period. The Committee may establish Performance Targets related to one or more Performance Metrics. The Performance Targets may be established in terms of objectives that are related to the individual Participant or that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected reference companies or a market index.

Section 6.3 Termination of Service.

Except as otherwise provided in Section 2.3(d), 4.6 or 5.5, as applicable, the treatment of Performance Awards in the event of a Participant’s termination of Service shall be set forth in the Agreement setting forth the terms and conditions of the relevant Performance Awards.

Section 6.4 Adjustment of Calculation of Performance Targets.

The Committee retains the right to reduce (including to zero) any Award such that the amount of the Award is less than the maximum amount that could be paid based on the degree to which the Performance Targets related to such Award were attained. Further, the Committee, in its discretion, may make any adjustments or modifications as it determines to be appropriate or necessary to prevent reduction or enlargement of the Participant’s rights with respect to the Participant’s Performance Awards, including, without limitation, to reflect other extraordinary events or circumstances that occur and that have the effect, as determined by the Committee, of distorting the applicable Performance Targets. All determinations that the Committee makes pursuant to this Section 6.4 shall be conclusive and binding on all persons for all purposes.

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ARTICLE VII

DIVIDEND EQUIVALENTS AND OTHER AWARDS

Section 7.1 Dividend Equivalents.

The recipient of an Award other than a Stock Option or Stock Appreciation Right (including, without limitation, any Award deferred pursuant to Article IX) may, subject to the provisions of this Plan and any Agreement or if so determined by the Committee in its discretion, be entitled to receive, currently or on a deferred basis, interest or dividends or Dividend Equivalents, with respect to the number of shares of Class B Common Stock covered by such Award, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Class B Common Stock or otherwise reinvested. Notwithstanding anything herein to the contrary, any Dividend Equivalents shall be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related Award.

Section 7.2 Other Awards.

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. Other Awards may also include cash payments under the Plan which may be based on one or more criteria determined by the Committee that are unrelated to the value of Class B Common Stock and that may be granted in tandem with, or independent of, Awards granted under the Plan.

Section 7.3 Substitute Awards.

Notwithstanding any terms or conditions of the Plan to the contrary, Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of Service, as the awards that they replace.

ARTICLE VIII

EFFECT OF CERTAIN CORPORATE CHANGES

In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off, split-off or recapitalization that changes the character, value or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to (i) the number and kind of securities subject to any outstanding Award, (ii) the exercise price or purchase price, if any, of any outstanding Award and (iii) the maximum number and kind of securities referred to in Sections 1.5(a) and (b) of the Plan, in each case, as it deems appropriate. Upon the occurrence of any such event, the Committee may, in its discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. All determinations that the Committee makes pursuant to this Article VIII shall be conclusive and binding on all persons for all purposes. A Participant’s participation in the Plan or receipt of an Award does not create any entitlement to have his or her Awards or any other related benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Class B Common Stock.

ARTICLE IX

DEFERRAL PROVISIONS

The Committee may establish procedures pursuant to which the payment of any Award may be deferred. To the extent an Award or any deferral of the payment of any Award constitutes a deferral of compensation subject to Section 409A, the Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made. The Company’s obligation to pay deferred Awards pursuant to this Article IX shall be reflected on its books as a general, unsecured and unfunded obligation, and the rights of a Participant or his or her designated beneficiary to receive payments from the Company as a result of a deferral made pursuant to this Article IX are solely those of a general, unsecured creditor. The Company shall not be required to create a trust or otherwise set aside assets in respect of its obligations hereunder, and a Participant or designated beneficiary shall have no interest whatsoever, vested or contingent, in any particular assets of the Company.

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ARTICLE X

MISCELLANEOUS

Section 10.1 No Rights to Awards or Continued Service.

Nothing in the Plan or in any Agreement, nor the grant of any Award under the Plan, shall confer upon any individual any right to be employed or engaged by or to continue in the Service of the Company or any Subsidiary, or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement, including the right to receive any future Awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate such individual’s Service at any time for any reason.

Section 10.2 Restriction on Transfer.

The rights of a Participant with respect to any Award shall be exercisable during the Participant’s lifetime only by the Participant and shall not be transferable by the Participant to whom such Award is granted, except by will or the laws of descent and distribution, provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its discretion, impose.

Section 10.3 Foreign Awards and Rights.

Notwithstanding any provision of the Plan to the contrary, to comply with securities, exchange control, labor, tax or other applicable laws, rules or regulations in countries outside of the United States in which the Company and its Subsidiaries operate or have Employees, Consultants or directors, and/or for the purpose of taking advantage of tax favorable treatment for Awards granted to Participants in such countries, the Committee, in its sole discretion, shall have the power and authority to (i) amend or modify the terms and conditions of any Award granted to a Participant; (ii) establish, adopt, interpret, or revise any rules and procedures to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitation contained in Section 1.5 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, tax withholding procedures, restrictions on the sale of shares of Class B Common Stock of the Company, and on the handling of any stock certificates or other indicia of ownership. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may modify Article VIII of the Plan to the extent necessary to comply with the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the U.S. Securities Act of 1933, as amended, the Exchange Act, the Code, any securities law or governing statute.

Section 10.4 Taxes.

The Company or any Subsidiary shall have the authority and right to deduct or withhold or require a Participant to remit to the Company or any Subsidiary, an amount it determines sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of shares of Class B Common Stock of the Company underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; (iii) withholding taxes through a net share settlement procedure or through a “cashless exercise” procedure as described in Section 2.4; or (iv) in the Committee’s sole discretion and in satisfaction of the foregoing requirement, withholding shares of Class B Common Stock of the Company otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value sufficient to cover the amount required to be withheld, as determined by the Company using rates of up to the maximum applicable rate in a participant’s jurisdiction. No shares of Class B Common Stock of the Company shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholding obligations

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with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan. To the extent permitted by the Committee, any Participant who makes an election under Section 83(b) of the Code to have his or her Award taxed in accordance with such election must give notice to the Company of such election immediately upon making a valid election in accordance with the rules and regulations of the Code. Any such election must be made in accordance with the rules and regulations of the Code.

Section 10.5 Stockholder Rights.

Except as described in Section 4.3, no Award under the Plan shall entitle a Participant or a Participant’s beneficiary, estate or permitted transferee to any rights of a holder of the shares of Class B Common Stock of the Company subject to any Award until the Participant, the Participant’s beneficiary or estate or the permitted transferee is registered on the books and records of the Company as a stockholder with respect to such shares (or, where shares are permitted to be held in “street” name by a broker designated by a Participant or a Participant’s beneficiary, estate or permitted transferee, until such broker has been so registered).

Section 10.6 No Restriction on Right of Company to Effect Corporate Changes.

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any delivery of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stock whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 10.7 Source of Payments.

The general funds of the Company shall be the sole source of cash settlements of Awards under the Plan and the Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent a person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 10.8 Exercise Periods Following Termination of Service.

For the purposes of determining the dates on which Awards may be exercised following a termination of Service or following death or Permanent Disability of a Participant, the day following the date of such event shall be the first day of the exercise period and the Award may be exercised up to and including the last Trading Day falling within the exercise period. Thus, if the last day of the exercise period is not a Trading Day, the last date an Award may be exercised is the last Trading Day before the end of the exercise period.

Section 10.9 Breach of Agreements.

The Committee may include in any Agreement a provision authorizing the Company to recover from a Participant Awards and/or amounts realized upon exercise, payment or settlement, as the case may be, of Awards made under the Plan in such circumstances as the Committee may prescribe in its discretion.

Section 10.10 Service with Subsidiary.

Unless the Committee has determined or determines otherwise, the Service of a Participant who works for a Subsidiary shall terminate, for Plan purposes, on the date on which the Participant’s employing company ceases to be a Subsidiary.

Section 10.11 Section 409A.

The intent of the parties is that payments and the settlement of Awards under the Plan comply with Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance therewith. Notwithstanding anything herein to the contrary, if a Participant is deemed on the date of his or her “separation from

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service” (as determined by the Company pursuant to Section 409A) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A), and any portion of the Participant’s Awards that constitutes deferred compensation within the meaning of Section 409A is scheduled to be paid or settled, as the case may be, upon the Participant’s separation from service or during the six-month period thereafter, then such payment or settlement, as the case may be, shall not occur prior to the earlier of (i) the six-month anniversary of the date of the Participant’s separation from service or (ii) the date of the Participant’s death (the “Delay Period”). All payments and settlements delayed pursuant to this Section 10.11 shall be paid or settled, as the case may be, within 30 days following the end of the Delay Period, less any applicable withholdings, and any remaining payments and settlements regularly scheduled to occur after the end of the Delay Period shall be paid or distributed in accordance with the payment or settlement schedule specified for them. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.

Section 10.12 Non-Exempt Employees.

Unless otherwise determined by the Committee, no Option or SAR shall be granted to any Employee who is a “non-exempt employee” for purposes of the Fair Labor Standards Act of 1938, as amended, which is first exercisable for any shares of Stock within six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay, and the provisions of this Section 10.12 will apply to all such applicable Awards and are hereby incorporated by reference into such Agreements.

Section 10.13 Electronic Delivery.

Any reference herein to a written agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) and/or posted on a website specified by the Company that the Participant is permitted to access.

Section 10.14 Exchange Rates.

Neither the Company nor any Subsidiary shall be liable to a Participant for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Participant’s Award or of any amounts due to the Participant pursuant to the settlement of the Award or, if applicable, the subsequent sale of any shares of Class B Common Stock acquired upon settlement.

Section 10.15 Third-Party Administration.

In connection with a Participant’s participation in the Plan, the Company may use the services of a third-party administrator, including a brokerage firm administrator, and the Company may provide this third-party administrator with personal information about a Participant, including his or her name, social security or other tax identification number and address, as well as the details of each Award, and this third-party administrator may provide information to the Company and its Subsidiaries concerning the exercise of a Participant’s rights and account data as it relates to the administration of Awards granted under the Plan.

ARTICLE XI

AMENDMENT AND TERMINATION

The Board may alter, amend, suspend or terminate the Plan at any time, in whole or in part; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of Nasdaq or other principal stock exchange on which the Class B Common Stock is listed. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been made, materially adversely affect the rights of such Participant in such Award.

Notwithstanding the foregoing or any provision herein to the contrary, the Committee shall have broad authority to amend the Plan or any outstanding Award under the Plan without the approval of the Participant to the extent the Committee deems necessary or appropriate (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations; or (ii) to avoid adverse tax consequences to any person under Section 409A with respect to any Award, even if such amendment would otherwise be detrimental to such person.

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ARTICLE XII

INTERPRETATION

Section 12.1 Governmental Regulations.

The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities, including, without limitation, any rules or regulations promulgated under or issued pursuant to the Dodd- Frank Wall Street Reform and Consumer Protection Act.

Section 12.2 Headings.

The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 12.3 Governing Law.

The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

ARTICLE XIII

EFFECTIVE DATE AND EXPIRATION DATE

Section 13.1 Effective Date.

The Plan was originally effective as of February 21, 2008 and was amended and restated as of May 23, 2013 and December 11, 2018. This third amendment and restatement of the Plan shall be effective subject to, and as of the date of, approval by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders of the Company.

Section 13.2 Final Date for Awards.

Unless previously terminated pursuant to Article XI, the Plan shall expire at midnight on the day prior to the date of the 2031 Annual Meeting of Stockholders of the Company (the “Expiration Date”), and no further Awards may be granted under the Plan on or after the date of such meeting. The Expiration Date will not affect the operation of the terms of the Plan or the Company’s and Participants’ rights and obligations with respect to Awards granted on or prior to the Expiration Date.

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VIACOMCBS 1515 BROADWAY NEW YORK, NY 10036 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on May 24, 2021 (May 20, 2021 for 401(k) Plan participants). Have this proxy card in hand when you access the website and follow the instructions. During The Meeting - Go to www.virtualshareholdermeeting.com/VIAC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on May 24, 2021 (May 20, 2021 for 401(k) Plan participants). Have this proxy card in hand when you call and then follow the recorded instructions. Your Internet or telephone vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by the Internet or telephone, there is no need for you to return this proxy card. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to ViacomCBS Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 25, 2021. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D39500-P50945 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VIACOMCBS INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED DIRECTOR NOMINEES. 1. The election of 13 directors: Nominees: 1a. Robert M. Bakish 1b. Candace K. Beinecke 1c. Barbara M. Byrne 1d. Brian Goldner 1e. Linda M. Griego 1f. Robert N. Klieger 1g. Judith A. McHale 1h. Ronald L. Nelson 1i. Charles E. Phillips, Jr. 1j. Shari E. Redstone 1k. Susan Schuman 1l. Nicole Seligman 1m. Frederick O. Terrell For Against Abstain [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” MATTERS 2 AND 3. 2. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2021. 3. Approval of an amendment and restatement of the Company’s 2009 Long-Term Incentive Plan. For Against Abstain [    ] [    ] [    ] [    ] [    ] [    ] THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” MATTER 4. 4. Stockholder proposal requesting that the Company’s Board of Directors take steps to enable stockholder proxy access. For Against Abstain [    ] [    ] [    ] Please sign exactly as your name or names appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice of Annual Meeting and Proxy Statement, Form 10-K and Letter to Stockholders are available at www.proxyvote.com. D39501-P50945 VIACOMCBS 1515 Broadway New York, NY 10036 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2021 The undersigned stockholder(s) hereby appoint(s) each of ROBERT M. BAKISH and CHRISTA A. D’ALIMONTE, as proxy holders, each with the power to appoint his or her substitute, and authorize(s) each of them individually to represent and to vote all of the shares of Class A Common Stock of ViacomCBS Inc. that the stockholder(s) is/are entitled to vote at the 2021 Annual Meeting of Stockholders to be held at 9:30 A.M., Eastern Daylight Time, on Tuesday, May 25, 2021, by live webcast at www.virtualshareholdermeeting.com/VIAC2021, and at any adjournments or postponements thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIACOMCBS INC. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). The close of business on March 26, 2021 has been fixed as the record date for determining the record holders of shares of ViacomCBS Inc. Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours by calling Investor Relations at 1-877-227-0787. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR matters (1), (2) and (3) and AGAINST matter (4). Therefore, unless otherwise specified, the votes represented by this proxy will be cast FOR matters (1), (2) and (3) and AGAINST matter (4). The proxy holders shall vote as directed herein and in their discretion on all other matters as may properly come before the meeting, or any adjournment or postponement thereof. Attention participants in the 401(k) Plans: If shares of ViacomCBS Inc. Class A Common Stock are held through a 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Daylight Time, on Thursday, May 20, 2021, so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of ViacomCBS Inc. Class A Common Stock held in a 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.